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EXHIBIT 2.1

QUANEX CORPORATION

QUANEX FOUR, INC.

MIKRON INDUSTRIES, INC.

THE SHAREHOLDERS OF MIKRON INDUSTRIES, INC.

MERGER AGREEMENT

Dated as of December 9, 2004

i

Schedule 1.3(b)	Employee Payments
Schedule 1.4(b)	Designated Note
Schedule 1.4(d)	Shareholder Notes
Schedule 1.6(a)	Estimated Working Capital
Schedule 2.1	Company Disclosure Schedule
Schedule 2.1.1(b)	Company Subsidiaries
Schedule 2.1.2	Company Shares
Schedule 2.1.4(a)	Licenses
Schedule 2.1.5	Company Financial Statements
Schedule 2.1.6	Material Adverse Change
Schedule 2.1.7(i)	Contracts
Schedule 2.1.8	Proceedings
Schedule 2.1.9	Employee Benefit Plans
Schedule 2.1.10	Certain Agreements
Schedule 2.1.11	Proceedings
Schedule 2.1.12	Permitted Liens
Schedule 2.1.13(a)	Owned Properties
Schedule 2.1.13(b)	Leased Properties
Schedule 2.1.15(a)	Registered Intellectual Property
Schedule 2.1.15(a)(i)	Licenses and Agreements
Schedule 2.1.15(b)	Deviating Company IP Contracts
Schedule 2.1.15(c)	Exceptions to IP Title
Schedule 2.1.15(d)(vii)	Maintenance of Company Intellectual Property
Schedule 2.1.15(f)	Intellectual Property Infringement
Schedule 2.1.15(g)	Intellectual Property Rights
Schedule 2.1.15(g)(iv)	Standard Form of Infringement Indemnity
Schedule 2.1.16	Insurance and Banking Facilities
Schedule 2.1.17	Major Contracts
Schedule 2.1.17(o)	IP Development Contracts
Schedule 2.1.19	Customers and Vendors
Schedule 2.1.21	Inventory
Schedule 2.1.33	Certain Information Provided by the Company
Schedule 3.9	Certain Distributed Items
Exhibits
Exhibit A	Merger Documents
Exhibit B	Escrow Agreement
Exhibit C	One-Day Notes
Exhibit D	Pledge Agreement
Exhibit E	Further Working Capital, Inventory, Counting and Valuation Procedures
Exhibit F	Noncompetition Agreements
Exhibit G	Lease Extensions

INDEX OF DEFINED TERMS

Page
338(h)(10) Agreement	7
Aboveground Storage Tank	25
Accounting Arbitrator	5
Aggregate Excess Allocation	8
Agreed Rate	6
Agreement	1
Applicable Laws	12
Assets	22
Audited Financial Statements	13
Business Employee	18
Buyer	1
Buyer Indemnified Parties	41
Buyer's Purchase Price Calculation	5
Cash	2
CERCLA	25
Charter Documents	11
Claim Notice	42
Close of Business	2
Closing	2
Closing Balance Sheet	4
Closing Date	2
Closing Schedule	4
Code	14
Common Stock	11
Company	1
Company Common Stock	17
Company ERISA Affiliate	20
Company Financial Statements	13
Company Intellectual Property	30
Company IP Contract	30
Company Required Statutory Approvals	13
Company Shares	11
Company Subsidiaries	10
Confidentiality Agreement	50
Consent	13
Contract	30
Control	35
Current Balance Sheet	13
Current Financial Statements	13
Date of Agreement	1
Debt	3
Designated Claim	41
Designated Holder	40
Designated Note	3
Designated Officer	47
Designated Subsidiary	10
Determination Materials	5
Effective Time	1
Employee Payments	2

Enterprise Value	2
Environmental Laws	25
Environmental Licenses	25
ERISA	19
Escrow Agent	3
Escrow Agreement	3
Escrow Amount	3
Exchange Act	14
Final Purchase Price Calculation	5
Fixed Assets	22
GAAP	5
General Threshold Amount	44
Governmental Entity	13
Hazardous Substances	25
Income Taxes	16
Incremental Tax Cost	8
Intellectual Property	31
Intellectual Property Rights	31
IRS	19
Knowledge of the Company	10
Leased Properties	23
Liabilities	37
Licenses	13
Liens	21
Losses	41
Major Contracts	32
Material Adverse Effect on the Business Condition	11
Merger	1
Merger Documents	1
MikronWood	3
Noncompetition Agreements	41
Objection	5
One-Day Notes	3
Orders	13
Owned Properties	22
Parties	1
Payment Certificate	42
Per Share Conversion Payment	2
Permitted Liens	21
Person	15
Plan	19
Pre-Closing Tax Period	47
Proceeding	21
Pro Rata Share	4
Prudential Debt	3
Purchase Price	2
Purchase Price Allocation	8
Reconciliation Deadline	5
Registered IP	31
Related Party	35
Reserved Common Stock	11

Return Periods	15
Section 338(h)(10) Agreement	7
Section 338(h)(10) Election	7
Series A Common Stock	11
Series B Common Stock	11
Series C Common Stock	11
Shareholder Notes	3
Shareholders	1
Shareholders Representative	46
Shareholders Representative's Purchase Price Calculation	4
Straddle Period	47
Special Indemnity Claim	42
Special Threshold Amount	44
Sub	1
Surviving Corporation	1
Target Working Capital	2
Tax	16
Tax Returns	16
Tax Sharing Agreements	8
Taxes	16
Transactional Expenses	3
WBCA	1
Working Capital	4
Written Demand	47

v

MERGER AGREEMENT

        THIS MERGER AGREEMENT (this "Agreement") is made effective as of December 9, 2004 ("Date of Agreement"), by and among QUANEX CORPORATION, a Delaware corporation ("Buyer"), QUANEX FOUR, INC., a Delaware corporation and wholly owned subsidiary of Buyer ("Sub"), MIKRON INDUSTRIES, INC., a Washington corporation (the "Company"), and Jeffrey S. Sandwith, Susan Sandwith Crader, David A. Sandwith, Mark A. Sandwith, The W. Ronald Sandwith Special Purpose Revocable Trust pursuant to Indenture of Trust dated February 21, 2003, Jeffrey Sandwith, trustee, The Perpetual Asset Shield Trust FBO Jeffrey S. Sandwith pursuant to Indenture of Trust dated August 31, 2004, Jeffrey S. Sandwith, family trustee, The Perpetual Asset Shield Trust FBO Mark A. Sandwith pursuant to Indenture of Trust dated August 31, 2004, Mark A. Sandwith, family trustee, The Perpetual Asset Shield Trust FBO David A. Sandwith pursuant to Indenture of Trust dated August 31, 2004, David A. Sandwith, family trustee, and The Perpetual Asset Shield Trust FBO Susan Sandwith Crader pursuant to Indenture of Trust dated August 31, 2004, Susan Sandwith Crader, family trustee (collectively, the "Shareholders"). Buyer, Sub, and Shareholders are sometimes referred to collectively herein as the "Parties."

        INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Buyer, Sub, the Company and the Shareholders hereby agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    Concurrently with the execution and delivery of this Agreement, Sub is being merged with and into the Company. Articles of Merger, the related Plan of Merger, and any other required documents (collectively, the "Merger Documents"), substantially in the form attached as Exhibit A, have been duly prepared, executed, and acknowledged by the Company and Sub, and delivered to the Secretary of State of Washington and the Secretary of State of the State of Delaware, as applicable, for filing, as provided in the Washington Business Corporation Act (the "WBCA") and the Delaware General Corporation Law. The merger effected by the Merger Documents ("the "Merger") shall become effective at such time as the Merger Documents have been filed with the Secretary of State of Washington and the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Merger Documents (the "Effective Time").

        1.2    Effects of the Merger.    At the Effective Time: (i) Sub shall be merged with and into the Company (the Company as survivor after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of the Company, with such changes as provided for in the Merger Documents, shall be the Articles of Incorporation of the Surviving Corporation until duly amended, (iii) the Bylaws of Sub shall be the Bylaws of the Company until duly amended, (iv) the directors of Sub shall be the directors of the Surviving Corporation, (v) the officers of Sub shall be the officers of the Surviving Corporation, (vi) each issued Company Share (as defined at Section 2.1.2) outstanding immediately prior to the Effective Time shall be converted into the right to receive the consideration provided for at Section 1.3, shall cease to represent capital stock of the Company, and shall be cancelled, extinguished and retired, (vii) each issued share of common stock of Sub outstanding immediately prior to the Effective Time shall be converted into a share of Common Stock (as defined at Section 2.1.2) of the Company and all of the issued and outstanding capital stock of Sub shall become all of the issued and outstanding capital stock of the Surviving Corporation, and (viii) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

        1.3    Merger Consideration and Purchase Price.

          (a)   In accordance with Section 1.2, each issued and outstanding Company Share shall, as of the Effective Time, by virtue of the Merger, be converted, without any action on the part of the holders thereof, into the right to receive that portion of the Purchase Price, when and as payable in accordance with the terms of this Agreement, determined by dividing the Purchase Price (as defined at Section 1.3(b)) by the aggregate number of Company Shares issued and outstanding at the Closing (as defined at Section 1.4(a)) (the "Per Share Conversion Payment"). For avoidance of doubt, the same Per Share Conversion Payment shall be due in respect of both Company Shares that are Series A Common Stock and Company Shares that are Series B Common Stock (as defined at Section 2.1.2).

          (b)   Buyer and Sub are, concurrently with the execution and delivery of this Agreement, paying as consideration by virtue of the Merger an amount (such amount, as adjusted pursuant to the provisions of this Agreement, "Purchase Price") determined as follows:

              (i)  Two Hundred Four Million Five Hundred Twenty-five Thousand Dollars ($204,525,000) (the foregoing amount, the "Enterprise Value") minus (v) the estimated amount of Debt (as defined at Section 1.4) of the Company outstanding as of 11:59 P.M. Pacific Standard Time on the Closing Date (as defined in Section 1.4(a)) (the "Close of Business"), and minus (w) the estimated amount of Transactional Expenses (as defined at Section 1.4) outstanding or accrued but not paid as of the Close of Business, and minus (x) those payments required to be made to any employees of the Company and the Company Subsidiaries as a result of the transactions described in this Agreement, as further identified at Schedule 1.3(b) ("Employee Payments") and plus (y) the amount of cash and cash equivalents ("Cash") reflected on the books of the Company as of the Close of Business (excluding, for avoidance of doubt, the amount described in the following clause (z)), and plus (z) the amount of outstanding principal and accrued interest of the Shareholder Notes (as defined in Section 1.4(b)) as of the Close of Business (as defined at Section 1.4(a)) and prior to payment of such notes pursuant to Section 1.4(d);

             (ii)  The amount determined pursuant to item (i) above is being decreased in the event that Working Capital (as defined at Section 1.6) of the Company as of the Close of Business is less than negative Two Million Five Hundred Seventy Four Two Hundred Seventy and No/100 Dollars (-$2,574,270.00) (such amount "Target Working Capital") and is being increased in the event that Working Capital of the Company as of the Close of Business is more than the Target Working Capital; and

            (iii)  A portion of the Purchase Price is being held back from payment to the Shareholders and deposited in escrow in accordance with the provisions of Section 1.4 for purposes of providing a source of funding for (x) any adjustments in respect of final determinations of the Debt, Transactional Expenses, Cash, and Working Capital of the Company as of Closing and (y) for indemnification of Buyer and Sub pursuant to Article IV. Any release from escrow to satisfy obligations to indemnify Buyer and Sub pursuant to Article IV, including any release from the General Claim Fund (as that term is defined in the Escrow Agreement) in respect of the Special Indemnity Claim, shall be deemed a further adjustment to the Purchase Price.

        1.4    Closing; Payment of Shareholder Notes; Distribution of Cash; Escrow Amount; Payment of Purchase Price Amount.

          (a)   The closing of the Merger (the "Closing") is taking place at the offices of Preston Gates & Ellis LLP, Seattle, Washington at 10:00 A.M., local time, on the Date of Agreement (the "Closing Date").

          (b)   For purposes of this Agreement, "Debt" means all funded indebtedness, determined without duplication, and includes, without limitation, notes; capitalized leases; bank term and revolving credit loans; obligations related to drawn letters of credit; bonds evidencing funded indebtedness; debentures; borrowings from lending institutions other than banks; subordinated loans and subordinated debt securities with or without stated maturity; bank bills; bank overdrafts; obligations with respect to the factoring or discounting of accounts receivable and other instruments; any dividends payable to the Shareholders; and accrued interest and expense and penalties on any of the foregoing (including prepayment penalties except in the case of the Debt outstanding to the Prudential Insurance Company of America and Pruco Life Insurance Company of America, which Prudential and Pruco prepayment penalties shall be excluded from the definition of Debt; the Debt in respect of the foregoing referenced Prudential and Pruco entities, the "Prudential Debt"); provided, however, that notwithstanding anything contained in this Agreement to the contrary, "Debt", including Debt calculated as of the Close of Business, shall include any such amounts that were paid by Buyer on behalf of the Company prior to the Effective Time on the Closing Date. "Debt" shall however not include (w) the amount of the stand-by letter of credit issued by Bank of America with respect to the Company's worker's compensation insurance, (x) accounts payable or other operating liabilities of the Company to the extent taken into account in determining Working Capital (as such term is defined in Section 1.6(a)), (y) the $5,386,919 in principal, and related interest, penalty and expenses, in respect of the note identified on Schedule 1.4(b) (the note identified in Schedule 1.4(b), the "Designated Note"), and (z) amounts due to MikronWood, LLC ("MikronWood") which, as of Closing, will be wholly owned by the Company.

          (c)   For purposes of this Agreement, "Transactional Expenses" means investment banking, consulting, advisory, legal and accounting fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement. For avoidance of doubt and duplication, as applicable, Transactional Expenses do not include any prepayment penalties in respect of the Prudential Debt and do not include any Employee Payments.

          (d)   Those Shareholders that are obligated to Company in respect of those promissory notes to the Company described on Schedule 1.4(d) (the "Shareholder Notes") hereby agree to pay to the Company, as of the business day after the Effective Time, all principal and accrued interest on the Shareholder Notes.

          (e)   Concurrently with the execution and delivery of this Agreement, Sub is holding back from the Purchase Price and depositing by wire transfer of immediately available funds the amount of Twenty-six Million Six Hundred Three Thousand Two Hundred Twenty Three and 53/100 Dollars ($26,603,223.53) (such amount, together with income thereon, additions thereto, and releases therefrom, being referred to herein as the "Escrow Amount") with Bank of America, N.A., Houston, Texas office (the "Escrow Agent"). The Escrow Amount shall be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement, substantially in the form attached hereto as Exhibit B (the "Escrow Agreement"), which is being entered into by the Escrow Agent named therein, Purchaser and Shareholders concurrently with the execution and delivery of this Agreement on the Closing Date.

          (f)    The balance of the Purchase Price (the Purchase Price less the Escrow Amount) is concurrently with the execution and delivery of this Agreement being paid by the Buyer and Sub to the Shareholders by delivery by Buyer and Sub of notes in substantially the form of Exhibit C, which notes (the "One-Day Notes") shall, effective as of the Merger, be deemed the joint and several obligation of Buyer and the Surviving Corporation. Buyer and Sub shall issue One-Day Notes to each Shareholder. Pursuant to the terms of the One-Day Notes, the Buyer and the Surviving Corporation shall deliver to each Shareholder on the first business day immediately after Closing, in payment of such One-Day Note, an amount equal to the principal amount of the One-Day Note held by such Shareholder by delivery by wire transfer of immediately available funds according to wire instructions supplied by the Shareholders prior to Closing. The principal amount of the One-Day Notes to be delivered by Buyer and Sub to each Shareholder pursuant to this Section 1.4(f) shall equal the product of the number of Company Shares held by each such Shareholder as of the Closing Date multiplied by the remainder of the total amount to be paid by Buyer and Sub pursuant to this Section 1.4(f) divided by the aggregate number of Company Shares issued and outstanding as of Closing (the number of Company Shares held by a Shareholder as compared to the aggregate number of Company Shares issued and outstanding as of Closing, such Shareholder's "Pro Rata Share"). As a condition to receipt of the One-Day Notes contemplated by this Section 1.4(f), each Shareholder has delivered to the Company's transfer agent, Preston Gates & Ellis LLP, certificates representing all of the Company Shares held by such Shareholder. The One-Day Notes shall be secured through a pledge by the Buyer of the stock certificate representing its ownership interest in the Company following the Closing, and as provided in the Pledge Agreement between Buyer and the Shareholders in substantially the form of Exhibit D.

        1.5    Execution and Filing of Merger Documents.    The Company and Sub have executed and delivered original signatures to the Merger Documents for filing with the Washington Secretary of State and the Delaware Secretary of State, as applicable. The Buyer, Sub and the Company acknowledge and agree, notwithstanding anything to the contrary contained in this Agreement or the Merger Documents, that: (i) the Merger Documents are ancillary documents filed solely to effect this merger transaction pursuant to the requirements of the Washington Business Corporation Act and the Delaware General Corporation Law; (ii) as to any inconsistency or disagreement between the Merger Documents, on the one hand, and this Agreement, on the other hand, this Agreement shall govern; and (iii) the representations, covenants, obligations, indemnities and other agreements of the parties contained in this Agreement, including the agreements contained herein relating to adjustments to the Purchase Price and the payments and obligations undertaken by the Buyer pursuant to this Article I, are (subject to the limitations contained in this Agreement, including without limitation Sections 4.5 and 4.6) in addition to, cumulative with, and survive the execution, delivery and filing with the Washington Secretary of State and the Delaware Secretary of State, as applicable, of the Merger Documents.

        1.6    Working Capital Adjustment and Final Determination of Purchase Price.

          (a)   Within forty-five (45) days after the Closing Date (unless the Closing Date is the end of a calendar month, in which case such period shall be thirty (30) days), Shareholders Representative (as defined at Section 4.8), at the sole cost of the Shareholders, shall prepare and deliver to the Buyer a copy of a balance sheet for the Company (the "Closing Balance Sheet") as of the Closing Date, which shall be prepared in accordance with GAAP, calculating actual Working Capital, Cash, Debt and Transactional Expenses outstanding or accrued or on hand (as applicable) as of the Close of Business in the same manner (insofar as applicable) as the Target Working Capital has been calculated. In connection with the Closing Balance Sheet, the Shareholders Representative shall prepare and furnish to the Buyer a schedule (the "Closing Schedule") showing the difference, if any, between the Target Working Capital and the Working Capital as determined by the Shareholders Representative for the Closing Balance Sheet, the difference between (x) amounts of Debt, Cash and Transactional Expenses used to determine the Purchase Price as of the Closing Date, and (y) the actual amounts for each such item as of the Close of Business, as well as the Shareholders Representative's determination of the Purchase Price (the "Shareholders Representative's Purchase Price Calculation"). "Working Capital" shall equal the difference between (y) the "current assets" of the Company as of the Close of Business, less (z) the "current liabilities" of the Company as of the Close of Business. For purposes of determining Working Capital, except as provided otherwise in this Section 1.6(a), "current assets" and "current liabilities" shall be determined in accordance with GAAP, shall be defined by and limited to those general ledger accounts of the Company for "current assets" and "current liabilities" as specified at Schedule 1.6(a) (and other general ledger accounts shall be disregarded in determining Working Capital), and shall exclude (a) Cash, (b) the Shareholder Notes, amounts due from MikronWood, and equipment held for sale, (c) the current portion of Debt, including any portion that becomes current as a result of the Closing, (d) any amount in respect of the Designated Note, (e) any amounts that otherwise qualify as Transactional Expenses or Employee Payments, and (f) any prepayment penalties in respect of the Prudential Debt, and shall include (x) an appropriate receivable for expected year-end supplier rebates for 2004, (y) an appropriate payable in the amount of the expected employer match for 2004 for the Company's Salary Deferral Plan, effective January 1, 1988, as amended June 21, 2002, June 23, 2003 and December 23, 2003 (401(k) Plan) (to the extent not previously accrued), and (z) an appropriate payable in the amount of the Company's obligations in 2004 for the Company's Quarterly Profit Sharing Plan 1997 (to the extent not previously accrued or paid) (items included or excluded from "current assets," "current liabilities" and Debt in determining Working Capital and the Purchase Price are illustrated on Schedule 1.6(a) attached hereto). For purposes of this Agreement, "GAAP" shall mean United States generally accepted accounting principles as consistently applied by the Company; GAAP shall be deemed to include the same materiality standards and other standards and accounting practices historically used by the Company, including the Company's inventory valuation standards and procedures as set forth at Schedule 2.1.21 of the Company Disclosure Schedule, so long as not clearly inconsistent with United States generally accepted accounting principles; without limiting the foregoing, GAAP shall be deemed to include, for inventory valuation purposes, the Company's valuation principles and procedures stated on a FIFO basis. In addition, for purposes of determining inventory as of the Close of Business, those further inventory, counting and valuation procedures as set forth on Exhibit E will be used.

          (b)   The Buyer shall have thirty (30) days from the date of receipt of the Closing Balance Sheet and the Closing Schedule to review the Closing Balance Sheet and the Closing Schedule and to agree or disagree as to the Shareholders Representative's Purchase Price Calculation. If the Buyer agrees with the Shareholders Representative's Purchase Price Calculation or does not object to such calculation in accordance with the following sentence, the amount of Working Capital, Debt, Cash, Transactional Expenses and Purchase Price shown thereon shall be final, conclusive and binding (in such case, the "Final Purchase Price Calculation"). If the Buyer does not agree with the Shareholders Representative's Purchase Price Calculation, the Buyer shall, within such thirty (30) day period, deliver a written objection to the Shareholders Representative which shall specify in reasonable detail the basis for the objection, and a computation of the Working Capital, Debt, Cash, Transactional Expenses and Purchase Price asserted by the Buyer (the "Buyer's Purchase Price Calculation" and collectively, the "Objection"). Upon the Shareholders Representative's receipt of the Objection, the Buyer and the Shareholders Representative shall negotiate in good faith to resolve the Objection. If the Buyer and the Shareholders Representative resolve the Objection, the amount they agree upon shall be final, conclusive and binding (in such case, the "Final Purchase Price Calculation"), but if the Objection cannot be resolved by such negotiation within thirty (30) days after the Shareholders Representative's receipt of the Objection (the "Reconciliation Deadline"), the Closing Balance Sheet, the Closing Schedule, the Objection, and all work papers related thereto (collectively, the "Determination Materials"), shall be submitted to the Seattle, Washington offices of PricewaterhouseCoopers (or, if such firm is unwilling or unable to serve, the Seattle, Washington offices of such other nationally recognized accounting firm as the Buyer and Shareholders Representative may mutually agree to (which agreement shall not be unreasonably withheld or delayed); provided, however that under no circumstances shall an accounting firm be chosen that has performed material services for any of the Parties in the three (3) year period preceding the Closing Date (the "Accounting Arbitrator"), which shall review the Determination Materials and shall determine the amount of Working Capital, Debt, Cash and Transactional Expenses outstanding or accrued or on hand (as applicable) as of the Close of Business and the Purchase Price. If the Buyer and the Shareholders Representative cannot mutually agree upon an Accounting Arbitrator within fifteen (15) days following the Reconciliation Deadline, then each of the Shareholders Representative and the Buyer shall designate up to three (3) such firms of certified public accountants and a single firm shall be selected by lot after eliminating one (1) firm designated as objectionable by each of the Shareholders Representative and the Buyer. If either the Shareholders Representative or the Buyer elects not to participate in the selection process described above, a certified public accounting firm shall be selected by lot from the selections of the participating party. The Accounting Arbitrator shall not undertake any review of any matters not specifically identified by Buyer as being in dispute in the Objection and may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party, and its determination may not be outside the range comprised of Buyer's Purchase Price Calculation and Shareholders Representative's Purchase Price Calculation. The Accounting Arbitrator shall make its determination in accordance with GAAP as herein defined and in accordance with the provisions herein defining Working Capital for purposes of this Section 1.6. The Accounting Arbitrator's decision as to Working Capital, Debt, Cash, Transactional Expenses outstanding or accrued or on hand (as applicable) as of the Close of Business and the Purchase Price shall be final, conclusive, and binding (in such case, the "Final Purchase Price Calculation"). The parties shall cause the Accounting Arbitrator to notify the parties in writing of its determination within forty-five (45) days following the receipt of the Determination Materials. As part of its determination and decision, the Accounting Arbitrator shall recite the Final Purchase Price Calculation, and the Purchase Price and shall set forth which party is required to make a payment in accordance with the provisions of Section 1.6(b). The fees and expenses of the Accounting Arbitrator, and the reasonable fees and expenses of the prevailing party in connection with proceedings before the Accounting Arbitrator, shall be paid by the party (the non-prevailing party) whose estimated Final Purchase Price Calculation (the Shareholders Representative's Purchase Price Calculation or Buyer's Purchase Price Calculation, as applicable) is furthest away from the Accounting Arbitrators' determination of Final Purchase Price Calculation; if the Shareholders are the parties responsible for the fees and expenses of the Accounting Arbitrator and the prevailing party, such amount shall be payable solely by withdrawal from the Escrow Amount pursuant to the Escrow Agreement. The Accounting Arbitrator shall determine the reasonableness of the fees and expenses of the prevailing party in connection with proceedings before the Accounting Arbitrator. All determinations pursuant to this Section 1.6(b) shall be in writing and shall be delivered to the parties hereto. Once the Working Capital, Debt, Transactional Expenses outstanding or accrued or on hand (as applicable) as of the Close of Business, and the Purchase Price have been determined in accordance with the provisions of this Section 1.6(b), such calculation shall be final, conclusive and binding for all purposes of this Agreement.

          (c)   If the Purchase Price as shown in the Final Purchase Price Calculation is less than the Purchase Price as determined at the Closing, an amount equal to such difference plus interest on such amount from the Closing Date to the date of payment thereof at the prime rate as published in the Money Rates column of The Wall Street Journal on the Closing Date (the "Agreed Rate") shall be paid to the Buyer out of the Escrow Amount, pursuant to the terms of the Escrow Agreement. If the Purchase Price as shown in the Final Purchase Price Calculation is greater than the Purchase Price as determined at the Closing, Buyer shall pay the amount of such difference to the Shareholders plus interest on such amount from the Closing Date to the date of payment thereof at the Agreed Rate, which payment shall be made by wire transfer of immediately available funds. The amount to be paid to each Shareholder pursuant to the prior sentence shall equal its Pro Rata Share of the total amount to be paid. The Buyer and Shareholders Representative shall make any payments or issue any instructions to the Escrow Agreement contemplated by this Section 1.6(c) within five (5) days after the earlier to occur of the date (i) the Final Purchase Price Calculation becomes final, conclusive and binding without a decision of the Accounting Arbitrator or (ii) the Accounting Arbitrator notifies the parties in writing of its determination of the Final Purchase Price Calculation according to the provisions of Section 1.6(b) hereof.

          (d)   For purposes of preparation of the Closing Balance Sheet, Closing Schedule, and Shareholders Representative's Purchase Price Calculation, and for purposes of addressing the Objections, if any, the Buyer shall cause the Company to provide to Shareholders Representative, on a prompt and timely basis, access to all relevant accounting and other records of the Company and shall allow the Shareholders Representative reasonable access to Company employees (including Gary Crane).

          (e)   Determinations of Working Capital, Cash, Debt and Transactional Expenses are to be made as of the Close of Business. After Closing, Buyer and the Company agree that no additional Debt will be added after Closing and through to the Close of Business and the Company will during such period otherwise be operated in the ordinary course of business.

        1.7    Section 338(h)(10) Election.

          (a)   The parties intend that an election under Section 338(h)(10) of the Code and under any comparable provision of applicable state or local law be made with respect to Buyer's acquisition of the Company Shares pursuant to this Agreement (the "Section 338(h)(10) Election"). The parties agree that the parties are not entitled to make the Section 338(h)(10) Election with respect to California.

          (b)   Before the Closing, Buyer prepared an Internal Revenue Service Form 8023 and any corresponding forms under comparable provisions of applicable state or local law (the "Section 338(h)(10) Agreement"). Buyer and the Shareholders shall execute such Section 338(h)(10) Agreement, and Buyer and the Shareholders shall each promptly and timely file such executed Section 338(h)(10) Agreement. Buyer and the Shareholders shall report the purchase of the Company Shares pursuant to this Agreement consistent with the Section 338(h)(10) Election, and no person shall take any position to the contrary thereto in any Tax Return, any proceeding before any taxing authority or otherwise, unless required to do so by applicable law pursuant to a determination as defined in Section 1313(a) of the Code.

          (c)   Buyer shall, subject to the provisions of Section 1.7(f), determine, as promptly as reasonably practicable following the Closing, but in any event no later than seventy-five (75) days following Closing, the Aggregate Deemed Sales Price and Adjusted Grossed-Up Basis (as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Sales Price and Adjusted Grossed-Up Basis among the assets of the Company. Such allocation of the Aggregate Deemed Sales Price and Adjusted Grossed-Up Basis shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations. The parties agree that there shall be no allocation of the Deemed Sales Price or Adjusted Grossed-up Basis to the Noncompetition Agreements.

          (d)   In the event that any allocation described in Section 1.7(c) is disputed by any taxing authority, the person receiving notice of such dispute shall promptly notify and consult with Buyer or the Shareholders, as necessary, concerning resolution of such dispute.

          (e)   In the event that the Purchase Price is adjusted for any reason, including the determination of the Final Purchase Price Calculation under Section 1.6 of this Agreement, (i) the Aggregate Deemed Sales Price and Adjusted Grossed-Up Basis shall be adjusted to reflect such change, the provisions of this Section 1.7 shall be followed in redetermining the allocation of the Aggregate Deemed Sales Price and Adjusted Grossed-Up Basis; and (iii) Buyer and the Shareholders will, to the extent required by applicable law, file amended Tax Returns consistent with such revised allocation.

          (f)    Buyer shall promptly provide the Shareholders Representative with the allocations determined under Section 1.7(c). If the Shareholders Representative shall disagree with any material aspect of Buyer's allocation under Section 1.7(c), the matter shall be referred to the Accounting Arbitrator, which shall resolve any disputed item within thirty (30) days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Accounting Arbitrator, and the reasonable fees and expenses of the prevailing party, shall be borne by the non-prevailing party or shared in accordance with the determination of the Accounting Arbitrator. Any allocation determined under Section 1.7(c), except in the event the Shareholders Representative disagrees with such allocation, in which case the allocation determined by the Accounting Arbitrator pursuant to this Section 1.7(f), shall be referred to herein as the "Purchase Price Allocation" and shall be binding on the parties hereto. Subject to Section 1.7(i), Buyer and the Shareholders (i) shall be bound by such allocation for purposes of determining any Tax; (ii) shall prepare and file all Tax Returns (including, but not limited to, the Section 338(h)(10) Agreement) to be filed with any taxing authority in a manner consistent with such allocation; and (iii) shall take no position inconsistent with such allocation in any Tax Return, any proceeding before any taxing authority or otherwise, unless required to do so by applicable law pursuant to a determination as defined in Section 1313(a) of the Code.

          (g)   The Shareholders shall cause the Company to include in its Internal Revenue Service Form 1120S and in any corresponding state or local Tax Returns all items of income, gain, loss, deduction and credit attributable to the Company and the Company Subsidiaries through and including the Closing Date, including, without limitation, the consequences of the deemed sale pursuant to the Section 338(h)(10) Election.

          (h)   Any and all existing Tax Sharing Agreements shall be terminated as of the date hereof, and after the date hereof, the Company shall not have any further rights or liabilities thereunder. This Agreement shall be the sole Tax Sharing Agreement relating to the Company or any Company Subsidiary for all Pre-Closing Tax Periods. The Shareholders shall compensate Buyer for and hold Buyer harmless against any Tax imposed by a taxing authority as a result of such termination and, if any such termination is not binding on any taxing authority, any adverse effect which would have been avoided if such termination had been given effect by such taxing authority. For purposes of this Agreement, the term "Tax Sharing Agreements" means all existing Tax sharing agreements or arrangements (whether or not written) binding the Company or any Company Subsidiary and any agreements or arrangements which afford any other person the benefit of any Tax asset of the Company or any Company Subsidiary, afford the Company or any Company Subsidiary the benefit of any Tax asset of any other person or require or permit the transfer or assignment of income, revenues, receipts, or gains.

          (i)    Buyer shall pay, be responsible for, and indemnify the Shareholders against any Incremental Tax Cost of the Section 338(h)(10) Election to the extent set forth in this Section 1.7(i). For purposes of this Agreement, the term "Incremental Tax Cost" shall mean a portion of the additional Tax (as defined at Section 2.1.7(e)) paid or payable by the Shareholders as a result of the allocation of the Purchase Price pursuant to Section 1.7(c) to the assets of the Company in an amount, in the case of any asset, in excess of the financial book value of such asset, if any, as set forth on the Closing Balance Sheet, but only to the extent that such allocation results in the recognition of income other than long term capital gain by the Shareholders as a part of their gain resulting from the Section 338(h)(10) Election (the aggregate of such excesses, the "Aggregate Excess Allocation"). For avoidance of doubt, inventory shall be valued on the Closing Balance Sheet consistent with past practices and stated on a FIFO basis. To the extent that the Aggregate Excess Allocation is equal to or less than Eight Million Dollars ($8,000,000), Buyer shall reimburse the Shareholders in an amount equal to seven percent (7%) of the Aggregate

  Excess Allocation. In addition, to the extent that the Aggregate Excess Allocation exceeds Eight Million Dollars ($8,000,000), Buyer shall reimburse the Shareholders in an amount equal to the sum of (i) seven percent (7%) of the Aggregate Excess Allocation that exceeds Eight Million Dollars ($8,000,000) plus (ii) an amount equal to twenty-eight percent (28%) of the Aggregate Excess Allocation that exceeds Eight Million Dollars ($8,000,000). Amounts payable pursuant to this paragraph shall be paid at the time of the final determination of the Purchase Price Allocation pursuant to Section 1.7(f) . Each Shareholder shall be entitled to its Pro Rata Share of the reimbursements to be made by Buyer under this Section 1.7(i). The obligations of the Shareholders to report consistently with such allocation are conditioned on the receipt of the payment described in this Section 1.7(i).

          (j)    For purposes of this Section 1.7, any notice provided to the Shareholders Representative will be deemed to have been provided to all of the Shareholders, and any action taken by the Shareholders Representative will be deemed to have authorized and approved by the Shareholders. Nothing in this Section 1.7(j) is meant to limit the provisions of Section 4.9 in any way.

        1.8    Termination of Shareholders Agreement.    The Shareholders Agreement dated December 22, 1994, as amended, is terminated effective as of the Effective Time.

        1.9    Resignations.    Concurrently with the execution and delivery of this Agreement, each officer and director (or manager, in the case of limited liability companies) of the Company and each Company Subsidiary is tendering her or his written resignation in such capacity, and the Company is delivering those resignations to the Buyer, which such resignations shall be effective as of the Effective Time.

        1.10    Employee Payments.    All Employee Payments, other than those to be made more than three (3) months after Closing, shall be deemed to have been paid immediately prior to Closing for all relevant Tax purposes. The full aggregate amount of Employee Payments, including all amounts to be withheld for Taxes but excluding the employer's portion of the Medicare tax payment (1.45%), shall be deducted in determining the Purchase Price; provided, however, that if any Employee Payments are paid on or prior to the Closing Date, resulting in either the reduction of Cash or an increase of Debt as of the Close of Business, then such amounts of Employee Payments shall not be deducted in determining the Purchase Price. In the event any of the Employee Payments are ultimately not made or are returned to the Company (which, for these purposes, shall include payments returned by Paul Warner in respect of the buy-out of his post-termination medical benefits), then within thirty (30) days of a determination that such payment is not to be made or of the return of payment, the Buyer shall pay to each Shareholder, as an additional installment of the Purchase Price, such Shareholder's Pro Rata Share of the amount in question. If the Company is entitled to a return of such a payment, it shall use commercially reasonable efforts to obtain a repayment of such amount.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

        2.1    Representations and Warranties of the Company and the Shareholders.    Except as disclosed in the Company Disclosure Schedule attached hereto as Schedule 2.1, the Company and each of the Shareholders represents and warrants to Buyer and Sub as follows to this Section 2.1. For purposes of this Agreement, the "Knowledge of the Company" and terminology to similar effect shall mean the actual knowledge, after reasonable inquiry and investigation, of the following individuals: Jeff Sandwith, Paul Warner, David Sandwith, Mark Sandwith, Gary Crane, Chuck Cannon, and Richard Morgan.

          2.1.1    Organization and Standing; Company Subsidiaries.

            (a)   The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Washington, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would be material to the Company.

            (b)   (i) Schedule 2.1.1(b) of the Company Disclosure Schedule sets forth a list of all entities the majority of whose equity interests is owned directly or indirectly by the Company (the "Company Subsidiary" or "Company Subsidiaries;" for avoidance of doubt, "Company Subsidiaries" do not include HC Franzheim Associates, LLC but do include MikronWood, LLC and the subsidiary indicated on Schedule 2.1.1(b)(1)(i)(B) of the Disclosure Schedule (the "Designated Subsidiary")), as well as the direct owner of such equity interest and the percentage of such direct owner's ownership interest in such entity. All ownership interests and other rights of Paul Warner pursuant to the Limited Liability Company Agreement of the Designated Subsidiary, including rights of first refusal, involuntary transfer purchase rights, and tag along rights with respect to the Company's equity interests in such Company Subsidiary, have been fully terminated in exchange for fair value fully paid by the Company prior to the date hereof. The Company has good and valid title to the interests in the Company Subsidiaries indicated on Schedule 2.1.1(b), free and clear of all liens and other encumbrances. Neither the Company nor any of the Company Subsidiaries has agreed or is obligated to make, or is bound by any contract or agreement under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor any of the Company Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity. Each of the Company Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which a failure to so qualify would not be material to such Company Subsidiary. All of the outstanding shares of capital stock or similar equity interests of each Company Subsidiary have been validly issued, and are fully paid and non-assessable. No Company Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement and customary limitations imposed by corporate statutes) restricting the ability of such Company Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company.

                  (ii) Schedule 2.1.1(b) of the Company Disclosure Schedule sets forth the name and corporate or legal form of each Person (as defined at Section 2.1.6(j)) that is not a Company Subsidiary, but (a) in which the Company or any Company Subsidiary holds an equity interest or other interests (other than stock of publicly traded entities constituting less than one percent (1%) of such entity's issued and outstanding stock and held for investment purposes) or (b) with respect to which the Company or any Company Subsidiary has an unsatisfied obligation, contingent or otherwise, to fund or participate in the debts or obligations of such Person. Except as set forth in Schedule 2.1.1(b) of the Company Disclosure Schedule, the Company does not own, and does not have any contract, agreement or understanding to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. The Company has good and valid title to the interests it holds which are identified on Schedule 2.1.1(b), free and clear of all liens or other encumbrances.

            (c)   The Company has delivered or made available to Buyer complete and correct copies of the articles of incorporation, certificates of formation, bylaws, limited liability company operating agreements, the stock records, minutes and other records of the meetings and other proceedings of the Shareholders, the board of directors and all committees of the board of directors, and other primary charter and organizational documents ("Charter Documents") of the Company and each of the Company Subsidiaries, in each case, as amended to the date hereof.

            (d)   For purposes of this Agreement "Material Adverse Effect on the Business Condition" of an entity shall mean a change in, or effect on, the business, financial condition, results of operations, capitalization, prospects, assets or liabilities of such entity or its subsidiaries that results in a material adverse effect on, or a material adverse change in, such entity (taken as a whole with its subsidiaries) or its business, other than changes in or effects due to (i) conditions generally affecting the window and door industry generally, (ii) general economic conditions, or (iii) the announcement, pendency or closing of the transactions described in this Agreement.

          2.1.2    Capital Structure.

            (a)   The authorized capital stock of the Company consists of (i) Three Million (3,000,000) shares of common stock, no par value ("Common Stock"), which common stock is divided into three series comprised of (A) Three Thousand (3,000) shares of Series A Common Stock ("Series A Common Stock"), (B) Two Million Six Hundred Ninety-Seven Thousand (2,697,000) shares of Series B Common Stock ("Series B Common Stock"), and (C) Three Hundred Thousand (300,000) shares of Series C Common Stock ("Series C Common Stock"), and (ii) One Hundred Thousand (100,000) shares of Reserved Common Stock ("Reserved Common Stock"). The Company has issued and outstanding Two Thousand Six Hundred Fifty (2,650) shares of Series A Common Stock and Two Million Six Hundred Forty-Seven Thousand Three Hundred Fifty (2,647,350) shares of Series B Common Stock (collectively, the "Company Shares"). No shares of Series C Common Stock or Reserved Common Stock are issued and outstanding. All Company Shares have been duly authorized and validly issued, and are fully paid and non-assessable. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements, or rights of any character to which the Company is a party or by which the Company may be bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend, or enter into any such option, warrant, call, conversion right, commitment, agreement, restriction, or right. The issued and outstanding Company Shares are held by the Shareholders in the amounts set forth on Schedule 2.1.2 of the Company Disclosure Schedule. There are no outstanding warrants, options, or rights of any kind to acquire the Company Shares from the Shareholders.

            (b)   All outstanding shares of capital stock of the Company and each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws (as defined in Section 2.1.4(a)) and (ii) all requirements set forth in applicable contracts.

            (c)   Neither the Company nor any of the Company Subsidiaries has in the past ten (10) years repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company, except as set forth on Schedule 2.1.2. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of all Applicable Laws and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable contracts.

          2.1.3    Authority.    The Company has all requisite power and authority or capacity to deliver and perform its obligations under this Agreement and to consummate the transactions described in this Agreement and the execution, delivery, and performance of this Agreement by the Company have been duly authorized by all necessary action of the Board of Directors and the Shareholders. All Shareholders have approved of the execution, delivery and performance of this Agreement by the Company and the Merger and accordingly, no shareholder of the Company has the right or ability to exercise dissenters' rights in respect of the Merger. Certified copies of the resolutions adopted by the Board of Directors and the Shareholders approving this Agreement and the Merger have been provided to Buyer. The Company has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or limiting creditors' rights or by equitable principles generally.

          2.1.4    Compliance with Laws and Other Instruments.

            (a)   The Company and the Company Subsidiaries hold all Licenses (as defined at Section 2.1.4(d)) necessary for the lawful conduct of their businesses pursuant to all applicable statutes, laws, ordinances, code, decree rules, and regulations of all Governmental Entities (as defined at Section 2.1.4(d)) having jurisdiction over them or any part of their operations (all such statutes, laws, rules, and regulations, "Applicable Laws"), excepting, however, where such a failure would not be material to the Company and the Company Subsidiaries, taken as a whole. There are no violations or claimed violations by the Company or any of the Company Subsidiaries of (i) any such License or (ii) any Applicable Laws, excepting, however, where such a failure would not be material to the Company and the Company Subsidiaries, taken as a whole. Schedule 2.1.4(a) of the Company Disclosure Schedule sets forth all Licenses held by the Company or Company Subsidiaries.

            (b)   The execution, delivery and performance by the Company or the Shareholders of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on assets pursuant to (i) any provision of the Charter Documents of the Company or the Company Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage or indenture or (iii) any contract, lease, or other agreement or instrument, permit, concession, franchise, License, Order (as defined at Section 2.1.4(d)), statute, law, ordinance, rule or regulation of or applicable to the Company or the Company Subsidiaries or their properties or assets or the Shareholders, other than, in the case of (iii), any such violation or default which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of the Company.

            (c)   No Consent (as defined at Section 2.1.4(d)) of any Governmental Entity is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby except for filing of the Merger Documents with the Secretary of State of the State of Washington and the Secretary of State of Delaware (the "Company Required Statutory Approvals").

            (d)   For purposes of this Agreement: (i) "Consent" shall mean a consent, approval, Order, or authorization of, or registration, declaration, or filing with, or exemption by a Governmental Entity; (ii) "Governmental Entity" shall mean a court, tribunal, agency, or commission or other governmental authority or instrumentality, whether domestic or foreign; (iii) "License(s)" shall mean all licenses, certificates, permits, approvals, qualifications, authorizations, variances and registrations as are required by any Governmental Entity; and (iv) "Order(s)" shall mean all decrees, judgments, injunctions, rulings or other orders of a Governmental Entity having jurisdiction.

          2.1.5    Financial Statements.

            (a)   Attached as Schedule 2.1.5 to the Company Disclosure Schedule are the following financial statements of the Company: audited income statements, and statements of cash flow for the fiscal years ended December 31, 2003, December 31, 2002, and December 31, 2001, and balance sheets as of December 31, 2003, December 31, 2002, and December 31, 2001, together with notes thereto and reports of auditors thereon (the "Audited Financial Statements") and an interim, un-audited income statement, and statement of cash flow for the period from January 1, 2004, through September 30, 2004 and a balance sheet as of September 30, 2004 (the "Current Financial Statements" and the balance sheet as of September 30, 2004, the "Current Balance Sheet"). The Audited Financial Statements and Current Financial Statements are sometimes referred to herein as the "Company Financial Statements." The Company Financial Statements: (i) are prepared in accordance with the books and records of the Company; (ii) present fairly, in all material respects, the financial position and results of operations and cash flow of the Company as of the dates and for the periods indicated thereon; and (iii) have been prepared in accordance with GAAP, consistently applied (except as otherwise indicated in the notes thereto); provided, however, that the Current Financial Statements do not include footnotes and are subject to normal year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude. Except for liabilities that are accrued or reserved against in the Current Balance Sheet, neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, or contingent) that GAAP would require the Company or any Company Subsidiary to set forth on the Current Balance Sheet. The Company has also delivered or made available to Buyer copies of all letters from the Company's auditors to the Company's board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all the Company's responses thereto.

            (b)   Since December 31, 2003, there has been no material change in the accounting methods or practices of the Company or any Company Subsidiary. The Company and each Company Subsidiary has and maintains an internal accounting system sufficient to permit preparation of the Company Financial Statements in accordance with GAAP.

            (c)   Schedule 2.1.5 of the Company Disclosure Schedule lists, and the Company has made available to Buyer, copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a)(4)(D)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) effected by the Company or any of the Company Subsidiaries since January 1, 2001. The Company's auditor, since the date of enactment of the Sarbanes-Oxley Act of 2002, has at all times since such date been "independent" with respect to the Company within the meaning of Regulation S-X under the Exchange Act.

          2.1.6    No Material Adverse Change.    Except as disclosed in Schedule 2.1.6 of the Company Disclosure Schedule or in other provisions of this Agreement, and except as otherwise contemplated by this Agreement, since December 31, 2003, the Company and each of the Company Subsidiaries has conducted its business in the ordinary course and there has not been:

            (a)   to the Knowledge of the Company, any developments or combinations of developments resulting in a Material Adverse Effect on the Business Condition of the Company;

            (b)   any material damage, destruction or loss, whether or not covered by insurance;

            (c)   any declaration, setting aside, or payment of any dividend or other distribution with respect to the capital stock or equity of the Company or any of the Company Subsidiaries or any repurchase or agreement to repurchase any such capital stock or equity, other than cash distributions or cash dividends in respect of the Company Shares;

            (d)   any increase or change in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any of its employees, except in the ordinary course of business consistent with past practice;

            (e)   any acquisition or sale of a material amount of property of the Company or any of the Company Subsidiaries, except in the ordinary course of the Company's business;

            (f)    any material increase or modification in any bonus, pension, insurance, or other employee benefit plan, payment or arrangement made to, for, or with any of the employees of the Company, except as required to keep such plans, policies or arrangements in compliance with applicable laws (including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"));

            (g)   the granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights and similar equity based awards to any employees of the Company or any Company Subsidiary;

            (h)   any material amendment or modification of any of the Major Contracts (as defined at Section 2.1.15(g)), other than ordinary course price adjustments, or any termination of any contract that if not terminated, would qualify as a Major Contract;

            (i)    any transaction by the Company or a Company Subsidiary not in the ordinary course of the Company's business;

            (j)    any agreement or contract by the Company or a Company Subsidiary to loan money to any individual, any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity, or Governmental Entity ("Person"), except for advances to employees for business expenses in the ordinary course of business consistent with past practices, or to incur or guarantee any indebtedness for borrowed money by such other Persons;

            (k)   any settlement of any material Proceeding;

            (l)    any transaction or action entered into by the Company or a Company Subsidiary that has had, or would reasonably be expected to have, a Material Adverse Effect on the Business Condition;

            (m)  any capital expenditure made by the Company or a Company Subsidiary outside the ordinary course of business consistent with past practices;

            (n)   any material alteration in the manner of keeping books, accounts or records of the Company or Company Subsidiaries or in the accounting practices reflected therein; or

            (o)   any agreement or commitment by the Company or any Company Subsidiary to take any of the actions referred to in the foregoing sections of this Section 2.1.6.

          2.1.7    Taxes.

            (a)   The Company and the Company Subsidiaries have timely filed (or caused to be filed) all Tax Returns (as defined at Section 2.1.7(e)) required to be filed by the Company or the Company Subsidiaries, which Tax Returns are true, correct, and complete in all material respects. All Taxes (as defined at Section 2.1.7(e)) required to be paid in respect of the periods covered by such Tax Returns ("Return Periods") have either been paid or fully accrued on the books of the Company. No deficiencies or adjustments for any material amount of Tax potentially owing by the Company or the Company Subsidiaries have been claimed, proposed or assessed, or to the Knowledge of the Company, threatened. Neither the Company nor any of the Company Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened, tax audit or examination, and neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to the assessment of any Tax. The Company has provided or made available to Buyer true and correct copies of all Tax Returns, work papers and other tax data of the Company and the Company Subsidiaries for taxable periods ending on or after December 31, 2001. Except as set forth in Schedule 2.1.7(a)(5), since January 1, 1998, neither the Company nor any of the Company Subsidiaries has requested or been granted any extension of time to file any Tax Return by any taxing authority, other than extensions automatically granted without any action on the part of the Company.

            (b)   There are no liens for Taxes upon the assets or properties of the Company or the Company Subsidiaries, except for Taxes that are not yet payable. Neither the Company nor any of the Company Subsidiaries has entered into any agreements, waivers, or other arrangements in respect of the statute of limitations in respect of its Taxes or Tax Returns. The Company and each of the Company Subsidiaries have withheld all Taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, and directors and timely paid all such amounts withheld to the proper taxing authority.

            (c)   The Company has been a validly electing Subchapter S corporation within the meaning of Section 1361 of the Code at all times since November 1, 1986, and the Company will be a Subchapter S corporation at all times up to and including the Closing Date.

            (d)   The Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of its assets caused by the Section 338(h)(10) Election.

            (e)   For the purposes of this Agreement: (i) "Income Taxes" shall mean any and all federal, state, or local Taxes imposed on net income; (ii) "Tax" and "Taxes" shall mean any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, alternative minimum, estimated, or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Entity (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, including any liability for taxes under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law); and (iii) "Tax Returns" shall mean any returns, informational returns, reports, or statements with respect to Taxes that are required to be filed with any taxing authority.

            (f)    The Company has never been a member of any "affiliated group of corporations" within the meaning of Section 1504 of the Code.

            (g)   The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (h)   The charges, accruals and reserves for Taxes with respect to the Company for any Pre-Closing Tax Period (as defined at Section 4.9(a)) (including any Pre-Closing Tax Period for which no Tax Return has been filed) reflected on the Current Financial Statements, as adjusted for periods thereafter to reflect operations in the ordinary course of business through the Closing Date (excluding any provision for deferred income taxes) are adequate to cover such Taxes.

            (i)    All federal income Tax Returns filed with respect to Tax years of the Company and the Company Subsidiaries through the Tax year ended December 31, 2000 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

            (j)    There are no requests for rulings or determinations in respect of any Tax pending between the Company or any Company Subsidiary and any taxing authority.

            (k)   The Shareholders are not subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby.

            (l)    From and following November 1, 1986 and through the date hereof:

                (i)  The only authorized and outstanding shares of capital stock of the Company have been shares of common stock ("Company Common Stock");

               (ii)  The Company Common Stock constitutes one (1) class of stock for purposes of Section 1361(b)(1)(D);

              (iii)  Only Persons permitted by the Code to be shareholders of a Subchapter S corporation have been the record or beneficial owners of any Company Common Stock (or any interest therein) at any time;

              (iv)  Not more than seventy-five (75) Persons permitted to be shareholders of a Subchapter S corporation have been the record or beneficial owners of the Company Common Stock (or have had any interest therein) at any time;

               (v)  No Person who has been the record or beneficial owner of the Company Common Stock (or any interest therein), or such Person's spouse, has been a nonresident alien under Section 1361(b)(1)(C) of the Code or a dual resident taxpayer within the meaning of Treasury Regulation Section 301.7701(b)-7(a)(1);

              (vi)  The Company is not and has not been an "ineligible corporation" within the meaning of Section 1361(b)(2) of the Code;

             (vii)  Other than the Shareholders Agreement referenced at Section 1.8, neither the Company nor any Person who has been the record or beneficial owner of any Company Shares (or any interest therein) has entered into any binding agreement related to rights to distributions and liquidation proceeds in respect of the Company Shares (or any other agreement with respect to the Company Shares, including, but not limited to, buy-sell agreements, agreements restricting the transferability of the Company Shares, or redemption agreements);

            (viii)  Neither the Company nor any Company Subsidiary has acquired the assets of any other corporation in a transaction described in Section 381(a) of the Code;

              (ix)  The Company has not issued or entered into any restricted stock, call option, warrant or similar instrument with respect to its stock, stock appreciation rights, convertible debt instruments, stock-based employee incentive plans, or similar instruments, obligations or arrangements; and

               (x)  The Company has not, at any time, owned more than eighty percent (80%) or more of the total voting power and total value of stock, as described in Section 1504(a)(2) of the Code, of any corporation.

            (m)  Neither the Company nor any of the Company Subsidiaries are a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law) or any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law).

            (n)   The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

            (o)   No Company Subsidiary is or has at any time been treated as an association taxable as a corporation for U.S. federal income tax purposes.

            (p)   If either Company Subsidiary is treated as a partnership for U.S. federal income tax purposes, either (i) the relevant Company Subsidiary has made an election under Section 754 of the Code, or (ii) the relevant Company Subsidiary will make an election under Section 754 of the Code at Buyer's request after the Closing Date.

          2.1.8    Employees.    For purposes of this Agreement, the term "Business Employee" means an individual who is employed by the Company or a Company Subsidiary as an at-will employee, a leased employee or an independent contractor, or an employee subject to an employment agreement, or who works primarily in connection with the business conducted by the Company or a Company Subsidiary. The Company is not a party to any collective bargaining agreements with any labor organization or other representative of Business Employees. There is no labor union organizing activity pending or, to the Knowledge of the Company, threatened with respect to the Company. To the Knowledge of the Company, no union authorization campaign relating to Business Employees has been conducted within the past twenty-four (24) months. No Business Employee has any written agreement or written contract regarding his or her employment, other than an agreement for at-will employment. To the Knowledge of the Company, no Business Employee is in violation of any term of any employment contract, proprietary information agreement, or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company and, to the Knowledge of the Company, the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. There is no labor strike, material work slowdown, material work stoppage or other material labor controversy in effect or, to the Knowledge of the Company, threatened against the Company. The Company is not a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to Business Employees or employment practices of the Company. The Company is in compliance in all material respects with all Applicable Laws relating to the employment of labor, including, without limitation, those related to wages, hours, collective bargaining, immigration, discrimination, applicant and employee background checking, occupational safety and healthy, and classification of individuals as employees or independent contractors. Except as specified on Schedule 2.1.8 of the Company Disclosure Schedule, there are no proceedings pending or, to the Knowledge of the Company, reasonably expected or threatened, involving current or former Business Employees, including, without limitation, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability or similar tortuous conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract, or interference with actual or prospective economic advantage. Except as specified on Schedule 2.1.8 of the Company Disclosure Schedule, there are no Business Employees who are classified by the Company or a Company Subsidiary as independent contractors. The Company is the employer of all the Business Employees. During the last 12 months, other than changes in the ordinary course of operation of the businesses conducted by the Company and the Company Subsidiaries consistent with past practices, there have been no material changes in the workforce of the Company and the Company Subsidiaries, including material employee terminations, employee transfers to and from employment by the Company or a Company Subsidiary, employee leasing arrangements, secondments and outsourcing of duties or functions. The Company Subsidiaries do not have and have not employed any Business Employees. The Company has separately provided to Buyer a complete and accurate list of all of the Business Employees as of the date of this Agreement, which list accurately sets forth the name, job title or job description, work location, date of hire, annualized salary, base hourly wage rate or daily rate of compensation and target bonus opportunity amounts for the 2004 calendar year, of each Business Employee. All of the Company's obligations under each of the (i) Third Amended and Restated Employment Agreement between the Company and Paul Warner, dated June 7, 2004, and (ii) Employment Agreement between the Company and Jeffrey Sandwith, dated February 28, 1994, have been fully terminated in exchange for certain payments by the Company which have been fully paid, except as provided in the following sentence. No provisions of such agreements remain in effect except for (a) confidentiality, noncompetition and similar obligations by Paul Warner and Jeff Sandwith for the benefit of the Company contained therein, (b) the rights of Paul Warner with respect to accrued vacation, accrued but unpaid salary and reimbursement for unpaid expenses, in each case accrued or incurred in the normal course of the Company's business prior to the Effective Time, (c) the rights of Jeff Sandwith with respect to accrued but unpaid salary, reimbursement for unpaid expenses and amounts payable to him in 2004 under the Company's Quarterly Profit Sharing Plan of 1997, in each case accrued or incurred in the normal course of the Company's business prior to the Effective Time, and (d) the rights of Jeff Sandwith to any COBRA benefits to which he is entitled by law.

          2.1.9    Employee Benefit Plans.

            (a)   For purposes of this Agreement, the term "Plan" means all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements that are maintained or contributed to by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries may have any liability, contingent or otherwise. Each Plan is listed on Schedule 2.1.9 of the Company Disclosure Schedule.

            (b)   With respect to each Plan, the Company has heretofore delivered, or made available to Buyer, as applicable, complete and correct copies of each of the following documents:

                (i)  The Plan and any amendments thereto (or if the Plan is not a written agreement, a description thereof);

               (ii)  The most recent annual Form 5500 report filed with the Internal Revenue Service ("IRS");

              (iii)  The most recent statement filed with the Department of Labor pursuant to 29 U.S.C. § 2520.104-23;

              (iv)  The most recent annual Form 990 and 1041 reports filed with the IRS, if any;

               (v)  The most recent actuarial report;

              (vi)  The most recent report prepared in accordance with Statement of Financial Accounting Standards No. 87;

             (vii)  The most recent summary plan description and summaries of material modifications thereto;

            (viii)  The trust agreement, group annuity contract or other funding agreement that provides for the funding of the Plan;

              (ix)  The most recent financial statement;

               (x)  The most recent determination letter received from the IRS with respect to each Plan that is intended to qualify under section 401 of the Code; and

              (xi)  Any agreement directly related to a Plan pursuant to which the Company or a Company Subsidiary is obligated to indemnify any person.

            (c)   To the extent applicable, each Plan has been administered in all material respects in accordance with its terms and in compliance with all Applicable Laws, including but not limited to, the requirements of ERISA, and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation.

            (d)   None of the Company, any Company Subsidiary or any entity that is required to be treated as a single employer together with the Company or any Company Subsidiary under section 414 of the Code (a "Company ERISA Affiliate") has ever maintained, contributed to, or had any liability (contingent or otherwise) with respect to, a "pension benefit plan" (as defined in Section 3(2) of ERISA) that is or was ever subject to Title IV of ERISA or Section 412 of the Code.

            (e)   No "prohibited transaction", as defined in ERISA Section 406 or Code Section 4975, for which an exemption does not apply, has occurred with respect to any Plan.

            (f)    There are no pending or, to the Knowledge of the Company, threatened or anticipated claims against or otherwise involving any of the Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan.

            (g)   All contributions and payments required to be made by the Company, a Company Subsidiary or any Company ERISA Affiliate with respect to any Plan have been paid or accrued as liabilities on the Current Financial Statements.

            (h)   Neither the Company nor any Company ERISA Affiliate has incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA. Neither the Company nor any Company ERISA Affiliate has incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any Company ERISA Affiliate has engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069.

            (i)    Neither the Company nor any Company ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former Business Employees, except as required to avoid excise tax under Section 4980 of the Code.

            (j)    No tax under Section 4980B of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

            (k)   None of the Company, a Company Subsidiary or any Company ERISA Affiliate has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992, and none of the Company, a Company Subsidiary or any Company ERISA Affiliate was, on July 20, 1992, required to be treated as a single employer under section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.

            (l)    Except as set forth on Schedule 2.1.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any commitments to pay bonuses in any particular amounts, but rather, the payment of any bonuses to Business Employees, and the amount of any such bonuses, is in the complete discretion of the Company and the Company Subsidiaries.

          2.1.10    Certain Agreements.    Except as set forth on Schedule 2.1.10 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with another event (such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any current or former director or Business Employee, (ii) materially increase any compensation or benefits otherwise payable to any current or former director or Business Employee under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          2.1.11    Litigation.    Schedule 2.1.11 of the Company Disclosure Schedule contains a list of each pending or threatened claim in writing, suit, action, or administrative or judicial proceeding (each a "Proceeding") against the Company or a Company Subsidiary or to which the Company or a Company Subsidiary is a party. There is no Proceeding pending or, to the Knowledge of the Company, threatened, that would, if adversely determined, individually or in the aggregate, be material to the Company, nor is there any Order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future could have any such effect. There is no investigation pending (with process or other notice having been served on the Company) or, to the Knowledge of the Company, otherwise pending or threatened against the Company or any Company Subsidiary before any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, instrumentality, or other Governmental Entity. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that the Company expects would give rise to or serve as a basis for the commencement of any such Proceeding that would, if adversely determined, be material to the Company. There is no Order to which the Company, any Company Subsidiary or any of their respective assets is subject. To the Knowledge of the Company, no officer or key employee of the Company or any Company Subsidiary is subject to any Order that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company and the Company Subsidiaries.

          2.1.12    Title to and Condition of Assets.

            (a)   The Company and the Company Subsidiaries have good, valid and marketable title to all of their Assets (as defined at Section 2.1.12(c)), free and clear of any liens, encumbrances, or other restrictions ("Liens") that would preclude their current use, except: (i) liens of current taxes and assessments not yet delinquent, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to materialmen, warehousemen, landlords and the like, and (iii) liens described in Schedule 2.1.12 of the Company Disclosure Schedule (each of the foregoing, "Permitted Liens"). Nothing in the foregoing is to be construed as a representation of non-infringement, it being the intent of the parties that the only representation of the Company and Shareholders as to non-infringement is contained at Section 2.1.15.

            (b)   The Fixed Assets (as defined at Section 2.1.12(c)) are adequate for the uses to which they are being put, are in all material respects in a good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Company and the Company Subsidiaries in the manner in which such businesses are currently being conducted.

            (c)   For purposes of this Agreement: (i) "Assets" shall mean all of the properties and assets owned or leased by the Company or the Company Subsidiaries, except for the Owned Properties (as defined at Section 2.1.13(a)) and the Leased Properties (as defined at Section 2.1.13(b) ), whether personal or mixed, tangible or intangible, wherever located; and (ii) "Fixed Assets" shall mean all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture, fixtures, and other tangible assets used by or located on the premises of the Company, set forth in the Current Balance Sheet, or acquired by the Company or a Company Subsidiary since the date of the Current Balance Sheet.

          2.1.13    Real Property.

            (a)   Schedule 2.1.13(a) of the Company Disclosure Schedule sets forth the street address (where appropriate) and legal description of each parcel of real property owned by the Company as of the date hereof (the "Owned Properties"). The Company has good, valid and marketable fee title to the Owned Properties free and clear of all Liens, except for Permitted Liens, and except for the Company, there are no Persons in possession or occupancy of any part of the Owned Properties or who have possessory rights with respect to any part of the Owned Properties. A complete copy of the real property Tax bills for the Owned Properties for the current tax year and bills received within the last year with respect to any special assessments by Governmental Entities affecting any of the Owned Properties have been delivered or made available to Buyer. All special assessments by Governmental Entities with respect to the Owned Properties which were due and payable prior to the date hereof have been paid in full. The Company has not received any written notice of, nor to the Knowledge of the Company is there, any proposed increase in the assessed valuation of any of the Owned Properties for Tax purposes. The uses being made of the Owned Properties are in material conformity in all material respects with the certificates of occupancy issued for the Owned Properties. The Owned Properties are in compliance in all material respects with all building, fire, zoning and other ordinances and regulations applicable thereto. The Owned Properties and the present use and condition thereof do not materially violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable thereto, as modified by any duly issued variances. Neither the Company nor, to the Knowledge of the Company, any other party to any reciprocal easement agreement affecting any of the Owned Properties is in default thereunder which default has had or will have a material impact on the Company, and no event has occurred which, with the giving of notice, lapse of time or both, would constitute such a default thereunder. All maintenance payments with respect to such reciprocal easement agreements which were due and payable by the Company prior to the date hereof have been paid. No building or other improvement which is part of any of the Owned Properties encroaches, in any material respect, upon any property owned by any adjacent landowner or upon any real property interest held by any other Person with respect to any of the Owned Properties (including easements on the Owned Properties) or upon any setback lines or similar encumbrances and no asset of any other Person encroaches upon the Owned Properties, except such encroachments, if any, which do not, individually or in the aggregate, materially detract from the value, or impair in any significant way the current use of, the property subject thereto. Except for the water well located on the Owned Properties, all water, sewer, gas, electricity, telephone and other utilities serving the Owned Properties are supplied directly to the Owned Properties by facilities of public utilities and are adequate for the full operation of the businesses of the Company and the Company Subsidiaries. To the Knowledge of the Company, no Governmental Entity nor any other Person plans to change any access from any highway or road to any of the Owned Properties or plans any improvements which might result in a special assessment against any of the Owned Properties. Each parcel of Owned Properties abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel, and access to such Owned Properties is provided by paved public right-of-ways with adequate curb cuts available. There are no outstanding options or rights of first refusal to purchase the Owned Properties, or any portion thereof or interest therein.

            (b)   Schedule 2.1.13(b) of the Company Disclosure Schedule sets forth a list of all parcels of real estate subject to leases to which the Company is a party as a lessee ("Leased Properties"), in each case, setting forth the lessor and lessee thereof and the date and term of each of the leases, and the street address (where appropriate) of each property covered thereby. Each such lease is in full force and effect, and the Company is not in default or breach under any such lease nor, to the Knowledge of the Company, is any third party. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such leases.

            (c)   The buildings, fixtures, and other improvements located on the Owned Properties and Leased Properties (i) are in compliance with all material requirements of applicable zoning code and similar laws and regulations, (ii) benefit from all required material certificates of occupancy, building, safety, fire and health approvals, and (iii) are in material compliance with all applicable deed restrictions or other property covenants and restrictions. There is no pending or, to the Knowledge of the Company, threatened, condemnation, or eminent domain proceedings with respect to either the Owned Properties or Leased Properties.

            (d)   The Company Subsidiaries do not presently own or lease, and have not at any time in the past owned or leased, real property or conducted business operations providing products or services to third parties.

          2.1.14    Environmental Matters.

            (a)   The Company and each of the Company Subsidiaries is, and has been at all times when non-compliance may result in liability after the Date of Agreement, in compliance with all Environmental Laws (as defined at Section 2.1.14(j)) governing its business, operations, properties, and assets, including, without limitation: (i) all requirements of Environmental Law relating to the discharge and handling of Hazardous Substances; (ii) all requirements of Environmental Law relating to notice, record keeping and reporting; and (iii) all requirements of Environmental Law relating to obtaining and maintaining Environmental Licenses for the ownership of its properties and assets and the operation of its business as presently conducted, including Environmental Licenses relating to the handling and discharge of Hazardous Substances.

            (b)   There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, or their businesses, operations, properties, or assets, initiated by any Governmental Entity or third party with respect to any Environmental Laws (or Environmental Licenses issued to the Company of any of the Company Subsidiaries hereunder) in connection with, related to or arising out of the ownership by the Company or any of the Company Subsidiaries of their properties or assets or the operation of their business: (i) any remedial obligations under any applicable Environmental Law, (ii) violations by the Company or any of the Company Subsidiaries of any Environmental Law, (iii) personal injury or property damage claims relating to a discharge of Hazardous Substances, or (iv) response, removal, or remedial costs under CERCLA or any similar state law.

            (c)   There has not occurred, nor is there presently occurring, a discharge caused by the Company of any Hazardous Substance on, into or beneath the surface of any real property currently owned or leased by the Company in an amount (i) requiring the Company or any Company Subsidiary to make a notice or report to a Governmental Entity, (ii) requiring the Company or any Company Subsidiary to undertake any response actions under Environmental Laws, or (iii) resulting in liability to the Company.

            (d)   There has not occurred, nor is there presently occurring, a discharge caused by any Person other than Company of any Hazardous Substance on, into or beneath the surface of any real property currently owned or leased by the Company in an amount (i) requiring the Company or any Company Subsidiary to make a notice or report to a Governmental Entity, (ii) requiring the Company or any Company Subsidiary to undertake any response actions under Environmental Laws, or (iii) resulting in liability to the Company.

            (e)   Neither the Company nor any Company Subsidiary owns or operates, nor has the Company or any Company Subsidiary owned or operated any "underground storage tanks" as defined in any applicable Environmental Law, and to the Knowledge of the Company, there are not now nor have there ever been any such underground storage tanks beneath any real property currently or previously owned or leased by the Company. All Aboveground Storage Tanks (as defined at Section 2.1.14(j)) owned or operated by the Company have been registered and operated in compliance with all applicable Environmental Laws.

            (f)    True and correct copies of all environmental investigative reports, studies or assessments (including, but not limited to, Phase I and Phase II assessments) and environmental compliance audits undertaken for the Company or in its possession, and relating to the Company or to any real property currently or previously owned or leased by the Company, have been made available to Buyer.

            (g)   With respect to permits and Licenses, (i) all Licenses required under Environmental Laws (such Licenses, "Environmental Licenses") that are necessary to the operations of the Company and each Company Subsidiary have been obtained, if still necessary, and are in full force and effect, and the Shareholders are unaware of any facts relating to the Company or any Company Subsidiary that forms a basis for revocation or suspension of any such Environmental Licenses; (ii) to the Knowledge of the Company, no Environmental Laws impose any obligation upon Buyer, as a result of any transaction contemplated hereby, requiring prior notification to, or approval or consent of, any Governmental Entity or with respect to the transactions contemplated hereby; (iii) all of the Company's and the Company Subsidiaries' operations were constructed and have been operated in all materials respects consistent with the representations and conditions made or set forth in the permit applications for the Environmental Licenses and the Environmental Licenses for the Company, where such consistency was required by Environmental Laws; and (iv) the Company and each Company Subsidiary has at all times been operated in full compliance with such Environmental Licenses and at the production levels or emission levels specified in such Environmental Licenses.

            (h)   No portion of the real property currently or previously owned or leased by the Company is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state law.

            (i)    All hazardous wastes, as that term is defined by Environmental Laws, generated by the Company and the Company Subsidiaries have been transported, stored, treated and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid permits under all applicable Environmental Laws.

            (j)    For purposes of this Agreement: (i) "Aboveground Storage Tank" shall mean a stationary device that is: (A) designed to contain an accumulation of Hazardous Substances; (B) constructed primarily of non-earthen materials to provide structural support; and (C) situated in such a way that the entire surface area of the tank is completely above the plane of the adjacent surrounding surface and the entire surface area of the tank (including the tank bottom) is able to be visually inspected; (ii) "Environmental Law" or "Environmental Laws" means all laws, rules, regulations, statutes, ordinances, decrees or Orders of any Governmental Entity with jurisdiction relating to (A) the control of any potential pollutant or protection of the air, water or land, (B) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (C) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, but subject to the foregoing, (1) the terms and conditions of any Environmental License, and (2) Orders. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. § 9601 et seq., and any state, county, or local regulations similar thereto; (iii) "Hazardous Substances" shall include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation chemicals, compounds, by-products, pesticides, asbestos-containing materials, petroleum or petroleum products, polychlorinated biphenyls, mercury, flammable or explosive materials the presence of which requires investigation or remediation under any Environmental Laws, or which are at the time of Closing regulated, listed or controlled by, under or pursuant to any Environmental Laws.

          2.1.15    Technology and Intellectual Property.

            (a)   Schedule 2.1.15(a) of the Company Disclosure Schedule accurately identifies and describes: (i) (A) each item of Registered IP in which the Company or any Company Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that, to the Knowledge of the Company, has an ownership interest in such item of Registered IP and the nature of such ownership interest; (ii) all trademarks, service marks and other trade designations that are Company Intellectual Property, that are material to the business of the Company, and that are not otherwise identified in Schedule 2.1.15(a)(i); (iii) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than licenses for "off-the shelf" software programs); and (iv) each Company IP Contract (other than (1) unilateral or mutual confidentiality agreements, (2) employee agreements, and (3) the fabrication contracts listed in Schedule 2.1.17) that is still in effect, or that has a provision other than a confidentiality provision that is still in effect, pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property.

            (b)   The Company has provided or made available to Buyer a complete and accurate copy of each Company IP Contract entered into by the Company or any Company Subsidiary(ies) in the past five (5) years. Except for the licenses and rights granted in licenses or agreements identified in Schedule 2.1.15(a) of the Company Disclosure Schedule, and except for the ordinary course exclusivity provisions contained in the Company's fabrication contracts with its customers, neither the Company nor any Company Subsidiary is bound by, and no Company Intellectual Property is subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert or enforce any Company Intellectual Property anywhere in the world.

            (c)   Except as set forth in Schedule 2.1.15(c) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries exclusively owns all right, title and interest to and in the Company Intellectual Property (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company or any Company Subsidiary, as identified in Schedule 2.1.15(a) of the Company Disclosure Schedule) free and clear of any encumbrances (other than licenses granted pursuant to the Company IP Contracts listed in Schedule 2.1.15(a) of the Company Disclosure Schedule and other than the ordinary course exclusivity provisions contained in the Company's fabrication contracts with its customers). Without limiting the generality of the foregoing:

                (i)  no "Joint Company-UW Intellectual Property" exists, as that term is defined in the Research/Technology Development Agreement between the Washington Technology Center and the University of Washington and Mikron Industries, Inc., dated February 2, 2000, as amended March 2, 2001.

               (ii)  all documents and instruments necessary to be filed to date to perfect the rights of the Company and the Company Subsidiaries in the patents and patent applications of the Company and the Company Subsidiaries have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity in the United States and in other jurisdictions identified in respect of each patent and patent application on Schedule 2.1.15(a) of the Company Disclosure Schedule.

              (iii)  each Person who is or was an employee or independent contractor of the Company or any Company Subsidiary and who is or was involved in the creation or development of any Company Intellectual Property has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Company, or an obligation to provide such an irrevocable assignment, and confidentiality provisions protecting the Company Intellectual Property;

              (iv)  no current or former director, officer or employee of the Company or any Company Subsidiary has any claim, right (whether or not currently exercisable) or interest to or in any Company Intellectual Property and no current or former director, officer or employee of the Company has any ownership interest in or exclusive rights to any Intellectual Property or Intellectual Property Rights licensed to the Company or used by the Company or any Company Subsidiary;

               (v)  to the Knowledge of the Company, no employee or independent contractor of the Company or any Company Subsidiary is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any Company Subsidiary; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

              (vi)  no funding, facilities or personnel of any Governmental Entity were used to develop or create, in whole or in part, any Company Intellectual Property;

             (vii)  the Company and each Company Subsidiary has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Company or any Company Subsidiary, or purported to be held by the Company or any Company Subsidiary, as a trade secret;

            (viii)  neither the Company nor any Company Subsidiary is under an obligation to assign or otherwise transfer ownership of any Intellectual Property Rights to any other Person, nor is Company or any Company Subsidiary a party to an agreement that could obligate Company or any Company Subsidiary to assign or otherwise transfer ownership of any Intellectual Property Rights to any other Person;

              (ix)  neither the Company nor any Company Subsidiary is now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Company Intellectual Property; and

               (x)  the Company and the Company Subsidiaries own or otherwise have rights to, and immediately after the Date of Agreement the Surviving Corporation and the Company Subsidiaries will continue to own or have rights to, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted immediately before the Date of Agreement. The foregoing is not intended to be a statement as to the absence of infringement, it being the intent of the parties that the only representation and warranty of the Company with respect to absence of infringement by the Company is at Section 2.1.15(g).

            (d)   To the Knowledge of the Company, all Company Intellectual Property is valid, subsisting and enforceable. Without limiting the generality of the foregoing, to the Knowledge of the Company:

                (i)  no invention described in any U.S. patent application or U.S. patent in which the Company or any Company Subsidiary has or purports to have an ownership interest was patented, described in a printed publication, in public use, or on sale more than one year prior to the filing date of such patent application or patent in a manner that would render such invention unpatentable under 35 U.S.C. Section 102(b);

               (ii)  each foreign patent application and foreign patent in which the Company or any Company Subsidiary has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public;

              (iii)  no trademark (whether registered or unregistered), trade name or trade dress owned, used or applied for by the Company or any Company Subsidiary, when used in the manner and in the locations presently used by the Company, infringes any trademark (whether registered or unregistered), trade name or trade dress owned, used or applied for by any other Person;

              (iv)  no event has occurred, and no circumstance or condition exists (with or without notice or lapse of time), including any failure to exercise adequate quality controls and any assignment in gross without the accompanying goodwill, that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) currently owned, used or applied for by the Company or any Company Subsidiary;

               (v)  each item of Company Intellectual Property that is Registered IP is and at all times has been in all material respects in compliance with all legal requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company Intellectual Property in full force and effect have been made by the applicable deadline; and

              (vi)  no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of the Company or any Company Subsidiary which at the time was material to the Company has been abandoned or allowed to lapse, other than in connection with normal course continuations of patents;

             (vii)  no interference, opposition, reissue, reexamination or similar proceeding is or has been pending or, to the Knowledge of the Company threatened, in which the scope, validity or enforceability of any Company Intellectual Property is being, has been or could reasonably be expected to be contested or challenged;

            (viii)  the Company and each Company Subsidiary has during the past six (6) years at all times complied with the patent marking provisions of United States patent law, 35 U.S.C. Section 287; and

              (ix)  notwithstanding Section 2.1.15(viii), the Company and all Company Subsidiaries have complied with the patent marking requirement of (a) the United States Patent License Agreement between Kaneka and Mikron Industries, Inc., dated March 30, 1999 and the Consent Agreement between Mikron Industries, Inc. and MikronWood, LLC, dated May 31, 2000 regarding assignment of License Agreement with Kaneka Corporation from Mikron Industries, Inc. to MikronWood, LLC; and (b) the Patent License and Settlement Agreement between Comfortex Corporation and Mikron Industries, Inc., dated Mar. 1, 2001.

            (e)   Neither the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in or contemplated by this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or with or without the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or encumbrance on, any Company Intellectual Property; (ii) a breach of any Company IP Contract listed or required to be listed in Schedule 2.1.15(a) of the Company Disclosure Schedule; (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.

            (f)    To the Knowledge of the Company, no Person has in the past six (6) years, infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property. Schedule 2.1.15(f) of the Company Disclosure Schedule accurately identifies (and Company has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company, any Company Subsidiary or any representative of the Company or any Company Subsidiary since January 1, 1998 regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

            (g)   To the Knowledge of the Company, neither the Company nor any Company Subsidiary has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person in a manner that could result in liability to the Company of any type at any time beginning January 1, 1998 and extending into the future. Without limiting the generality of the foregoing, except as set forth in Schedule 2.1.15(g) of the Company Disclosure Schedule:

                (i)  to the Knowledge of the Company, no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of the Company or any Company Subsidiary, and no Intellectual Property ever owned, used or developed by the Company or any Company Subsidiary, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person in a manner that could result in liability to the Company of any type at any time beginning January 1, 1998 and extending into the future;

               (ii)  no infringement, misappropriation or similar claim or proceeding is pending (with service of process having been made or written notice having been served on the Company or any Company Subsidiary) or, to the Knowledge of Company, has been threatened against the Company or any Company Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Company Subsidiary with respect to such claim or proceeding;

              (iii)  neither the Company nor any Company Subsidiary has ever received since January 1, 1998 any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

              (iv)  neither the Company nor any Company Subsidiary is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the Company's fabrication contracts, and other than as implied by Article 2 of the Uniform Commercial Code or other applicable law);

               (v)  neither the Company nor any Company Subsidiary has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the Company's fabrication contracts); and

              (vi)  to the Knowledge of the Company, no claim or proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company or any Company Subsidiary is pending or has been threatened, except for any such claim or proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company or any Company Subsidiary; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by the Company or any Company Subsidiary.

            (h)   No Person has brought or threatened any claim against the Company or any Company Subsidiary for the purported breach by Company or any Company Subsidiary of any confidentiality agreement at any time since January 1, 1998, and to the Knowledge of the Company, neither the Company nor any Company Subsidiary is in breach of its obligations under any confidentiality agreement.

            (i)    Neither the Company nor any Company Subsidiary has brought or threatened any Person for breaching any confidentiality agreement at any time since January 1, 1998, and to the Knowledge of the Company, no Person is breaching any confidentiality agreement with the Company.

        For purposes of this Agreement:

        Company Intellectual Property. "Company Intellectual Property" shall mean all Intellectual Property Rights and Intellectual Property in which Company or any Company Subsidiary has (or purports to have) an ownership interest or an exclusive license or similar exclusive rights.

        Company IP Contract. "Company IP Contract" shall mean any Contract to which the Company or any Company Subsidiary is or was a party or by which the Company or any Company Subsidiary is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company Intellectual Property or any Intellectual Property Rights.

        Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract or lease, understanding, instrument, note, warranty, insurance policy, or legally binding commitment or undertaking if any nature.

        Intellectual Property. "Intellectual Property" shall mean algorithms, apparatus, designs and assemblies, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

        Intellectual Property Rights. "Intellectual Property Rights" shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

        Registered IP. "Registered IP" shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any governmental body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

          2.1.16    Insurance and Banking Facilities.    Schedule 2.1.16 of the Company Disclosure Schedule contains a complete and correct list of: (i) all contracts of insurance of the Company and the Company Subsidiaries currently in full force and effect (including name of insurer, agent, annual premium, coverage, deductible amounts, and expiration date); and (ii) the names and locations of all banks in which the Company or any Company Subsidiary has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. In addition, Schedule 2.1.16 identifies as "Specified Insurance Policies" certain director and officer, employment practices, fiduciary liability tail coverage or representation and warranty coverage acquired or to be acquired by the Shareholders prior to or following Closing. Such director and officer, employment practices and fiduciary liability tail coverage policies are in full force and effect as of the date of this Agreement. In accordance with Section 3.3, none of the Company, the Buyer or the Shareholders shall terminate any of such policies. All premiums and other payments due from the Company or any Company Subsidiary with respect to any such contracts of insurance listed on Schedule 2.1.16 have been paid, and, to the Knowledge of the Company, there has not been and does not exist any fact, act, or failure to act that has caused or might cause any such contract to be canceled or terminated. Since January 1, 2002, neither the Company nor any Company Subsidiary has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of the Company or any Company Subsidiary. To the Knowledge of the Company, all claims for Losses have been presented to its insurance carrier for consideration.

          2.1.17    Major Contracts.    Schedule 2.1.17 of the Company Disclosure Schedule contains a list of each of the following agreements (collectively, and together with the leases of real property described in Section 2.1.17, "Major Contracts") to which the Company or any of the Company Subsidiaries is a party or subject:

            (a)   any joint venture contract or arrangement or any other agreement that has involved or is expected to involve a sharing of gross revenues of Five Hundred Thousand Dollars ($500,000) per annum or more to other persons;

            (b)   mortgage, indenture, note or installment obligation or other instrument or contract for or relating to any borrowing of an amount in excess of One Hundred Thousand Dollars ($100,000) by the Company or any of the Company Subsidiaries;

            (c)   guaranty, warranty or similar obligation by the Company or any of the Company Subsidiaries of any kind or nature, other than ordinary course endorsements and other than warranty provisions contained in customer contracts in the ordinary course of business;

            (d)   license agreement involving the payment or receipt by the Company or any of the Company Subsidiaries of One Hundred Thousand Dollars ($100,000) or more during any 12-month period during the term thereof;

            (e)   lease of personal property under which the Company or any of the Company Subsidiaries is a lessor or lessee involving annual rentals in excess of Five Hundred Thousand Dollars ($500,000);

            (f)    agreement for the purchase by the Company or any of the Company Subsidiaries of equipment involving outstanding commitments in excess of One Hundred Thousand Dollars ($100,000);

            (g)   agreement purporting to limit the right of the Company or any of the Company Subsidiaries to compete in any line of business with any person or other entity or in any geographic area, other than ordinary course exclusivity provisions contained in the Company's fabrication contracts with its customers;

            (h)   indemnification obligations in favor of any person or entity, other than ordinary course indemnification provisions of a seller or supplier of goods as contained in the Company's or any Company Subsidiaries' fabrication contracts with its customers, and any escrow agreements related to any indemnification or obligation;

            (i)    any distribution, fabrication, dealer, sales representative, marketing, or advertising contract of the Company or any of the Company Subsidiaries;

            (j)    to the extent not otherwise provided for elsewhere, any contract providing for the sale by the Company of goods or services which involved the payment of more than One Million Dollars ($1,000,000) in 2003, which the Company reasonably anticipates will involve the payment of more than One Million Dollars ($1,000,000) in 2004, including the remainder of the calendar year 2004, or which extends more than one (1) year from the date of this Agreement;

            (k)   to the extent not otherwise provided for elsewhere, any contract providing for the payment by the Company or any Company Subsidiary of cash or other consideration having a value of more than Five Hundred Thousand Dollars ($500,000) in 2003, which the Company reasonably anticipates will involve the payment of cash or other consideration having a value of more than Five Hundred Thousand Dollars ($500,000) in 2004, including the remainder of the calendar year 2004, or which extends more than one (1) year from the Date of Agreement;

            (l)    any agreement to which any Governmental Entity is a party, and any other agreement benefiting any Governmental Entity;

            (m)  any agreement that would reasonably be expected to have (i) a Material Adverse Effect on the Business Condition of the Company, or (ii) the ability of the Company to perform any of its obligations under, or to consummate any of the transactions contemplated by this Agreement;

            (n)   any agreement not otherwise identified in clauses "(a)" through "(o)" of this sentence if a breach of such agreement would reasonably be expected to have a Material Adverse Effect on the Business Condition;

            (o)   any contract for the development of Intellectual Property Rights; or

            (p)   any contract for the acquisition or disposition by the Company of any business or business unit since January 1, 1999.

All contracts, plans, agreements, leases, and other commitments listed on Schedule 2.1.17 of the Company Disclosure Schedule are valid and in full force and effect and is enforceable in accordance with its terms and neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, has any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a material violation or material breach of any of the provisions of any Major Contract, or (ii) other than for ordinary course volume discounts or resales, give any Person the right to receive or require a rebate, chargeback or penalty under any Major Contract. To the Knowledge of the Company, no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) could be reasonably expected to result in (i) any Person declaring a default or exercising any remedy under any Major Contract, (ii) any Person accelerating the maturity or performance of any Major Contract, or (iii) any Person cancelling, terminating prior to expiration, or modifying (other than ordinary price adjustments) in any material respect any Major Contract. Since January 1, 2002, neither the Company nor any Company Subsidiary has received any notice or other communication regarding any actual or alleged violation or breach of, or default under, any Major Contract. No Person is renegotiating, or has a right pursuant to the terms of any Major Contract to renegotiate, any amount paid or payable to the Company or any Company Subsidiary under any Major Contract or any other material term or provision of any Major Contract. The Company has delivered or made available to Buyer an accurate and complete copy of each Major Contract.

          2.1.18    Brokers and Finders.    Except for its arrangement with Zachary Scott & Co., none of the Company, the Company Subsidiaries, their respective directors, officers or employees and the Shareholders have retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will any of the Company, the Company Subsidiaries, their respective directors, officers or employees and the Shareholders owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement. Concurrently with the execution and delivery of this Agreement, the Company is providing to Buyer a release by Zachary Scott & Co. of any obligations of the Company in return for payment of the fee owing to them at Closing.

          2.1.19    Customers and Vendors.    Schedule 2.1.19 of the Company Disclosure Schedule contains true and correct lists of the ten (10) largest customers and the five (5) largest vendors of the Company and the Company Subsidiaries, taken as a whole, during the 12-month period ended December 31, 2003, with the amount of sales made to each such customer or by each such vendor, as the case may be, during such period, and during the two (2) years prior thereto (2002 and 2001). To the Knowledge of the Company, none of the customers or vendors described in Schedule 2.1.19 intends to cease doing business with the Company or any Company Subsidiary.

          2.1.20    Accounts Receivable.    The Company has provided Buyer with a true and complete list of all accounts receivable as of September 30, 2004, the account debtor thereunder, the address of such account debtor, the age of each account receivable as of such date, the amount of each account receivable as of such date and the invoice numbers of the Company's invoices representing such accounts receivable. All accounts receivable of the Company (and each Company Subsidiary) shown on the Current Balance sheet and to be shown on the Closing Balance Sheet have arisen and shall have arisen only from bona fide transactions in the ordinary course of business, are in no way contingent, are and will be valid receivables subject to no setoffs or counterclaims, and are and will be current and collectible within ninety (90) days after such account is due, subject to the reserve for bad debts and after taking into consideration reserves for volume discounts, both as set forth on the Current Balance Sheet or as established, in accordance with GAAP, for the Closing Balance Sheet.

          2.1.21    Inventory.    The inventory of the Company and the Company Subsidiaries (a) has been acquired or will have been acquired through to Closing in the ordinary course of business, (b) consists of items of a quality and quantity usable or saleable in the normal course of the business of the Company, the quantities of each type are and will not be excessive in any material amount, (c) the value of obsolete materials and of those materially below standard quality have been or will have been written down to realizable market value or adequate reserves have been provided therefor on the Current Balance Sheet and will have been provided therefor for the Closing Balance Sheet, all in accordance with GAAP. The value of obsolete materials and the determination of inventory of materially below standard quality has been and will be for the Closing Balance Sheet determined in accordance with the Company's and the Company Subsidiaries' inventory valuation standards and procedures as set forth at Schedule 2.1.21 of the Company's Disclosure Schedule.

          2.1.22    Product Warranty and Liability.

            (a)   The Company's and the Company Subsidiaries' product warranty reserves are adequate given historical claims against such reserves.

            (b)   Since January 1, 2000, each product or other asset designed, developed, manufactured, assembled, sold, installed, repaired, distributed, promoted, licensed or otherwise made available by the Company or any Company Subsidiary has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other agreement or contract and with all Applicable Laws.

            (c)   Since January 1, 2000, all services that have been performed by the Company and any Company Subsidiary were performed properly and in substantial conformity with the terms and requirements of all applicable agreements and contracts and with all Applicable Laws.

            (d)   Since January 1, 2000, no customer or other Person has asserted or, to the Knowledge of the Company, threatened to assert any material claim against the Company or any Company Subsidiary (i) under or based upon any warranty provided by or on behalf of the Company or any Company Subsidiary, (ii) under or based upon any other warranty relating to the Company or any Company Subsidiary, or (iii) based upon any services performed by the Company or any Company Subsidiary.

          For purposes of items (b), (c) and (d) above, a failure to conform or comply and a "material claim" shall not be deemed to include (a) ordinary course situations involving product returns in volumes and of a type consistent with past experiences and (b) failures to conform or comply or claims that would be covered by the Company's $375,000 product warranty reserve, as shall be reflected on the Closing Balance Sheet. Nothing in the foregoing or in other representations and warranties of this Agreement, including the representations and warranties of Section 2.1.30, shall be deemed to extend to, or impose a liability on the Shareholders for indemnification in respect of, Product Liability Claims (as defined below) except to the extent the Company has Knowledge of such claims as of the date of this Agreement. For purposes of this Agreement, "Product Liability Claims" mean claims and causes of actions related to or caused by the products of the Company or any of the Company Subsidiaries (i) for damage to tangible property or (ii) for personal injury or death, and related costs, expenses, attorneys' fees and damages. Notwithstanding the foregoing, Product Liability Claims shall not include product warranty claims.

          2.1.23    Related Party Transactions.    Neither the Company nor any Company Subsidiary had any financial transactions or arrangements (other than the payment of regular salary to Related Parties who are employees), and has no present, nor will have any future, obligation to enter into any transaction or arrangement, with any Related Party. For purposes hereof, the term "Related Party" shall mean: (i) the Shareholders or any of their affiliates, (ii) any corporate officer or director of the Company or any of their affiliates, (iii) any spouse, in-law or lineal descendant of any Related Party described in (i) and (ii), and (iv) any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company. For purposes of this definition "control," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise. To the Knowledge of the Company, no Related Party owns, directly or indirectly, or is a director, member, officer or employee of, or consultant to, any business organization which is a competitor, supplier, or customer having business dealings with the Company, nor does any Related Party own any assets or properties which are used in the Company's business.

          2.1.24    Certain Payments.    Neither the Company nor any of the Company Subsidiaries has, nor to the Knowledge of the Company has any other person or entity, directly or indirectly, on behalf of or with respect to the Company's or any Company Subsidiary's business: (i) made or received any payment which was not legal to make or receive; (ii) created or used any "off-book" bank or cash account or "slush fund," (iii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (iv) given or received any illegal discounts or rebates or any other violation of the antitrust laws of the United States or any similar foreign law; or (v) engaged in any conduct constituting a violation of the U.S. Foreign Corrupt Practices Act of 1977 and the regulations promulgated thereunder or any similar foreign law. No investigation or proceeding relating to any payment described in Section 2.1.24(i) through (v) above which was made, or is alleged to have been made, by or on behalf of the business of the Company or any Company Subsidiary is pending before any Governmental Entity, nor, to the Knowledge of the Company, is any such proceeding threatened.

          2.1.25    No Powers of Attorney.    Neither the Company nor any of the Company Subsidiaries has granted any general or special powers of attorney or any other authorizations of third parties to act as agents for the Company or any Company Subsidiary, other than a standard power of attorney to its certified public accountant Johnson & Shute, P.S., in its capacity as tax preparer with respect to the filing of Company tax returns.

          2.1.26    Authority, Validity and Effect.    Each of the Shareholders has all requisite power and authority or capacity to execute, deliver and perform his, her or its obligations under this Agreement and to consummate the transactions described in this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on behalf of each of the Shareholders. This Agreement is the legal, valid and binding obligation of each of the Shareholders, enforceable against each of the Shareholders in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or limiting creditors' rights or by equitable principles generally.

          2.1.27    Title to Shares.    The Shareholders (i) are the record and beneficial owners of their respective Series A Common Stock and Series B Common Stock as set forth on Schedule 2.1.2; (ii) have full power, right and authority, and any approval required by Applicable Law, to make and enter into this Agreement; and (iii) have good and valid title to their respective shares of Series A Common Stock and Series B Common Stock, free and clear of all liens and other encumbrances that would prevent, restrict or interfere with the ability of Shareholders to execute, deliver and perform this Agreement or that would result in a lien or other encumbrance on the equity interests of Buyer in the Surviving Corporation. At the Effective Time, Buyer will own good and valid title to all equity interests of the Surviving Corporation, free and clear of all liens and other encumbrances other than liens or encumbrances occurring as a result of actions by Buyer or Sub.

          2.1.28    No Conflict.    Neither the execution and delivery of this Agreement by the Shareholders, nor the consummation by the Shareholders of the transactions described in this Agreement, nor compliance by the Shareholders with any of the provisions of this Agreement will (i) constitute or result in a breach of any term, condition or provision of, or constitute a default under, any agreement or other instrument or obligation to which a Shareholder is a party or by which a Shareholder's assets are bound or (ii) violate any Order or Applicable Law applicable to a Shareholder or his, her or its assets. Neither the execution and delivery of this Agreement by any Shareholder that is a trust, nor the consummation by any such Shareholder of the transactions described in this Agreement, nor compliance by any such Shareholder with any other provisions of this Agreement will conflict with or result in a breach of any provisions of such Shareholder's trust agreement or other constituent documents. No Consent of any Governmental Entity or any other Person is required to be obtained by any Shareholder for the consummation of the transactions described in this Agreement.

          2.1.29    No Other Representations or Warranties.    This Agreement (including the Company Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein (in light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.

          2.1.30    Liabilities.    Neither the Company nor any Company Subsidiary has any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable ("Liabilities") of any nature, except for: (a) Liabilities identified as such in the "liabilities" column of the Current Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company and the Company Subsidiaries since September 30, 2004 in the ordinary course of business and consistent with past practices; (c) Liabilities under the Major Contracts, or under contracts that by their terms do not qualify as "Major Contracts", to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such contracts; (d) Liabilities disclosed in the Company Disclosure Schedule or otherwise in this Agreement; (e) Liabilities covered (subject to deductibles) by policies of insurance currently maintained by the Company or that would be covered in the future if the Company continued to maintain the same types and amounts in insurance as currently maintained by the Company; or (f) Product Liability Claims of which the Company has no Knowledge as of the date of this Agreement.

          2.1.31    Purchase and Sales Orders.    Since December 31, 2003, neither the Company nor any Company Subsidiary has, in connection with the operation of its business, entered into: (i) any purchase orders or purchase commitments which are in excess of the normal requirements of its business, which are excessive as to price or which require that payment be made therefor regardless of whether or not delivery is ever made or tendered of the items which are the subject of the purchase order or commitment; (ii) any unfilled sales orders or sales commitments other than in the ordinary course of business and other than at prices in the ordinary course of business; or (iii) any consignment contracts with respect to the business either as a buyer or seller, which consignment contracts are still in effect; or (iv) any purchase orders or commitments to acquire raw materials or supplies from an affiliate of the Company or any Company Subsidiary which is provided on price and terms more favorable to the Company or any Company Subsidiary than and could reasonably obtain from third parties

          2.1.32    No Discussions.    As of the date of this Agreement, neither the Company nor any Company Subsidiary nor any Shareholder, and no representative of any such Person, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any offer, proposal, or indication of interest (other than an offer, proposal or indication of interest made or submitted by Buyer) contemplating or otherwise relating to any transaction involving (i) the sale, license, disposition or acquisition of all or at least a majority of the Company's business or assets, (ii) the issuance, disposition or acquisition of any securities of the Company or any Company Subsidiary, or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any Company Subsidiary.

        2.2    Representations and Warranties of Buyer and Sub.    Buyer and Sub represent and warrant to the Company and the Shareholders as follows:

          2.2.1    Organization; Standing and Power.    Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Sub is a wholly owned and controlled subsidiary of Buyer. Each of Buyer and Sub has all requisite power and authority to own, to lease, and to operate its properties and to carry on its business, as now being conducted and as contemplated under this Agreement, and each is duly qualified and in good standing to do business in each jurisdiction in which a failure so to qualify would have a Material Adverse Effect on the Business Condition of Buyer.

          2.2.2    Authority.    The execution, delivery, and performance of this Agreement by Buyer and Sub have been duly authorized by all necessary action of their respective boards of directors. No approval of Buyer's shareholders is required for the execution, delivery and performance of this Agreement by Buyer or Sub. Certified copies of the resolutions adopted by the boards of directors of Buyer and Sub approving this Agreement and the Merger have been provided to the Company. Each of Buyer and Sub has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of Buyer and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or limiting creditors' rights or by equitable principles generally.

          2.2.3    Compliance with Laws and Other Instruments.

            (a)   The execution, delivery and performance of this Agreement and the consummation of the Merger does not conflict with or result in any violation or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under or the creation of a lien, pledge, security interest, charge or other encumbrance on assets of (i) any provision of the charter documents of Buyer or Sub, or (ii) any loan or credit agreement note, bond, mortgage or indenture to which Buyer or Sub is a party or any statute, law, ordinance, rule or regulation applicable to Buyer, Sub, or their respective properties or assets, other than, in the case of (ii), any such violation or default, which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of Buyer.

            (b)   No Consent of any Governmental Entity is required by or with respect to Buyer or Sub in connection with the execution, delivery and performance of this Agreement by Buyer and Sub or the consummation by Buyer and Sub of the Merger except for filing of the Merger Documents with the Secretary of State of the State of Washington and the Secretary of State of Delaware.

          2.2.4    Adequate Financial Resources.    Buyer and Sub have, through their own resources and existing enforceable financing arrangements, sufficient financial resources to meet their payment and funding obligations in respect of the One-Day Notes.

          2.2.5    Brokers and Finders.    Neither Buyer, Sub nor any of their respective directors, officers, or employees has retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Buyer, Sub or any of their respective directors, officers, or employees owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE III

AGREEMENTS

        Each of Buyer, Sub, the Company and the Shareholders each agree to take the following actions after the execution of this Agreement.

        3.1    Transaction Expenses.    Except as otherwise contemplated by or expressly provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Merger shall be paid by the party incurring such costs and expenses. In accordance with the provisions of Article I, the parties acknowledge that Transaction Expenses have been taken into account in determining the Purchase Price.

        3.2    Additional Agreements.    In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the Shareholders and the proper officers and directors of Buyer, Sub and the Company shall take all such necessary action.

        3.3    Officers and Directors; Insurance.    Buyer agrees that all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present or former officers and directors of the Company with respect to actions taken in their capacities as directors or officers of the Company prior to the Closing Date as provided in the Company's Articles of Incorporation or Bylaws shall survive the consummation of the Merger and continue in full force and effect for a period of six (6) years following the Closing Date notwithstanding any amendment thereto after the Effective Time. Each of the Company, the Buyer and each Shareholder agrees not to terminate any of the Specified Insurance Policies. Buyer acknowledges that the Shareholders may seek representation and warranty insurance for their own protection and at their own cost. Buyer and the Company shall provide reasonable cooperation to the Shareholders in their efforts to procure such insurance; the Shareholders acknowledge that the existence or failure to obtain such insurance shall have no effect on their obligations under this Agreement.

        3.4    Public Announcements.    None of the Buyer, the Sub, the Company or the Shareholders shall disseminate any press release or other announcement, or make other public disclosure, concerning this Agreement or the transactions described herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, and to the attorneys, accountants, financial advisors and other consultants of the parties hereto), without the prior written consent of each of the other parties hereto. The Buyer and Surviving Corporation agree that they shall not issue such a press release or other announcement or make such public disclosure without the prior written consent of the Shareholders Representative. The foregoing shall not prohibit a party from issuing a press release or other announcement, or making public disclosure if required by statute, laws or regulations, or by the rules of a stock exchange, provided that (i) the party issuing or making such release, announcement or public disclosure has been advised by legal counsel that such disclosure is in fact required, (ii) the Shareholders Representative is advised as soon as possible of such required press release, announcement or public disclosure, and (iii) the party making the required press release, announcement, or public disclosure provides to the Shareholders Representative a pre-release copy of the proposed release, announcement, or public disclosure, provides him a reasonable period of time to comment on the same, and makes any changes reasonably requested by the Shareholders Representative.

        3.5    Distribution of Transaction Related Attorney-Client Privileged Materials.    Buyer acknowledges that the Company has, prior to Closing, distributed out to the Shareholders all memoranda, letters, documents, and other materials pursuant to which the Company was provided legal, tax, or accounting advice with respect to (i) the transactions contemplated by this Agreement, and (ii) the restructuring of the Company in connection with the services provided by the initial holder of the Designated Note, as identified on Schedule 1.4(b) (the "Designated Holder"), and planning for the foregoing, and all rights the Company may have to assert the attorney-client or tax adviser-client privilege in respect thereof or treatment of the same as attorney-client work product. Each Shareholder agrees that he, she or it will provide Buyer with copies of any such memoranda, letters, documents and other materials if Buyer reasonably requests any such materials to defend the Surviving Corporation or any Company Subsidiary in any Proceeding. Buyer and Company agree not to knowingly assert, in any manner or venue, a position contrary to the position that such memoranda, letters, documents, and other materials are covered by the attorney-client or tax-adviser privilege afforded to the Shareholders, that they constitute attorney-client work product or a position that the Shareholders are not entitled to claim attorney-client or tax-adviser privilege with respect thereto.

        3.6    Access to Records.    For a period of six (6) years from and after Closing, Buyer and the Company agree to provide to the Shareholders reasonable access, during normal business hours, to records of the Company, and to allow the Shareholders to make (at the expense of the Shareholders) copies of such records, in each case, to the extent reasonably necessary for tax reporting, the preparation of Tax Returns, and the defense of claims of any type made against any of the Shareholders. The Company shall retain all Company records within the scope of the foregoing access rights in accordance with the Company's record retention privileges applicable generally to all of its records.

        3.7    Certain Taxes.    Any applicable transfer, documentary, sales, use, value added, stamp, registration and other similar Taxes and fees (including any penalties and interest) which may be levied in connection with the transactions covered hereby, regardless of whether the same are separately stated by the Company, and regardless of whether assessed against the Company, the Shareholders, Buyer or Sub, shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Shareholders. For the avoidance of doubt, this Section 3.7 is not intended to cover Taxes based on income or gross receipts, such as a Tax on net income taxes incurred by the Shareholders as a result of the transactions contemplated by this Agreement, which shall remain the responsibility of the Shareholders.

        3.8    Post-Closing Benefits.    The Company and the Buyer shall provide to the relevant Shareholders the benefits contemplated by Schedule 3.8.

        3.9    Tax Returns.    Buyer, the Shareholders, the Company and the Company Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or any Company Subsidiary relating to any Pre-Closing Tax Period that are in their possession, and to abide by all record retention agreements entered into with any taxing authority; and (ii) to give Buyer reasonable written notice prior to destroying or discarding of any such books and records. Buyer and the Shareholders agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any taxing authority or customer of the Company or any Company Subsidiary, or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The Shareholders Representative shall prepare and file all income Tax Returns of the Company relating to the Pre-Closing Tax Period and Buyer shall prepare and file all such income Tax

Returns relating to periods ending after the Closing Date. For purposes of the preparation of Tax Returns by the Shareholders Representative pursuant to the prior sentence, the Company shall provide to the Shareholders Representative reasonable access to relevant Company personnel. The Company and the Shareholders shall prepare all Company Tax Returns filed by them after the Closing Date in a manner consistent with the Company Tax Returns filed prior to such date, and the Shareholders shall provide any such Company Tax Returns to Buyer no later than five (5) days prior to the due date for such Company Tax Return, shall permit Buyer to review and comment on each such Company Tax Return prior to filing and shall make such revisions to such Company Tax Return as are reasonably requested by Buyer to the extent necessary to make such Company Tax Return consistent with the Company Tax Returns filed in Pre-Closing Tax Periods.

        3.10    Accounts Receivable.    In the event that, within one hundred eighty (180) days following the Closing Date, the Company makes collection on the accounts receivable set forth on the Closing Balance Sheet in excess of the amount reserved therefor, the General Threshold Amount shall be increased in an amount equal to such excess.

        3.11    Noncompetition Agreements.    In connection with the transactions contemplated by this Agreement, each of Jeffrey S. Sandwith, Mark Sandwith, David Sandwith and Susan Sandwith Crader are concurrently entering a noncompetition agreement with the Company to be binding for a period of three (3) years following the Closing Date. The noncompetition covenants contemplated by this Section 3.11 are in the form of Exhibit F attached hereto (the "Noncompetition Agreements").

        3.12    Lease Extensions.    The Shareholders shall cause the landlords owning the Leased Properties described in Schedules 2.1.13(b)(i) through (iii) to enter into, simultaneously with execution of this Agreement, lease extensions with the Company in the form of Exhibit G attached hereto.

ARTICLE IV

INDEMNIFICATION

        4.1    Indemnification Obligations of the Shareholders.    Subject to the other provisions of this Article IV, from and after Closing, the Shareholders shall defend, indemnify, and hold the Buyer, the Surviving Corporation and their directors, officers, employees and agents harmless from and against, and shall reimburse the Buyer, the Surviving Corporation, and their directors, officers, employees and agents as applicable (collectively, the "Buyer Indemnified Parties"), with respect to any and all of any and all liabilities, obligations, losses (for avoidance of doubt, including Tax losses), damages (other than consequential or punitive damages), claims, costs and expenses (including reasonable attorneys fees and expenses), awards and judgments ("Losses") incurred by any of them by reason of or arising out of or in connection with any of the following:

          (a)   any breach, or any claim (including claims by parties other than the Buyer or Sub) that if true, would constitute a breach by the Company of any representation or warranty of the Shareholders or the Company contained in this Agreement, or in any certificate delivered to the Buyer and Sub pursuant to the provisions of this Agreement;

          (b)   the failure, partial or total, of the Shareholders to perform any agreement or covenant required by this Agreement to be performed by any of them;

          (c)   the Designated Note, the obligations of any of the Shareholders or their predecessors under arrangements with the Designated Holder, and any litigation arising out of or in connection with the Designated Note or the obligation of any of the Shareholders or their predecessors under arrangements with the Designated Holder (the "Designated Claim");

          (d)   any matter covered by the Tax Indemnification provisions in Section 4.9;

          (e)   the special indemnity matter described in Schedule 4.1(e) attached hereto (the "Special Indemnity Claim"); and

          (f)    the additional indemnity matter described in Schedule 4.1(f) attached hereto (the "Additional Indemnity Claim").

provided, however, that any Losses incurred in connection with the matters described in Section 4.1(c), 4.1(e) and 4.1(f) shall include consequential and punitive damages.

        4.2    Indemnification Obligations of the Buyer.    Subject to the other provisions of this Article IV, from and after Closing, the Buyer agrees to defend, indemnify, and hold the Shareholders and their trustees and agents harmless from and against, and to reimburse the Shareholders and their trustees and agents with respect to, any and all Losses incurred by any of them by reason of or arising out of or in connection with:

          (a)   any breach, or any claim (including claims by parties other than the Shareholders) that if true, would constitute a breach, by the Buyer or Sub of any representation or warranty of the Buyer or Sub contained in this Agreement or in any certificate delivered to the Shareholders or the Company pursuant to the provisions of this Agreement;

          (b)   the failure, partial or total, of the Buyer or Sub to perform any agreement or covenant required by this Agreement to be performed by them; and

          (c)   the failure, partial or total, of the Surviving Corporation to perform any agreement or covenant required by this Agreement to be performed by it after Closing.

        4.3    Notice of Claims.    All claims for indemnification under this Agreement shall be the subject of the following claim and notice procedures:

          (a)   If an indemnified party reasonably believes that it may incur any Losses, it shall deliver a claim notice ("Claim Notice") to the indemnifying party. If an indemnified party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim, so that the indemnifying party's defense of such claim under Section 4.4 hereunder may be timely instituted; provided, however, that the failure of an indemnified party to give prompt written notice of a claim shall not affect its rights to indemnification hereunder, except to the extent that an indemnifying party has been materially prejudiced by such failure.

          (b)   When Losses are actually incurred or paid by an indemnified party or on an indemnified party's behalf or otherwise fixed or determined, the indemnified party shall deliver a payment certificate (a "Payment Certificate") to the indemnifying party for such Losses. If a Claim Notice or a Payment Certificate refers to any claim, action, suit, or proceeding made or brought by a third party, the Claim Notice or Payment Certificate shall include copies of the claim, any process served, and all legal proceedings with respect thereto.

        4.4    Defense of Third Party Claims.

          (a)   The indemnifying party under this Article VI (in the case of the Shareholders, through the Shareholders Representative) shall have the right to conduct and control, through counsel of its own choosing reasonably acceptable to the indemnified party, the defense of any third-party claim, action, or suit or compromise or settlement or payment thereof. If the indemnifying party assumes the defense, the indemnified party may, at its election, participate in the defense of any such claim, action, or suit through counsel of its choosing, but the fees and expenses of such counsel shall be at the expense of the indemnified party. If the indemnifying party shall fail to defend diligently any such third-party action, claim, or suit, then the indemnified party may defend, through counsel of its own choosing, such action, claim, or suit and may settle such action, claim, or suit and recover from the indemnifying party all Losses associated therewith including the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense. The indemnifying party shall not compromise or settle any third-party action, claim, or suit on terms that shall require any act or forbearance by the indemnified party or that do not include a full and complete release of the indemnified party from all liability in respect of such claim, action, or suit without the prior written consent of the indemnified party, which shall not be unreasonably withheld. Assumption by an indemnifying party of control of any such defense, compromise, or settlement shall not be deemed a waiver by it of its right to challenge its obligation to indemnify the indemnified party; provided, however, that in such event, the indemnifying party shall not be entitled to reimbursement from the indemnified party for the costs incurred in undertaking such defense. The Buyer, Surviving Corporation, and Shareholders Representative shall cooperate in all reasonable respects with each other in connection with the defense, negotiation, or settlement of any legal proceeding, claim, or demand referred to in this Section 4.4 and shall provide all reasonably necessary access to records and personnel.

          (b)   In accordance with the foregoing provisions, the Shareholders shall retain liability for the litigation arising out of the Designated Claim and, as parties obligated to indemnify the Buyer in respect of the same, undertake the defense of such litigation, all in accordance with the foregoing provisions and subject to the limitations and provisions of this Article IV. The defense of the Designated Claim shall be accomplished in the sole direction and under the sole control of the Shareholders Representative and toward that end, the Company shall provide to the Shareholders Representative access to Company personnel and records and shall generally cooperate with the Shareholders Representative.

          (c)   The obligations of the parties with respect to the defense of the Special Indemnity Claim shall be as described in Schedule 4.1(e).

        4.5    Survival and Time Limitations.    The representations and warranties made by the Parties shall survive Closing for a period of three (3) years, provided that the representations and warranties made by the Shareholders in the first sentence of Section 2.1.1 ("Organization and Standing"), Section 2.1.2 ("Capital Structure"), Section 2.1.3 ("Authority"), Section 2.1.26 ("Authority, Validity and Effect"), and Section 2.1.27 ("Title to Shares") shall survive Closing until the expiration of the applicable statute of limitations, including extensions. Any and all claims or demands made under Sections 4.1 or 4.2, regarding breaches of representations and warranties, must be asserted in a Claim Notice delivered to the indemnifying party during the foregoing relevant survival period and may not be made or asserted after such time; provided, however, that the obligation of a party for indemnification claims for which a Claim Notice is given within the time period set forth above shall continue until the final resolution of each such claim.

        4.6    Other Limitations.

          (a)   The indemnified party shall be entitled to indemnification under Section 4.1 or 4.2 only when the aggregate amount of all Losses from all claims (other than claims subject to the Special Threshold Amount (as defined in the following sentence)) exceed Five Hundred Thousand Dollars ($500,000) (the "General Threshold Amount"); provided that at such time as the aggregate of all such Losses exceeds the General Threshold Amount, the indemnified party shall only be entitled to be indemnified for all Losses in excess of the General Threshold Amount. The Buyer shall be entitled to indemnification for breaches of the representations and warranties set forth in (x) Section 2.1.14(d) (third-party discharge of Hazardous Substances) and (y) Section 2.1.30, to the extent the breach of Section 2.1.30 arises out of an infringement, misappropriation, or violation of an Intellectual Property Right of any other Person by the Company or a Company Subsidiary that occurred at any time on or prior to Closing, only when the aggregate amount of all Losses from all such claims exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (the "Special Threshold Amount"); provided that at such time as the aggregate of all such Losses exceeds the Special Threshold Amount, the indemnified party shall only be entitled to be indemnified for all Losses in excess of the Special Threshold Amount. Notwithstanding the foregoing, any amounts payable or owing under the One-Day Notes or by the Parties in respect of an adjustment of the Purchase Price as a result of final, conclusive and binding determinations of Debt, Cash, Transaction Expenses or Working Capital under Section 1.6 shall not be subject to the General Threshold Amount and shall not be debited against, or reduce, the General Threshold Amount. The General Threshold Amount shall also not apply to any Losses based on (w) any breach of the representations and warranties made by the Shareholders in the first sentence of Section 2.1.1 ("Organization and Standing"), Section 2.1.2 ("Capital Structure"), Section 2.1.3 ("Authority"), Section 2.1.18 ("Brokers and Finders"), Section 2.1.26 ("Authority, Validity and Effect"), and Section 2.1.27 ("Title to Share"), (x) any matters related to the Designated Claim, (y) any matters involving the Special Indemnity Claim, or (z) any actual fraud (the foregoing, items (w), (x), (y) and (z), the "Exception Losses"). For avoidance of doubt, the Special Indemnity Claim shall not be subject to the Special Threshold Amount.

          (b)   From and after Closing, the sole and exclusive source of recovery of Buyer Indemnified Parties, and each of them, against Shareholders for monetary damages under Section 4.1 or arising out of or in connection with this Agreement or the transactions contemplated by this Agreement for any losses other than Exception Losses shall be against and from the Escrow Account and Buyer Indemnified Parties, and each of them, shall have no other rights or recourse against Shareholders, or any of them, to recover such monetary damages.

          (c)   The sole and exclusive remedy for breaches of the representations and warranties of Section 2.1.21(c) ("Inventory") shall be an adjustment of the Purchase Price in accordance with the provisions of Section 1.6.

          (d)   A party shall not be entitled to recover under this Article IV for any Losses to the extent that it has recovered in respect of such Losses pursuant to any policy of insurance or from a third party.

          (e)   If an indemnified party has recovered any amount under this Article IV for any Losses and subsequently has recovered in respect of such losses pursuant to any policy of insurance or from a third party, then the indemnified party shall reimburse the indemnifying party the amount of such recovery. Each indemnified party who has or is entitled to recover any amount under this Article IV for any Losses agrees to make commercially reasonable efforts to secure recovery of such Loss from any policy of insurance or available third party. With respect to Product Liability Claims, and with respect to the Specified Insurance Policies and policies the Company has in place as of, immediately prior to or at any time before the Closing Date, the Buyer Indemnified Parties hereby waive any rights of subrogation any insurer or third party might have against the other parties hereto under or through this Agreement.

          (f)    The parties agree that all indemnification amounts payable hereunder shall be treated as adjustments to the Purchase Price.

          (g)   Subject to the limitation of Section 4.6(b), the liability of each Shareholder for amounts to be paid under this Article IV, including amounts to be paid from the Escrow Amount, shall be joint and several. In furtherance of the foregoing, the liability of each Shareholder for each Exception Loss shall be joint and several.

          (h)   From and after the Closing, the aggregate liability of the Shareholders under this Article IV for Exception Losses shall be limited to the aggregate amount of the Purchase Price (less all amounts paid out of the Escrow Account for Losses covered thereby). While the remedy and recourse for Exception Losses is, in accordance with Section 4.6(b), not limited to the Escrow Account, Buyer shall be entitled to seek recovery from the Shareholders with respect to the Exception Losses only to the extent the amounts in the Escrow Account, at the time the claim is made and again at the time the claim is finally adjudicated, are less than the amounts claimed, it being the intent of the parties that Exception Losses be first satisfied from the Escrow Account. The foregoing shall however not apply, and shall not limit Buyer's recourse with respect to, any Losses in respect of the Special Indemnity Claim once a total of One Million Dollars ($1,000,000) has been released from the General Claim Fund (as defined in the Escrow Agreement) in respect of Losses arising out of the Special Indemnity Claim.

          (i)    Shareholders shall have no right to contribution or cross-claim against the Surviving Corporation in respect of any amounts required to be released from the Escrow Amount for indemnification pursuant to this Article IV.

          (j)    The Shareholders shall have no liability under Sections 2.1.22 (or under Section 2.1.30 or other provisions of Article II, to the extent a breach under such other representation and warranty covers matters specifically covered by Section 2.1.22) unless Buyer can reasonably demonstrate that (i) the claimed breach of such representation and warranty involved product manufactured by Company prior to Closing that did not conform to any applicable warranty or other agreement or contract or Applicable Law (rather than, for example, as a remedial measure or expenditure contemplated by the Company for marketing or customer relations purposes) and (ii) the amount of the Loss in question, when combined with other such Losses for failure to conform arising prior to Closing, but not charged against the Company's warranty reserves prior to Closing, exceeds the Company's $375,000 warranty reserve as reflected on the Closing Balance Sheet. With respect to breaches of representations and warranties involving a failure of product manufactured by the Company to conform to the Company's warranty, the liability of the Shareholders under this Article IV shall be limited to the actual costs (including a reasonable allocation for manufacturing overhead applied in a manner consistent with past practices) incurred by the Company in meeting its warranty obligations. To the extent the Company repairs or replaces products under warranty, Losses for such repair and replacement (and charges against the Company's warranty reserve) shall be based on the Company's cost of the goods supplied (including a reasonable allocation for manufacturing overhead applied in a manner consistent with past practices), with no mark-up for profit, all as determined in accordance with GAAP.

        4.7    Exclusive Remedy.    The sole remedy of the Buyer Indemnified Parties, and each of them, and the Shareholders, and each of them, for monetary damages arising from breaches of this Agreement shall be claims made in accordance with and subject to the limitations and procedures of this Article IV and Section 5.3. Pursuant to the foregoing, but without limitation of the foregoing, all claims, whether stated in contract, tort or otherwise, with respect to matters the subject of potential indemnification pursuant to this Article IV shall be subject to the thresholds, limitations on recourse and remedies, procedures and other provisions of this Article IV, provided that nothing in the foregoing is intended to limit Buyer's recourse or remedies for actual fraud or the Shareholders' enforcement of the One-Day Notes.

        4.8    Shareholders Representative.    As used herein, the term "Shareholders Representative" shall mean Jeffrey S. Sandwith, or, if Jeffrey S. Sandwith dies, resigns, or for any reason refuses or is unable to act, the substitute (which shall be a natural person) specified in a written notice of substitution signed by at least two of the three following persons: Susan Sandwith Crader, David A. Sandwith and Mark A. Sandwith. By signing this Agreement and approving the Merger, the Shareholders have irrevocably made, constituted and appointed the Shareholders Representative as their true and lawful attorney-in-fact with full power of substitution (a) to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, (b) to undertake the duties ascribed to the Shareholders Representative under this Agreement and (c) to execute any amendments to this Agreement for any reason deemed appropriate by the Shareholders Representative, in his sole discretion. The Surviving Company and the Buyer shall be entitled to rely conclusively upon action or inaction by the Shareholders Representative as being fully authorized and approved by and binding upon all of the Shareholders notwithstanding any assertion by any Shareholder to the contrary, it being the purpose and intent of this Section 4.8 that Buyer and the Company shall be entitled to treat the Shareholders Representative as if such person were the sole selling Shareholder of all Company Shares. By approving of this Agreement and the Merger, the Shareholders have acknowledged and agreed that the Shareholders Representative shall have no liability to any Shareholder with respect to actions or omissions in his capacity as Shareholders Representative, except to the extent that such actions or omissions are in bad faith or constitute gross negligence.

        4.9    Tax Indemnification.

          (a)   Each Shareholder shall indemnify the Company, subject to the limitations and procedures of this Article IV, including the procedures of Sections 4.3 and 4.4 and all of the limitations of Sections 4.6(a), (b), (c), (d), (e), (f)  and (i), each Company Subsidiary and Buyer and hold them harmless from and against, any loss, claim, liability, expense or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company and any Company Subsidiary for all Tax periods ending on or before (and including) the Closing Date and the portion through the end of the Closing Date of any Tax period that includes (but does not end on) the Closing Date (the "Pre-Closing Tax Period"), and (ii) any and all Taxes of any person imposed on the Company or any of the Company Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i) and (ii) above, the Shareholder shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for Taxes on the Closing Balance Sheet and taken into account in determining the adjustment to Working Capital. The Shareholders shall reimburse Buyer for any Taxes of the Company or any Company Subsidiary that are the responsibility of the Shareholders pursuant to this Section 4.9 within thirty (30) business days after the later of payment of such Taxes by Buyer, the Company or any Company Subsidiary or the date Shareholders receive notice of such payment by Buyer, Company or Company Subsidiary; provided that, in the event that the Shareholders elect to contest any claim for Taxes and payment of such Taxes are not a condition of such contest, the Shareholders shall reimburse Buyer at the time of any determination (as defined in Section 1313 of the Code) with respect to such Tax. Amounts received by Buyer or the Company as refunds of Taxes indemnified against hereunder by the Shareholders shall be paid to the Shareholders within thirty (30) days of receipt of such amounts.

          (b)   In the case of any Tax period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company and the Company Subsidiaries, or any employment, sales or use Taxes, for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the Close of Business, which shall include the effect of the deemed sale of assets as a result of the Section 338(h)(10) Election (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company and the Company Subsidiaries for a Straddle Period including ad valorem tax payable during the Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Tax Period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in such Straddle Period.

ARTICLE V

GENERAL PROVISIONS

        5.1    Entire Agreement.    This Agreement, including the exhibits and schedules delivered pursuant to this Agreement, and the Confidentiality Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and the Confidentiality Agreement and supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting the subject matter hereof and thereof.

        5.2    Governing Law.    All aspects of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware as applied to agreements entered into and entirely to be performed within that state.

        5.3    Mediation; Consent to Jurisdiction.

          (a)   With respect to disputes arising under this Agreement or the Escrow Agreement or the Merger Documents, upon written demand (the "Written Demand") by either the Shareholders Representative, as representative of the Shareholders, or the Chief Executive Officer or Chief Financial Officer (a "Designated Officer") of the Buyer, as representative of the Buyer, directed to the other party, any dispute shall be discussed by and between the Shareholders Representative and Designated Officer. Such discussions shall commence within ten (10) days of the receipt of the Written Demand by the receiving party, and the Shareholders Representative and the Designated Officer may meet either in person or by telephone, or confer by any other means to resolve the dispute. Upon mutual consent of the Shareholders Representative and the Designated Officer, a mediator may be retained to aid in the deliberations by informally providing advice to the Shareholders' Representative and the Designated Officer regarding the resolution of the dispute. Any opinion expressed by the mediator shall be advisory and shall not be binding on the parties. Neither the discussions between the parties themselves and the mediator, if any, nor any opinion expressed by the mediator shall be admissible in any legal or administrative Proceeding. Costs of the mediator and of the mediation venue shall be borne equally by Buyer, on the one hand, and the Shareholders, on the other hand, and each shall be responsible for their own attorneys' fees and other expenses associated with such mediation. All discussions under this Section 5.3(a) shall be subject to the confidentiality provisions of Section 5.10 below. A party shall not be entitled to commence litigation or other proceedings which are the subject of a Written Demand unless the dispute which is the subject of the Written Demand is not fully resolved within forty-five (45) days after the Written Demand is given. The foregoing provisions shall not (i) apply to any dispute that is the subject to final determination by the Accounting Arbitrator pursuant to Section 1.6 or to any proceeding to enforce the One-Day Notes or (ii) prevent any party hereto from seeking temporary or emergency injunctive or similar relief in respect of any threatened or impending breach of the provisions of Section 5.10.

          (b)   With respect to disputes arising under this Agreement, the Escrow Agreement or the Merger Documents, the parties hereby irrevocably and unconditionally submit resolution of the dispute to the non-exclusive general jurisdiction of the state and federal courts located in Los Angeles, California and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court. THE PARTIES EACH HEREBY IRREVOCABLY WAIVE THEIR RIGHTS TO A JURY TRIAL IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.3.

        5.4    Notices.    All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (b) sent by a nationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

(a) if to Buyer or the Surviving Corporation to:	Quanex Corporation 1900 West Loop South, Suite 1500 Houston, Texas 77027-3267 Attention: Mr. Terry Murphy Phone: 713-877-5307 Fax: 713-877-5333
with a copy to:	Quanex Corporation 1900 West Loop South, Suite 1500 Houston, Texas 77027-3267 Attention: Mr. Kevin Delaney Phone: 713-877-5349 Fax: 713-626-7549
with a copy to:	Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 Attention: Harva R. Dockery Phone: 713-651-5196 Fax: 713-651-5246
(b) if to any Shareholder or to the Shareholders Representative, to:	Jeffrey S. Sandwith 205 Betsy Lane Richmond, KY 40475 Phone: (859) 625-1847 Fax: (859) 626-8843
with a copy to:	Preston—Gates—Ellis LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104-1158 Attention: Stephan H. Coonrod and Kevin Gruben Phone: (206) 623-7580 Fax: (206) 623-7022

        Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 5.4.

        5.5    Severability.    If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

        5.6    Assignment.    No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other party to this Agreement, which consent may be withheld in the absolute discretion of the party asked to grant such consent, provided that nothing herein is intended to prevent the Shareholders from assigning any rights they have in respect of the Escrow Amount, the Escrow Agreement, the One-Day Note, or other payments to be made in respect of the Purchase Price after the Closing. Any attempted assignment in violation of this Section 5.5 shall be voidable and shall entitle the other party to this Agreement to terminate this Agreement at its option.

        5.7    Counterparts.    This Agreement may be executed in two or more partially or fully executed counterparts each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a "Signature Page—Merger Agreement" in the form annexed to this Agreement by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party.

        5.8    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Buyer and the Shareholders Representative. No signature of any Shareholder (other than the Shareholders Representative) shall be required to effect any amendment to this Agreement.

        5.9    Interpretation.    Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural and to the part include the whole. The words "hereof," "herein," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole, including exhibits and schedules hereto, and not to any particular provision of this Agreement. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation," and the term "or" has the inclusive meaning represented by the term "and/or." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        5.10    Confidentiality.    The Confidentiality and Non-Solicitation Agreement of June 22, 2004 (the "Confidentiality Agreement") between the Company and Buyer shall be terminated effective as of the Effective Time. From and after the Effective Time, each party agrees to keep confidential and not to disclose any of the terms and conditions of this Agreement; provided that (i) this obligation shall not apply to information in the public domain through no fault of the disclosing party, and (ii) a party shall be entitled to disclose this Agreement and its terms and conditions, to its accountants, attorneys, investment bankers and other appropriate advisors, and prospective transferees of rights hereunder, so long as such persons are directed to comply with the requirements of this Section 5.10. Notwithstanding the preceding sentence, nothing herein shall prohibit a party from (i) issuing a press release or other announcement, or making public disclosure if required by statute, laws or regulations, or by the rules of a stock exchange, provided that (x) the party issuing or making such release, announcement or public disclosure has been advised by legal counsel that such disclosure is in fact required or advisable, (y) the Shareholders Representative is advised as soon as possible of such required press release, announcement or public disclosure, and (z) the party making the required or advised press release, announcement, or public disclosure provides to the Shareholders Representative a pre-release copy of the proposed release, announcement, or public disclosure, provides him a reasonable period of time to comment on the same, and makes any changes reasonably requested by the Shareholders Representative or (ii) divulging such information in connection with any legal proceeding initiated by a third party or Governmental Entity against such party or in compliance with applicable requirements of law, provided that such party shall provide the non-disclosing party with prompt written notice prior to such disclosure so that the non-disclosing party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 5.10. If such a protective order or other remedy is not obtained, or if the non-disclosing party waives compliance with the provisions hereof, the disclosing party agrees to disclose only that portion of the confidential information which the disclosing party is advised by the written opinion of outside counsel that is legally required to be disclosed.

        5.11    Beneficiaries.    Except as provided in Article IV, this Agreement is not intended to benefit any person who is not a party to this Agreement.

        5.12    Accounting Terms.    For purposes of this Agreement, all accounting terms not otherwise defined herein have the meanings assigned to them in conformity with GAAP.

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SIGNATURE PAGE—
MERGER AGREEMENT

        IN WITNESS WHEREOF, Buyer, Sub, the Company and the Shareholders have executed this Agreement as of the date first written above.

QUANEX CORPORATION	SHAREHOLDERS
By
Its
Susan R. Sandwith Crader
David A. Sandwith
Jeffrey S. Sandwith
Mark S. Sandwith
THE W. RONALD SANDWITH SPECIAL PURPOSE REVOCABLE TRUST PURSUANT TO THE INDENTURE OF TRUST DATED FEBRUARY 21, 2003
Jeffrey S. Sandwith, Trustee
THE PERPETUAL ASSET SHIELD TRUST FBO JEFFREY S. SANDWITH PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
Jeffrey S. Sandwith, Family Trustee

QUANEX FOUR	THE PERPETUAL ASSET SHIELD TRUST FBO MARK A. SANDWITH PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
By
Its
Mark A. Sandwith, Family Trustee
THE PERPETUAL ASSET SHIELD TRUST FBO DAVID A. SANDWITH PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
David A. Sandwith, Family Trustee
THE PERPETUAL ASSET SHIELD TRUST FBO SUSAN SANDWITH CRADER PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
Susan Sandwith Crader, Family Trustee
For the sole purpose of acknowledging status as Shareholders Representative under this Agreement:
SHAREHOLDERS REPRESENTATIVE
JEFF SANDWITH
MIKRON INDUSTRIES, INC.
By
Its

Exhibit A1

ARTICLES OF MERGER OF

MIKRON INDUSTRIES, INC.
a Washington corporation,

AND

QUANEX FOUR, INC.
a Delaware corporation

        Pursuant to RCW 23B.11.070 and 23B.11.050, the following Articles of Merger are executed for the purpose of merging Quanex Four, Inc., a Delaware corporation (the "Merging Corporation"), with and into Mikron Industries, Inc., a Washington corporation (the "Surviving Corporation").

        1.     The Agreement and Plan of Merger adopted by the Board of Directors of each of the Surviving Corporation and the Merging Corporation is as set forth on the attached Exhibit A.

        2.     The names of the corporations planning to merge are Quanex Four, Inc., a Delaware corporation, and Mikron Industries, Inc., a Washington corporation. The name of the Surviving Corporation is Mikron Industries, Inc.

        3.     Pursuant to RCW 23B.11.010(1), the merger was duly approved by the board of directors and the shareholder of Merging Corporation as required by RCW 23B.11.030 and the requirements of the Delaware General Corporation Law.

        4.     Pursuant to RCW 23B.11.010(1), the merger was duly approved by the board of directors and the shareholders of the Surviving Corporation as required by RCW 23B.11.030.

MIKRON INDUSTRIES, INC., a Washington corporation
By: Jeffrey S. Sandwith Its: Chairman
December , 2004

EXHIBIT A
AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is entered into as of the 9th day of December, 2004, in accordance with Section 252 of the General Corporation Law of the State of Delaware, as amended, and RCW 23B.11.070, by and between Mikron Industries, Inc., a Washington corporation ("Surviving Corporation"), and Quanex Four, Inc., a Delaware corporation ("Merging Corporation"). Surviving Corporation and Merging Corporation are sometimes collectively referred to hereinafter as the "Constituent Corporations."

RECITALS

        A. The respective boards of directors and shareholders of Merging Corporation and Surviving Corporation have determined it in the best interest of each respective Constituent Corporation to merge (the "Merger") Merging Corporation with and into Surviving Corporation.

        B. The Constituent Corporations desire the Merger to be effected pursuant to the terms and conditions of this Merger Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

        1.    General.

          1.1   The Merger. At the Effective Time (as herein defined) of the Merger, Merging Corporation shall be merged with and into Surviving Corporation and the separate existence of Merging Corporation shall cease and Surviving Corporation shall survive such Merger.

          1.2   Articles of Incorporation and Bylaws. The Articles of Incorporation of Surviving Corporation as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, subject to the provisions of Section 1.3 below.

          The Bylaws of Surviving Corporation as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

          1.3   Amendment to Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended as set forth in Exhibit A.

          1.4   Directors and Officers. The directors and officers of the Merging Corporation in office on the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been elected and qualified.

          1.5   Property and Liabilities of Constituent Corporations. At the Effective Time, the separate existence of Merging Corporation shall cease and Merging Corporation shall be merged into the Surviving Corporation. The Surviving Corporation, from and after the Effective Time, shall possess all the rights, privileges, powers and franchises of whatsoever nature and description, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of and debts due to either of the Constituent Corporations on whatever account as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all other interests shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations thenceforth shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation may be prosecuted to judgment or decree as if the Merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding.

          1.6   Further Assurances. Merging Corporation agrees that, at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, franchises and interests referred to in this Section 1 herein and otherwise to carry out the intent and purposes hereof.

          1.7   Effective Time. This Merger Agreement shall become effective on the later of (a) the time at which an executed counterpart of a Certificate of Merger is filed with the Secretary of State of the State of Delaware in the manner required by the General Corporation Law of the State of Delaware and (b) the time at which an executed counterpart of Articles of Merger containing this Merger Agreement are filed with the Secretary of State of Washington in the manner required by the Business Corporation Act of the State of Washington (the "Effective Time").

        2.    Conversion of Securities on Merger.

          2.1   Stock of Surviving Corporation. Each of the issued and outstanding shares of the Surviving Corporation shall, as of the Effective Time by virtue of the Merger, be converted, without any action on the part of the holders thereof, into the right to receive a cash amount equal to $77.17924528 per share of common stock, regardless of the series of such share of common stock, subject to adjustments for Working Capital and certain other adjustments, as more fully described in a separate Merger Agreement executed by the Constituent Corporations.

          2.2   Stock of Merging Corporation. Each of the issued and outstanding shares of the Merging Corporation shall, as of the Effective Time by virtue of the Merger, be converted, without any action on the part of the holders thereof, into the right to receive one share of common stock of the Surviving Corporation.

        3.    Service of Process.

          3.1   Delaware Service of Process. The Surviving Corporation may be served with process in the State of Delaware in any processing for enforcement of any obligation of Quanex Four, Inc. as well as for enforcement of any obligations of the Surviving Corporation arising from the merger, including any suit or other proceedings to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of Title 8 of the Delaware Code and it hereby irrevocably appoints the State of Delaware as its agent to accept service of process in any such suit or other proceedings. The address to which a copy of such process shall be mailed by the Secretary of State of Delaware is 1034 - 6th Avenue North, Kent, WA 98032-2991, until the Surviving Corporation shall have hereafter designated in writing to the said Secretary of State a different address for such purpose. Service of such process may be made by personally delivering to and leaving with the Secretary of State of Delaware duplicate copies of such process, one of which copies the Secretary of State of Delaware shall forthwith send by registered mail to said Surviving Corporation at the above address.

        4.    Miscellaneous.

          4.1   Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one Merger Agreement.

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        IN WITNESS WHEREOF, the Constituent Corporations have executed this Merger Agreement as of the date and year first above written.

MERGING CORPORATION:
QUANEX FOUR, INC., a Delaware corporation
By
Its
SURVIVING CORPORATION:
MIKRON INDUSTRIES, INC., a Washington corporation
By
Its

Exhibit A

AMENDMENTS
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
MIKRON INDUSTRIES, INC.

        The Amended and Restated Articles of Incorporation (the "Articles of Incorporation") of Mikron Industries, Inc. (the "Corporation"), are amended as follows:

        Articles I through X of the Articles of Incorporation are hereby deleted in their entirety, and replaced with the following:

ARTICLE I
NAME

        The name of this corporation is Mikron Industries, Inc.

ARTICLE II
DURATION

        This corporation has perpetual existence.

ARTICLE III
PURPOSE

        This corporation is organized for the purpose of transacting any and all lawful business for which a corporation may be incorporated under Title 23B of the Revised Code of Washington, as amended (the "Washington Business Corporation Act").

ARTICLE IV
REGISTERED OFFICE AND AGENT

        The address of the registered office of the corporation is 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104-1158, and the name of the registered agent at such address is PTSGE Corp.

ARTICLE V
CAPITAL STOCK

        The authorized capital stock of this corporation shall consist of 10,000 shares of common stock, par value $.01 per share.

ARTICLE VI
PREEMPTIVE RIGHTS

        Shareholders of this corporation shall not have preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the corporation.

ARTICLE VII
DIRECTORS

        The number of directors of this corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in the manner specified there.

ARTICLE VIII
CUMULATIVE VOTING

        Shareholders of this corporation shall not have the right to cumulate votes in the election of directors.

ARTICLE IX
LIMITATION OF DIRECTOR LIABILITY

        A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

  (a)
  Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

  (b)
  Conduct violating RCW 23B.08.310 (which involves certain distributions by the corporation);

  (c)
  Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

        If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE X
INDEMNIFICATION OF DIRECTORS

        10.1 The corporation shall indemnify its directors to the full extent permitted by the Washington Business Corporation Act now or hereafter in force. However, such indemnity shall not apply on account of:

  (a)
  Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

  (b)
  Conduct of the director finally adjudged to be in violation of RCW 23B.08.310; or

  (c)
  Any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate directors' resolution or contract.

        10.2 The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

        10.3 No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Exhibit A2

CERTIFICATE OF MERGER
OF
QUANEX FOUR, INC.
INTO
MIKRON INDUSTRIES, INC.

        Pursuant to Section 252(c) of the Delaware General Corporation Law, the undersigned, Jeffrey S. Sandwith, Chairman of Mikron Industries, Inc., a Washington corporation, hereby certifies that:

  1.
  The constituent corporations are Quanex Four, Inc., a Delaware corporation, and Mikron Industries, Inc., a Washington corporation.

  2.
  An agreement and plan of merger has been adopted, approved, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252(c) of the Delaware General Corporation Law and RCW 23B.11.030 of the Washington Business Corporation Act.

  3.
  The name of the surviving corporation is Mikron Industries, Inc.

  4.
  The articles of incorporation of Mikron Industries, Inc. shall be the articles of incorporation of the surviving corporation, and the surviving corporation is a Washington corporation.

  5.
  The executed agreement and plan of merger is on file at the principal office of Mikron Industries, Inc. at 1034 - 6th Avenue North, Kent, WA 98032-2991.

  6.
  A copy of the agreement and plan of merger will be furnished by Mikron Industries, Inc., on request and without cost, to any stockholder of any constituent corporation.

  7.
  Mikron Industries, Inc. agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Quanex Four, Inc. as well as for enforcement of any obligation of Mikron Industries, Inc. arising from the merger of Quanex Four, Inc. into Mikron Industries, Inc., including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceedings. A copy of such service of process shall be mailed by the Secretary of State of Delaware to the principal office of Mikron Industries, Inc. at 1034 - 6th Avenue North, Kent, WA 98032-2991.

Dated: December    , 2004

MIKRON INDUSTRIES, INC.
Jeffrey S. Sandwith Chairman

Exhibit B

ESCROW AGREEMENT

        THIS ESCROW AGREEMENT (this "Escrow Agreement") is made and entered into as of December 9, 2004 (such date, the "Closing Date"), by and among Quanex Corporation, a Delaware corporation ("Buyer"), Quanex Four, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer ("Sub"), the undersigned shareholders (the "Shareholders") of Mikron Industries, Inc., a Washington corporation ("Company"), Jeff Sandwith, as representative of the Shareholders (the "Shareholders Representative"), and Bank of America, N.A., as escrow agent (the "Escrow Agent").

Recitals

        A. Concurrently with the execution of this Agreement, Buyer, Sub, Company and the Shareholders have entered into a Merger Agreement dated the date hereof (the "Merger Agreement"), setting forth certain terms and conditions pursuant to which Sub is being merged with and into Company (the "Merger") on the date hereof and, following the Merger, Buyer will be the sole shareholder of Company. Escrow Agent, by execution hereof, acknowledges receipt of a copy of the Merger Agreement.

        B. Pursuant to Section 1.4 of the Merger Agreement, a total of Twenty-six Million Six Hundred Three Thousand Two Hundred Twenty Three and 53/100 Dollars ($26,603,223.53) (the "Escrow Funds") is being deposited by Buyer into escrow under this Escrow Agreement to satisfy any claims by Buyer for (i) any adjustments in respect of final determinations in favor of Buyer of Debt, Transactional Expenses, Cash and Working Capital of the Company as of Closing pursuant to Section 1.6 of the Merger Agreement and any fees and expenses related to Accounting Arbitrator proceedings that Shareholders are responsible for pursuant to Section 1.6 of the Merger Agreement, (ii) indemnification pursuant to Sections 4.1(a), (b), (d) and (e) of the Merger Agreement (all claims and adjustments made pursuant to subsections (i) and (ii), "General Claims"), and (iii) for indemnification against the Designated Claim pursuant to Sections 4.1(c) and 4.4(b) of the Merger Agreement (the General Claims and the Designated Claim, collectively referred to herein as "Claims," as further defined in Section 2.2 below), on the terms and conditions set forth therein and herein.

        C. Unless otherwise indicated herein, all terms beginning with an initial capital letter shall have the same meaning as set forth in the Merger Agreement.

        NOW THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained in the Merger Agreement and in this Escrow Agreement, the parties agree as follows:

        1.    ESTABLISHMENT OF ESCROW

        1.1    Deposit of Escrow Funds; Establishment of Accounts.

          (a)   Buyer hereby deposits the Escrow Funds with the Escrow Agent. The Escrow Agent hereby acknowledges receipt of the Escrow Funds and agrees to hold, invest and disburse the Escrow Funds in and from a separate account (the "Escrow Account") as provided in this Escrow Agreement. The Escrow Agent shall hold and safeguard the Escrow Funds during the term of this Escrow Agreement, shall treat the Escrow Funds as a trust fund in accordance with the terms of this Escrow Agreement and not as the property of Buyer, Sub, the Company, the Shareholders or the Shareholders Representative, and shall hold and dispose of the Escrow Funds only in accordance with the terms hereof. The amounts held in the Escrow Account shall, in accordance with Section 1.1(b), be held in two separate sub-accounts, in respect of the General Claim Fund and the Designated Claim Fund (both as defined below).

          (b)   Twenty Million and No/100 Dollars ($20,000,000.00) of the Escrow Funds shall be placed in a sub-account and shall be available to indemnify Buyer for General Claims, as further set forth herein (the "General Claim Fund"). Six Million Six Hundred Three Thousand Two Hundred Twenty-three and 53/100 Dollars ($6,603,223.53) of the Escrow Funds shall be placed in a sub-account and shall be available to indemnify Buyer for the Designated Claim (except as provided in Section 2.1(b)), as further set forth herein (the "Designated Claim Fund"). For avoidance of doubt, the Escrow Funds in the General Claim Fund shall not be available to satisfy the Designated Claim and the Escrow Fund in the Designated Claim Fund shall not be available to satisfy General Claims.

        1.2    No Encumbrance.    None of the Escrow Funds or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by Buyer, Sub, the Company, the Shareholders or the Shareholders Representative or may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Buyer, Sub, the Company, the Shareholders or the Shareholders Representative, prior to the release of the Escrow Funds pursuant to the terms of this Escrow Agreement.

        1.3    Power to Transfer Escrow Funds.    The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Funds provided for in this Escrow Agreement.

        1.4.    Investment of Escrow Funds.    The Escrow Agent shall invest the Escrow Funds in: (a) interest bearing bank account(s) of federally-insured banks, (b) investments of the type set forth on Exhibit A, or (c) such other investments as Buyer and the Shareholders Representative may jointly authorize the Escrow Agent to make from time to time. All interest or other earnings derived from the Escrow Funds shall become part of the Escrow Funds, shall be treated as Escrow Funds, shall be subject to release only as Escrow Funds, and shall otherwise be subject to the terms hereof. Interest and other earnings in respect of the General Claim Fund and the Designated Claim Fund, respectively, shall become part of such fund, shall be treated as such fund, and shall be subject to release only as part of such fund.

        1.5    Taxes.

          (a)   Buyer shall report all interest generated by the Escrow Funds on its income tax returns, in accordance with the procedures set forth in Proposed Treasury Regulation Section 1.468B-8 or as otherwise required in final Treasury Regulations under Section 468B of the Code. Buyer, Sub, the Shareholders, the Shareholder Representative, and the Escrow Agent shall all refrain from taking any position on any U.S. federal, state, or local income tax return inconsistent with this Section. The Escrow Agent shall report the income attributable to the Escrow Account consistent with this Section.

          (b)   The release of amounts to the Shareholders pursuant to Section 3 of this Agreement shall be treated as the payment of installment obligations and original issue discount shall accrue thereon in accordance with the principles of Section 1274 of the Code. Buyer shall timely deliver to the Shareholders a properly completed Form 1099-OID with respect to such imputed interest.

        2.    ESCROW CLAIMS

        2.1    Obligations.

          (a)   Pursuant to the above provisions, the parties have agreed that any release to Buyer of any of the Escrow Funds shall be treated as a further post-Closing adjustment of the Purchase Price paid by Buyer under the Merger Agreement. Such adjustment may potentially require an amendment of such parties' tax returns and financial statements, as applicable.

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          (b)   In addition to providing indemnification for the Designated Claim, the Designated Claim Fund is also intended to provide a source of funding, prior to the final disposition thereof, for professional fees, costs, and expenses actually incurred by the Company in connection with its defense or any settlement thereof, under the sole direction and under the sole control of the Shareholders Representative. Toward that end, the Shareholders Representative, acting as agent for the Company, shall be entitled to withdraw from the Designated Claim Fund, prior to the final disposition of the Designated Claim, up to a maximum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in professional fees, costs, and expenses actually incurred in connection with the defense of the Designated Claim, and Buyer agrees to execute, following receipt of written documentation evidencing in reasonable detail such fees, costs and expenses, joint instructions providing for any such release. Buyer further agrees to execute within ten (10) days of request joint instructions with Shareholders Representative providing for a release of the funds from the Designated Claim Fund, payable in accordance with the instructions of the Shareholders Representative, in connection with (i) any settlement of the Designated Claim that fully releases the Company from further liability or (ii) payment on any judgment that results in a full release of the Company from further liability.

          (c)   In addition to providing indemnification for the General Claims, the General Claim Fund is also intended to provide a source of funding for up to $1,000,000 of obligations and liabilities (including attorney and expert fees and costs as well as settlement payments) which in the Shareholders Representative's sole discretion are reasonable for the conduct or settlement of the Marley Mouldings Litigation. Toward that end, the Shareholders Representative shall be entitled to withdraw from the General Claim Fund, prior to the final disposition of the Marley Mouldings Litigation, up to a maximum of One Million and No/100 Dollars ($1,000,000.00) for such purposes, and Buyer agrees to execute joint instructions providing for any such release within ten (10) days following receipt of written request from the Shareholders Representative.

        2.2    Claim Notices.    Promptly after the receipt by Buyer of notice or discovery of any claim, damage, or legal action or proceeding giving rise to rights under Section 1.6 or Article IV of the Merger Agreement (a "Claim"), Buyer shall give the Shareholders Representative written notice of such Claim setting forth in reasonable detail the nature and, if specifiable, the dollar amount of such Claim and shall provide a copy of such notice to the Escrow Agent; provided, however, that the failure of Buyer to give such a notice shall not relieve the parties hereto from their obligations hereunder unless that failure materially prejudices the Shareholders in the defense of any such Claim by such party. Each notice of a Claim by Buyer (the "Claim Notice") shall be in writing and must be delivered on or before the General Escrow Release Date (in the case of General Claims) or the Designated Escrow Release Date (in the case of the Designated Claim) to be valid hereunder. When making a Claim, Buyer shall identify whether it is a General Claim or a Designated Claim and, if not so identified, it shall be presumed to be a General Claim. Upon receipt of a Claim Notice by Escrow Agent, Escrow Agent shall provide a copy of such notice to the Shareholders Representative.

        2.3    Resolution of Claims.    Any Claim Notice received by the Shareholders Representative and the Escrow Agent pursuant to Section 2.2 above shall be resolved as follows:

          2.3.1    Uncontested Claims.    In the event that the Shareholders Representative (i) provides written notice to the Escrow Agent that it does not contest a Claim Notice or (ii) does not contest, in the manner provided for at Section 2.3.2, a Claim Notice in writing within thirty (30) days of his receipt of the Claim Notice from Escrow Agent, as provided for in Section 2.2, the Escrow Agent shall promptly take all steps to release the relevant portion of Escrow Funds to Buyer from the General Claim Fund or the Designated Claim Fund, as applicable.

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        2.3.2    Contested Claims.    In the event that the Shareholders Representative gives written notice to Buyer and the Escrow Agent contesting all or a portion of a Claim Notice (a "Contested Claim") within the thirty (30) day period provided above, the matter shall be settled in accordance with this Section 2.3.2. Any portion of a Claim Notice that is not contested shall be resolved as set forth above in Section 2.3.1. If notice is received by the Escrow Agent that a Claim Notice is contested by the Shareholders Representative or if any dispute exists with respect to an amount to be distributed under Section 2.3.1, then the Escrow Agent shall hold in the General Claim Fund or Designated Claim Fund, as applicable, after what would otherwise be the applicable Partial Escrow Release Date or General Escrow Release Date (in the case of General Claims) or Designated Release Date (in the case of Designated Claims), the amount of Escrow Funds, as specified in the Claim Notice or as otherwise provided in Section 3.1, until the earlier of: (i) receipt of joint instructions executed by Buyer and the Shareholders Representative setting forth a resolution of the Claim Notice and the portion of Escrow Funds to be delivered to Buyer and, if a Partial Escrow Release Date or Escrow Release Date has occurred with respect to the applicable fund against which the Claim was made, the portion (if any) of the Escrow Funds to be delivered to the Shareholders (such joint instructions, "Joint Instructions"); (ii) receipt of a written notice from Buyer (a "Buyer Distribution Notice") attaching a copy of the final award or decision of the court or Accounting Arbitrator and setting forth the portion of Escrow Funds to be delivered to Buyer (Buyer shall at the same time provide a copy of the Buyer Distribution Notice to the Shareholders Representative); or (iii) receipt of a written notice from the Shareholders Representative (a "Representative Distribution Notice") attaching a copy of the final award or decision of the court or Accounting Arbitrator that no portion of Escrow Funds is to be delivered to Buyer as a result of such award (Shareholder Representatives shall at the same time provide a copy of the Representative Distribution Notice to Buyer). Promptly upon receipt of a Buyer Distribution Notice, Escrow Agent shall provide a copy of such notice to the Shareholders Representative. Promptly upon receipt of a Representative Distribution Notice, Escrow Agent shall provide a copy of such notice to Buyer. The following sets forth actions to be taken by the Escrow Agent in the following situations:

           (x)  Upon receipt of Joint Instructions, Escrow Agent shall within five (5) days release Escrow Funds in accordance with such Joint Instructions.

           (y)  If a Buyer Distribution Notice is given, the Escrow Agent shall, no earlier than ten (10) days and no later than fifteen (15) days after it gives notice of the Buyer Distribution Notice to the Shareholders Representative, release to Buyer the portion of the Escrow Funds to which the Buyer Distribution Notice relates. If the Buyer Distribution Notice occurs after a Partial Escrow Release Date or an Escrow Release Date has occurred with respect to the relevant fund against which the Claim was made, and the Buyer Distribution Notice requires distribution of only a portion of the amount then held in escrow for the relevant Claim, then the balance of the relevant Escrow Funds shall be released, but only up to the extent that Escrow Agent would have released such amount on the applicable Partial Escrow Release Date or Escrow Release Date, as the case may be, if such Claim had not been pending. If the relevant Partial Escrow Release Date has not occurred, the aforementioned portion of the Escrow Funds shall continue to be held pursuant to the terms of this Escrow Agreement.

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           (z)  If a Representative Distribution Notice has been given and a Partial Escrow Release Date or Escrow Release Date has occurred with respect to the applicable fund against which the Claim was made, the Escrow Agent shall, no earlier than ten (10) and no later than fifteen (15) days after it gives notice of the Representative Distribution Notice to the Buyer, release to the Shareholders, the portion of the Escrow Funds to which the Representative Distribution Notice relates, but only to the extent that the Escrow Agent would have released such amount on the applicable Partial Escrow Release Date or Escrow Release Date, as the case may be, if such Claim had not been pending. If the relevant Partial Escrow Release Date or Escrow Release Date has not occurred, notwithstanding any Representative Distribution Notice, the aforementioned portion of the Escrow Funds shall continue to be held pursuant to the terms of this Escrow Agreement.

        All releases in response to Joint Instructions, a Buyer Distribution Notice, or a Representative Distribution Notice shall be made only from the General Escrow Fund or Designated Fund, as applicable.

        3.    RELEASE FROM ESCROW

        3.1    Release of Escrow Funds.

          (a)   (i) Within five (5) days of receipt of the Final Purchase Price Calculation under Section 1.6 of the Merger Agreement (or, if not a business day, the next business day following the tenth day), the Shareholders Representative and Buyer shall, in the event that the Purchase Price shown on the Final Purchase Price Calculation is less than the Purchase Price paid by Buyer on the Closing Date, give joint written instructions to the Escrow Agent to transfer to Buyer from the Escrow Funds in the General Claim Fund an amount equal to such difference. If there is such a shortfall and no such instruction is given to the Escrow Agent within the time prescribed, then the Escrow Agent shall, no earlier than ten (10) and no later than fifteen (15) days from delivery by Buyer of the determination of the Accounting Arbitration referenced below, transfer to the Buyer from the Escrow Funds in the General Claim Fund an amount equal to such shortfall, as determined by the Accounting Arbitrator pursuant to Section 1.6 of the Merger Agreement upon delivery by Buyer of the Final Purchase Price Calculation prepared by such Accounting Arbitrator and the Accounting Arbitrator's determination of the shortfall between the Purchase Price and the Final Purchase Price Calculation. Upon delivery of the Buyer of such determination to the Escrow Agent, Escrow Agent shall promptly give notice of the same to the Shareholders Representative.

                (ii) Within five (5) days of receipt of a decision of the Accounting Arbitrator requiring that Shareholders pay for fees and expenses in connection with proceedings before the Accounting Arbitrator, the Shareholders Representative and Buyer shall give joint written instructions to the Escrow Agent to transfer to Accounting Arbitrator and Buyer from the Escrow Funds in the General Claim Fund an amount equal to such fees and costs awarded against Shareholders. If there has been such award by the Accounting Arbitrator and no such instruction is given to the Escrow Agent within the time prescribed, then the Escrow Agent shall no earlier than ten (10) and no later than fifteen (15) days from delivery of the award by the Accounting Arbitrator referenced below, transfer to the Accounting Arbitrator and Buyer from the Escrow Funds in the General Claim Fund, as specified in the award of the Accounting Arbitrator, an amount equal to such award, upon delivery by Buyer of the award by the Accounting Arbitrator with respect to the fees and costs to be paid by Shareholders. Upon delivery by Buyer of such award to the Escrow Agent, Escrow Agent shall promptly give notice of the same to the Shareholders Representative.

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          (b)   If the amount in the General Claim Fund on a Partial Escrow Release Date (as defined below) exceeds the sum of the related Applicable Balance (as defined below) on such Partial Escrow Release Date and the amount of any unresolved General Claims as of such Partial Escrow Release Date, then the Escrow Agent shall release to the Shareholders the amount of that excess. For purposes of this Section 3.1(b), the "Partial Escrow Release Dates" and the related "Applicable Balances" are as follows:

Partial Escrow Release Date	Applicable Balance
January 2, 2006	$13,333,332.00
January 2, 2007	$6,666,666.00

        On the third anniversary of the Closing Date, (the "General Escrow Release Date"), the Escrow Agent shall release to the Shareholders the amount then held in the General Claim Fund, less any amount to be retained for unresolved General Claims in the General Claim Fund in accordance with the provisions of Section 2.3.2 until the General Claim is resolved, which amount shall be treated as an amount in retained escrow ("Retained Escrow").

          (c)   Within five (5) days of any final disposition and resolution of the Designated Claim that is not subject to appeal and that imposes no liability on the Company ("Final Disposition Event"), Buyer and the Shareholders Representative agree to give notice of such event to the Escrow Agent. Within the earlier of (i) five (5) days after receipt of a notice from Buyer and Shareholders Representative that a Final Disposition Event has occurred, or (ii) no earlier than ten (10) and no later than fifteen (15) days after Escrow Agent gives notice to Buyer that Shareholders Representative has notified Escrow Agent that a Final Disposition Event has occurred (such date, the "Designated Escrow Release Date;" each of the Designated Escrow Release Date and the General Escrow Release Date shall qualify as an "Escrow Release Date"), the Escrow Agent shall release to the Shareholders the amounts then held in the Designated Claim Fund. Escrow Agent shall give prompt notice to Buyer of any notice received from the Shareholders Representative provided for at item (ii) above.

        3.2    Release of Retained Escrow.    Upon the latest of (a) resolution of any and all Contested Claims as provided for in Section 2.3.2, (b) the General Escrow Release Date, and (c) the Designated Escrow Release Date, the Retained Escrow shall be released by the Escrow Agent to Buyer and/or to the Shareholders in accordance with Section 2.3.2, this Section 3.2, and as otherwise provided for in this Escrow Agreement.

        4.    ESCROW AGENT

        4.1    Duties.    The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary. The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Escrow Agreement and is authorized hereby to comply with any orders, judgments or decrees of any court with or without jurisdiction and shall not be liable as a result of its compliance with the same.

        4.2    Legal Opinions.    As to any legal questions arising in connection with the administration of this Escrow Agreement, the Escrow Agent may rely absolutely upon the joint instruction of Buyer and the Shareholders Representative or a reasonable opinion given to the Escrow Agent by its outside counsel and shall be free of liability for acting in good faith in reliance on such opinion.

        4.3    Signatures.    The Escrow Agent may rely on and will be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and has no responsibility for determining the accuracy thereof.

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        4.4    Refrain from Action.    The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Escrow Agreement in the event of any dispute between Shareholders Representative, Buyer and/or Sub in connection with the subject matter of this Escrow Agreement or the Merger Agreement.

        4.5    Interpleader.    If any controversy arises between the parties hereto or with any third person, the Escrow Agent shall not be required to determine the same or to take any action, but the Escrow Agent in its discretion may institute such interpleader or other proceedings in connection therewith as the Escrow Agent may deem proper, and in following either course, the Escrow Agent shall not be liable.

        4.6    Tax Forms.    All entities entitled to receive interest from the Escrow Account will provide Escrow Agent and Buyer with W-9 Internal Revenue Service tax forms prior to disbursement of interest.

        4.7    Brokerage Confirmations.    The parties acknowledge that to the extent regulations of the Comptroller of Currency or other applicable regulatory entity grant a right to receive brokerage confirmations of security transactions of the escrow, the parties waive receipt of such confirmations, to the extent permitted by law. The Escrow Agent shall furnish a statement of security transactions on its regular monthly reports.

        5.    INDEMNIFICATION

        5.1    Waiver and Indemnification.    Buyer, Sub, the Shareholders and the Shareholders Representative, agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the willful neglect, gross negligence, bad faith or fraud of the Escrow Agent. Buyer, the Shareholders and the Shareholders Representative agree to indemnify the Escrow Agent against and from any and all claims, demands, costs, liabilities and expenses, including reasonable attorneys' fees, which may be asserted against it or to which it may be exposed or which it may incur by reason of its execution or performance of this Escrow Agreement, except to the extent attributable to its willful neglect, gross negligence, bad faith or fraud; such indemnification obligation shall be borne (i) one-half by the Shareholders on a joint and several basis and (ii) one-half by Buyer. Such agreement to indemnify shall survive the termination of this Escrow Agreement until extinguished by any applicable statute of limitations.

        5.2    Conditions to Indemnification.    In case any litigation is brought against the Escrow Agent in respect of which indemnification may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to the parties hereto, and the parties upon receipt of that notice shall have the obligation and the right to assume the defense of such litigation, provided that failure of the Escrow Agent to give that notice shall not relieve the parties hereto from any of their obligations under this Section 5 unless that failure prejudices the defense of such litigation by said parties. At its own expense, the Escrow Agent may employ separate counsel and participate in the defense. The parties hereto shall not be liable for any settlement without their respective consents.

        6.    ACKNOWLEDGMENT BY THE ESCROW AGENT    By execution and delivery of this Escrow Agreement, the Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the provisions of this Escrow Agreement on its part.

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        7.    RESIGNATION OR REMOVAL OF ESCROW AGENT; SUCCESSOR

        7.1    Resignation and Removal.

          7.1.1    Notice.    The Escrow Agent may resign as such following the giving of thirty (30) days' prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days' prior written notice to be given to the Escrow Agent jointly by the Shareholders Representative and Buyer. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable), and the Escrow Agent shall then deliver the balance of the Escrow Funds then in its possession to a successor Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

          7.1.2    Court Appointment.    If the parties hereto are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, then the acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

        7.2    Successors.    Every successor Escrow Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Shareholders Representative, the Shareholders and Buyer, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or any of the parties hereto, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Escrow Agreement to its successor. Should any instrument be required by any successor for more fully vesting in such successor the duties, responsibilities and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of any of the other parties hereto, be executed, acknowledged and delivered by the predecessor.

        7.3    New Escrow Agent.    In the event of an appointment of a successor Escrow Agent, the predecessor shall cease to be Escrow Agent of any funds, securities or other assets and records it may hold pursuant to this Escrow Agreement, and the successor shall become such Escrow Agent.

        7.4    Release.    Upon written acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Funds, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement that may arise and accrue thereafter.

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        8.    FEE    The Escrow Agent will be paid as billed monthly for services hereunder in accordance with the fee schedule attached hereto as Exhibit B. One-half of such fees and expenses shall be paid by the Shareholders on a joint and several basis and the other one-half of such fees and expenses shall be paid by the Buyer. To the extent Buyer fails to pay its one-half portion of the fees and expenses, Escrow Agent may deduct such portion of the fees and expenses from the funds held under this Agreement; provided, however, that the Shareholders Representative shall be entitled to reimbursement from Buyer for any such deduction, to the extent that any Escrow Funds are released to the Shareholders. To the extent the Shareholders fail to pay their one-half portion of the fees and expenses, Escrow Agent may deduct such portion of the fees and expenses from any Escrow Funds to be released to the Shareholders. In the event that the Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader, or in the event that the conditions to this Escrow Agreement are not promptly fulfilled, or the Escrow Agent is required to render any service not provided for in this Escrow Agreement and fee schedule, or there is any assignment of the interests of this Escrow Agreement or any modification hereof, the Escrow Agent shall be entitled to reasonable compensation, to be paid one-half by the Shareholders on a joint and several basis and one-half by the Buyer, for such extraordinary services and reimbursement for all fees, costs, liability, and expenses, including attorneys' fees. The Escrow Agent may amend its fee schedule from time to time on sixty (60) days' prior written notice to Buyer and Shareholders Representative.

        9.    SHAREHOLDERS REPRESENTATIVE

        9.1    Status as Shareholders Representative.    For purposes of this Escrow Agreement, the Shareholders acknowledge as follows: The Shareholders have, pursuant to the Merger Agreement, consented to the appointment of the Shareholders Representative as representative of the Shareholders and as the attorney-in-fact for and on behalf of each Shareholders with respect to General Claims and the Designated Claim, and, subject to the express limitations set forth below, the taking by the Shareholders Representative of any and all actions and the making of any decisions required or permitted to be taken by them under this Escrow Agreement with respect to General Claims and the Designated Claim, including but not limited to, the exercise of the power to: (i) authorize delivery to or cancellation by Buyer of the Escrow Funds, or any portion thereof, in satisfaction of General Claims or the Designated Claim or otherwise in connection with a release of Escrow Funds to Buyer; (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators, as applicable, with respect to such General Claims or the Designated Claim; (iii) resolve any General Claims or the Designated Claim; and (iv) take all actions necessary in the judgment of the Shareholders Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Escrow Agreement. The Shareholders Representative shall have unlimited authority and power to act on behalf of each Shareholder with respect to this Escrow Agreement, including without limitation amending this Escrow Agreement, and the disposition, settlement or other handling of all General Claims and the Designated Claim, rights or obligations arising under or otherwise relating to this Escrow Agreement. The Shareholders shall be bound by all actions taken by the Shareholders Representative in connection with this Escrow Agreement with respect to General Claims and the Designated Claim, and Buyer shall be entitled to rely on any such action or decision of the Shareholders Representative.

        9.2    Substitute Shareholders Representative.    In the event a new or substitute Shareholders Representative is appointed in accordance with Section 4.8 of the Merger Agreement, the new or substitute Shareholders Representative shall be deemed Shareholders Representative under this Agreement, provided that such Shareholders Representative executes and provides to the parties hereto an undertaking to be bound by this Agreement and its obligations.

        9.3    Disbursements to Shareholders.    All disbursement to Shareholders shall be made to such locations or bank accounts as may be specified by the Shareholders Representative.

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        10.    TERMINATION    This Escrow Agreement and the escrow created hereby shall terminate following Escrow Agent's delivery of all of the Escrow Funds to the Shareholders, the Shareholders Representative and/or Buyer pursuant to Sections 2, 3 and/or 7 of this Escrow Agreement.

        11.    MISCELLANEOUS PROVISIONS

        11.1    Parties in Interest.    This Escrow Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any person not a party hereto. All of the terms and provisions of this Escrow Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

        11.2    Entire Agreement.    This Escrow Agreement constitutes the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings.

        11.3    Notices.    All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Escrow Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if (a) personally delivered by hand, or (b) sent by a nationally recognized overnight express courier; or (ii) upon the third (3rd) day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested to the address set forth below or to a different address, subject to notice delivered in accordance with this Section 11.3:

If to Buyer or Sub, to:
Quanex Corporation 1900 West Loop South, Suite 1500 Houston, Texas 77027-3267 Attention: Mr. Terry Murphy Phone: 713-877-5307 Fax: 713-877-5333
with a copy to:
Quanex Corporation 1900 West Loop South, Suite 1500 Houston, Texas 77027-3278 Attention: Mr. Kevin Delaney Phone: 713-877-5349 Fax: 713-626-7549
If to the Shareholders or the Shareholders Representative:
Jeff Sandwith 205 Betsy Lane Richmond, KY 40475 Phone: (859) 625-1847 Fax: (859) 626-8843
with a copy to:
Preston Gates & Ellis LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104-1158 Attention: Stephan H. Coonrod and Kevin L. Gruben Phone: (206) 623-7580 Fax: (206) 623-7022

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If to Escrow Agent, to:
Bank of America, N.A. Mail Code TX4-213-06-13 P. O. Box 2518 Houston, TX 77252-2518 Attention: Pamela J. Bradley, Vice President Phone: 713-247-6773 Fax: 713-247-7878

Notice to Shareholders Representative or Shareholders shall not be effective unless notice is simultaneously provided to Preston Gates & Ellis LLP in the manner specified above.

        11.4    Changes.    The terms of this Escrow Agreement may not be modified or amended except pursuant to the written agreement of Buyer, the Shareholders Representative and the Escrow Agent. A modification or amendment to this Escrow Agreement will be effective with respect to the Shareholders if signed by the Shareholders Representative and it is hereby expressly acknowledged that it is not necessary for the Shareholders to sign any such modification or amendment.

        11.5    Severability.    If any term or provision of this Escrow Agreement or the application thereof as to any person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Escrow Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Escrow Agreement shall be valid and enforceable to the fullest extent permitted by law.

        11.6    Counterparts.    This Escrow Agreement may be executed in two or more partially or fully executed counterparts each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

        11.7    Headings.    The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

        11.8    Governing Law.    This Escrow Agreement shall be construed and controlled by the laws of the State of Delaware without regard to the principles of conflicts of laws. Buyer, Sub, Escrow Agent, the Shareholders and Shareholders Representative consent to jurisdiction and venue in the state and federal courts in Los Angeles, California for any matters arising out of or relating to this Escrow Agreement.

        11.9    Binding Effect.    This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors and assigns.

(the remainder of this page has been intentionally left blank)

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SIGNATURE PAGE—ESCROW AGREEMENT

        IN WITNESS WHEREOF, the parties below have duly executed this Escrow Agreement as of the day and year first above written.

PURCHASER	SUB
QUANEX CORPORATION	QUANEX FOUR, INC.
By	By
Its	Its
SHAREHOLDERS REPRESENTATIVE	ESCROW AGENT
BANK OF AMERICA, N.A.
Jeff Sandwith	By
SHAREHOLDERS
Susan R. Sandwith Crader
David A. Sandwith
Jeffrey S. Sandwith
Mark S. Sandwith
THE W. RONALD SANDWITH SPECIAL PURPOSE REVOCABLE TRUST PURSUANT TO THE INDENTURE OF TRUST DATED FEBRUARY 21, 2003
Jeffrey S. Sandwith, Trustee
THE PERPETUAL ASSET SHIELD TRUST FBO JEFFREY S. SANDWITH PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
Jeffrey S. Sandwith, Family Trustee
THE PERPETUAL ASSET SHIELD TRUST FBO MARK A. SANDWITH PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
Mark A. Sandwith, Family Trustee

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THE PERPETUAL ASSET SHIELD TRUST FBO DAVID A. SANDWITH PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
David A. Sandwith, Family Trustee
THE PERPETUAL ASSET SHIELD TRUST FBO SUSAN SANDWITH CRADER PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
Susan Sandwith Crader, Family Trustee

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EXHIBIT A

AUTHORIZED INVESTMENTS

        Certificates of deposit of federally insured financial institutions, treasury bills or other direct federally guaranteed investments or any of the following funds:

          Nations Treasury Reserves (money market fund)

          Nations Short-Intermediate Government Fund

          Nations Government Securities Fund

          Nations Short-Terms Income Fund

          Nations Intermediate Bond Fund

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EXHIBIT B

ESCROW FEES

The Private Bank	Bank of America
Custody Services
Schedule of Fees

As your custodian, The Private Bank at Bank of America will provide safekeeping of securities, collection of interest and dividends, securities notifications, settlement of securities transactions, daily cash investment, and periodic investment reports and transaction statements. If your account is invested in Nations Funds, see the prospectus for information on fund expenses.
Annual fees on market value of financial assets
Rate	Current Market Value
0.25% on the first	$1,000,000.00
0.20% on the next	$2,000,000.00
0.15% on the next	$2,000,000.00
0.10% on the balance over	$5,000,000.00

The minimum annual market value fee for all assets included in these custodial services is $3,000.00

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Exhibit C

PROMISSORY NOTE

$________________	Houston, Texas December 9, 2004

        FOR VALUE RECEIVED, and intending to be legally bound, Quanex Corporation, a Delaware corporation ("Quanex"), and Mikron Industries, Inc., a Washington corporation ("Mikron"), as survivor to the merger of Quanex Four, Inc., a Delaware corporation, with and into Mikron pursuant to the Merger Agreement (as defined below) (the "Makers") jointly and severally promise to pay                        (the "Payee") the total principal sum of                        and    /100 Dollars ($                        ) (the "Principal Sum"), together with interest thereon from the date hereof payable at the times set forth below, via wire transfer to a bank account designated by Payee prior to the date hereof.

        The Principal Sum and all accrued interest thereon shall become due and payable in its entirety on December 10, 2004. No interest shall accrue on the outstanding balance hereunder. Principal shall be paid in immediately available funds in the lawful money of the United States of America.

        The Makers may withhold from any payment owing hereunder to the Payee an amount equal to the total amount of principal and any accrued interest outstanding under the promissory notes made by the Payee in favor of Mikron in the original principal amount of $                        and dated                        and in the original principal amount of $                        and dated                         (collectively, the "Shareholder Notes"). Such amounts so withheld shall be credited against the amounts owing by the Payee under the Shareholder Notes.

        In the event that the Makers fails to make payment to Payee of the Principal Sum when due under this Note, the occurrence of such event shall constitute a default under this Note (herein called the "Event of Default").

        If the Event of Default shall occur, the principal amount outstanding shall bear interest from the date it is due at a rate equal to the twelve percent (12%) per annum. The foregoing is in addition to all other remedies may have at law or equity.

        This Promissory Note (the "Note") is being delivered pursuant to the terms of that certain Merger Agreement, dated as of the date hereof, among Quanex, Quanex Four, Inc., Mikron Industries, Inc., Jeffrey S. Sandwith, Susan Sandwith Crader, David A. Sandwith, Mark A. Sandwith, The W. Ronald Sandwith Special Purpose Revocable Trust pursuant to Indenture of Trust dated February 21, 2003, Jeffrey Sandwith, trustee, The Perpetual Asset Shield Trust FBO Jeffrey S. Sandwith pursuant to Indenture of Trust dated August 31, 2004, Jeffrey S. Sandwith, family trustee, The Perpetual Asset Shield Trust FBO Mark A. Sandwith pursuant to Indenture of Trust dated August 31, 2004, Mark A. Sandwith, family trustee, The Perpetual Asset Shield Trust FBO David A. Sandwith pursuant to Indenture of Trust dated August 31, 2004, David A. Sandwith, family trustee, and The Perpetual Asset Shield Trust FBO Susan Sandwith Crader pursuant to Indenture of Trust dated August 31, 2004, Susan Sandwith Crader, family trustee (the "Merger Agreement"). This Note evidences Makers' obligations set forth in Section 1.4(f) of the Merger Agreement, and all of Makers' obligations hereunder are subject to the provisions of the Merger Agreement, which provisions are expressly incorporated herein by reference thereto. Unless otherwise defined herein, all capitalized terms shall have the respective meanings given to such terms in the Merger Agreement.

        Makers shall not have the right to prepay the principal amount under this Note.

        Makers agree that any delay on the part of the Payee in exercising any rights hereunder will not operate as a waiver of such rights. The Payee shall not by any act, delay, omission, or otherwise be deemed to waive any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the Payee. The waiver by Payee of a breach or default of any provision of this Note shall not operate or be construed as a waiver of any subsequent breach or default thereof.

        Makers agree to reimburse the Payee for all costs and expenses associated with any collection efforts made by the Payee hereunder, whether or not a lawsuit shall be involved, including, without limitation, attorney's fees.

        Makers waive presentment, demand, protest and notice of demand, protest and nonpayment and consents to any and all renewals and extensions of the time of payment hereof. Makers particularly waive the right to demand any marshalling of assets as a condition to or in connection with the bringing of action hereon against Makers or any other party.

        This note is secured by a Stock Pledge Agreement (the "Pledge Agreement") dated as of December 9, 2004, by and among Quanex, as debtor, and Jeffrey S. Sandwith, Susan Sandwith Crader, David A. Sandwith, Mark A. Sandwith, The W. Ronald Sandwith Special Purpose Revocable Trust pursuant to Indenture of Trust dated February 21, 2003, Jeffrey Sandwith, trustee, The Perpetual Asset Shield Trust FBO Jeffrey S. Sandwith pursuant to Indenture of Trust dated August 31, 2004, Jeffrey S. Sandwith, family trustee, The Perpetual Asset Shield Trust FBO Mark A. Sandwith pursuant to Indenture of Trust dated August 31, 2004, Mark A. Sandwith, family trustee, The Perpetual Asset Shield Trust FBO David A. Sandwith pursuant to Indenture of Trust dated August 31, 2004, David A. Sandwith, family trustee, and The Perpetual Asset Shield Trust FBO Susan Sandwith Crader pursuant to Indenture of Trust dated August 31, 2004, Susan Sandwith Crader, family trustee (collectively, the "Pledgees"), as secured parties, under which Quanex has pledged, assigned, transferred, hypothecated and set over to Pledgees, and granted to Pledgees a security interest, all of Quanex's title, right and interest in, to and under the Collateral, as defined in the Pledge Agreement.

        This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. No modification hereof shall be binding or enforceable unless approved in writing by the parties.

        This Note shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in Delaware, without giving effect to the conflict of laws principles thereof. The provisions of this Note are severable and the invalidity or unenforceability of any provision shall not alter or impair the remaining provisions of this Note.

        Notices hereunder shall be given in the manner provided in Section 5.4 of the Merger Agreement. Any provision hereof found to be illegal, invalid or unenforceable for any reason whatsoever shall not affect the validity, legality or enforceability of the remainder hereof.

(the remainder of this page left intentionally blank)

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SIGNATURE PAGE—
PROMISSORY NOTE

        IN WITNESS WHEREOF, Makers have caused this instrument to be executed on the first date set forth above.

MAKERS:
QUANEX CORPORATION
By:
Name: Title:
MIKRON INDUSTRIES, INC.
By:
Name: Title:

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Exhibit D

STOCK PLEDGE AGREEMENT

        STOCK PLEDGE AGREEMENT, dated as of December    , 2004, among Quanex Corporation, a Delaware corporation ("Pledgor"), and Jeffrey S. Sandwith, Susan Sandwith Crader, David A. Sandwith, Mark A. Sandwith, The W. Ronald Sandwith Special Purpose Revocable Trust pursuant to Indenture of Trust dated February 21, 2003, Jeffrey Sandwith, trustee, The Perpetual Asset Shield Trust FBO Jeffrey S. Sandwith pursuant to Indenture of Trust dated August 31, 2004, Jeffrey S. Sandwith, family trustee, The Perpetual Asset Shield Trust FBO Mark A. Sandwith pursuant to Indenture of Trust dated August 31, 2004, Mark A. Sandwith, family trustee, The Perpetual Asset Shield Trust FBO David A. Sandwith pursuant to Indenture of Trust dated August 31, 2004, David A. Sandwith, family trustee, and The Perpetual Asset Shield Trust FBO Susan Sandwith Crader pursuant to Indenture of Trust dated August 31, 2004, Susan Sandwith Crader, family trustee (collectively, the "Pledgees").

WITNESSETH:

        WHEREAS, Pledgor legally and beneficially owns all of all outstanding capital stock of Mikron Industries, Inc., a Washington corporation (the "Company");

        WHEREAS, pursuant to those certain Promissory Notes dated as of December 9, 2004 (the "Notes") from Pledgor in favor of each of the Pledgees, Pledgor is indebted to each of the Pledgees for the payment of such Pledgee's Pro Rata Share of the Purchase Price less the Escrow Amount (as each such term is defined in the Merger Agreement dated as of December 9, 2004, by and among the Pledgor, Quanex Four, Inc., the Company and each of the Pledgees). As security for the payment and performance of the Notes, Pledgor executes and delivered this Stock Pledge Agreement to and for the benefit of the Pledgees.

        NOW, THEREFORE, in consideration of the premises and the covenants set forth herein, and for other good and valuable consideration and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by all parties hereto, the parties hereto agree as follows.

        1.     Agreement; Certain Defined Terms. References to this "Agreement", "herein", "hereof" or words of similar import shall mean this Stock Pledge Agreement (taken as a whole), as the same may be in effect at the time such reference becomes operative, including all amendments, modifications and supplements hereto and any exhibits or schedules to any of the foregoing, in each case entered into and made a part hereof in accordance with the terms hereof. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the Uniform Commercial Code, as adopted and amended in the State of Delaware, or to the extent as adopted in the State of Delaware it shall not be applicable for any provision hereof, then with respect to such provision, as adopted and amended in such other relevant jurisdiction (the "UCC"), are used in this Agreement.

        2.     Pledge. As security for the payment, in full when due, whether at stated maturity, by acceleration or otherwise, and performance of all indebtedness, obligations and liabilities of Pledgor under the Notes, as well as the expenses and other obligations of Pledgees as expressly provided in Section 11 and Section 13 hereof (collectively, the "Secured Obligations"), Pledgor hereby pledges, assigns, transfers, hypothecates and sets over to Pledgees, and grants to Pledgees a security interest to Pledgees in, all of Pledgor's title, right and interest in, to and under each of the following, whether now existing or owned or hereafter acquired or arising (collectively, the "Collateral"):

          (a)   all of Pledgor's right, title and interest in and to any capital stock, or interest that Pledgor may have in the capital stock of the Company, including in and to one thousand (1,000) shares of common stock of Company (all such interests in the capital stock of the Company, the "Pledged Shares");

          (b)   all certificates, instruments or other writings, if any, representing or evidencing the Pledged Shares (collectively, the "Certificates").

          (c)   all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed or distributable in respect of, or in exchange for, any or all of the Pledged Shares;

          (d)   all other rights appurtenant to the property described in the preceding clauses (a) through (c) above; and

          (e)   all cash and noncash proceeds of any and all of the foregoing.

Certificate No. C-1 representing the Pledged Shares, accompanied by proper instruments of transfer duly executed in blank by Pledgor, are herewith delivered to Pledgees, pursuant and subject to the terms of this Agreement.

        3.     Representations and Warranties. Pledgor hereby represents and warrants to Pledgees that as of the date hereof:

          (a)   Pledgor is the legal record and beneficial owner of the Pledged Shares, free and clear of any pledge, hypothecation, assignment, lien, charge, claim, security interest, option, preference, restriction, priority or other preferential arrangement of any kind or nature whatsoever ("Lien") granted by Pledgor thereon, except for the Lien provided for by this Agreement. To the knowledge of Pledgor, no presently effective UCC financing statement or other similar filing or recordation covering any of the Collateral is on file in any place.

          (b)   Pledgor has all requisite corporate power and authority to grant a security interest in, transfer and deliver the Collateral to Pledgees as provided herein.

          (c)   This Agreement has been duly authorized, executed and delivered by Pledgor and constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, subject to applicable bankruptcy, moratorium, receivership, rearrangement, insolvency, fraudulent transfer, fraudulent conveyance and similar laws affecting creditors' rights generally or providing for relief to debtors and to general principles of equity.

          (d)   No consent, approval, authorization or other order of any governmental authority is required by any statutory law or regulation of any applicable jurisdiction as a condition to the execution, delivery and performance of this Agreement by Pledgor or the delivery by Pledgor of the Collateral to Pledgees as provided herein.

          (e)   Upon the delivery to Pledgees of the certificates representing the Pledged Shares, accompanied by proper instruments of transfer, duly executed in blank by Pledgor, Pledgees will have a valid and perfected security interest therein subject, to the knowledge of Pledgor, to no prior Lien.

          (g)   Pledgor has executed no shareholder agreement, warrant agreement, right of first refusal agreement, option agreement, voting agreement, voting trust, irrevocable proxy or any other similar agreement or instrument with respect to any Collateral (any such agreement or instrument, a "Restriction Agreement"), other than this Agreement, and Pledgor has no agreement or understanding (written or otherwise) with any person or entity to enter into any Restriction Agreement.

        The representations and warranties set forth in this Section 3 shall survive the execution and delivery of this Agreement.

        4.     Certain Rights of Pledgor.

          (a)   Voting. So long as no Event of Default (which term shall, for purposes of this Agreement, have the meaning given such term in the Notes) shall exist or result therefrom, Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with, or in circumvention of, the terms of this Agreement.

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          (b)   Dividends and Other Distributions. Any and all dividends or distributions paid in respect of the Pledged Shares and the Certificates (collectively, the "Pledged Securities") shall be forthwith delivered to Pledgees to hold as, Collateral and shall, if received by Pledgor, be received in trust for Pledgees, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Pledgees as Collateral in the same form as so received (with any necessary endorsement and indemnity).

        5.     Covenants. Pledgor covenants and agrees that until the Termination Date:

          (a)   Pledgor will not, without the prior written consent of Pledgees, (i) sell, assign, transfer, mortgage, pledge or otherwise encumber any of its rights in or to the Collateral or any dividends or other distributions or payments with respect thereto, (ii) grant or permit to exist a Lien on any thereof, (iii) enter into any Restriction Agreement, or (iv) permit the Company to issue capital stock of any type to any other party.

          (b)   Pledgor will, at the expense of the Pledgees, execute, acknowledge and deliver all such instruments in form and scope, and take all such action, as Pledgees from time to time may reasonably request in order to ensure to Pledgees a first priority, perfected Lien on and to the Collateral as created and evidenced by the terms of this Agreement.

        6.     Remedies.

          (a)   Upon and during the continuance of an Event of Default, at the option of the Pledgees, any or all of the Secured Obligations shall be immediately matured and shall become immediately due and payable without presentment, demand, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or any notice to Pledgor or any other person obligated thereon, and the Pledgees shall have and may exercise with reference to the Collateral and Secured Obligations any or all of the rights and remedies of a secured party under the UCC, and as otherwise granted herein or under any applicable law or under any other agreement executed by Pledgor, including, without limitation, the right and power to sell, at public or private sale or sales, or otherwise dispose of, or otherwise utilize the Collateral and any part or parts thereof in any manner authorized or permitted under said UCC after default by a debtor, and to apply the proceeds thereof toward payment of any costs and expenses and attorney's fees and legal expenses thereby incurred by the Pledgees and toward payment of the Secured Obligations, all in such order or manner as the Pledgees may in good faith determine, and the Pledgor expressly waives any notice of sale or other disposition of the Collateral and all other rights or remedies of Pledgor, or formalities prescribed by law relative to sale or disposition of the Collateral or exercise of any other right or remedy of Pledgees existing after an Event of Default; and to the extent any such notice is required and cannot be waived, Pledgor agrees that if such notice is mailed, postage prepaid, to Pledgor at the mailing address shown below for Pledgor, at least five days before the time of such sale or disposition, such notice shall be deemed reasonable and shall fully satisfy any requirement for giving of said notice.

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          (b)   Pledgees are expressly granted the right, upon and during the continuance of an Event of Default, to retain for or transfer to themselves or to their nominee, the Collateral, or any part thereof, and to receive the distributions, payments, collections, monies, income, proceeds, and benefits attributable or accruing thereto and to hold the same as security for the Secured Obligations or to apply it on the principal and interest and other amounts owing on any of the Secured Obligations, in such order or manner as Pledgees may elect. Upon the occurrence and during the continuance of an Event of Default, (i) all rights of Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant hereto shall cease, and all such rights shall thereupon become vested in Pledgees which shall thereupon have the sole right to exercise such voting and other consensual rights, and (ii) all rights of Pledgor to receive distributions of the Company, if any, and any other instrument or other distribution which Pledgor would otherwise be authorized to receive pursuant hereto or pursuant to any other written agreement shall cease and all such rights shall thereupon be vested in Pledgees which shall thereupon have the right to receive and hold as Collateral (or to apply same toward satisfaction of the Secured Obligations) all distributions and other proceeds of Collateral.

          (c)   All rights to marshalling of assets of Pledgor, including any such right with respect to the Collateral, are hereby waived by Pledgor.

          (d)   All recitals in any instrument of assignment or any other instrument executed by Pledgees incident to sale, lease, transfer, assignment or other disposition, or utilization of the Collateral or any part thereof hereunder shall be full proof of the matters stated therein and no other proof shall be requisite to establish full legal propriety of the sale or other action taken by Pledgees or of any fact, condition or thing incident thereto and all prerequisites of such sale or other action or of any fact, condition or thing incident thereto shall be presumed conclusively to have been performed or to have occurred.

          (e)   The right of Pledgees to take possession or control of the Collateral upon and during the continuance of an Event of Default may be exercised without resort to any court proceeding or judicial process whatever and without any hearing whatever thereon.

          (f)    Pledgor hereby irrevocably constitutes and appoints Pledgees and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact, with full irrevocable power and authority in the place and stead of Pledgor and in the name of Pledgor or in their own name, from time to time, upon and during the continuance of an Event of Default, in Pledgees' discretion, to take any action and to execute any instrument which Pledgee may deem necessary or advisable to accomplish the purposes of this agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same. Pledgor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable so long as any of the Collateral shall be subject to the security interest granted hereunder. The powers conferred on Pledgees hereunder are solely to protect the interests of Pledgees in the Collateral and shall not impose any duty upon Pledgees to exercise any of such powers.

          (g)   Pledgor further authorizes Pledgees, at any time and from time to time to execute, in connection with any sale provided for hereunder, any endorsements, assignments or other instruments of conveyance or transfer with respect to Collateral.

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          (h)   Pledgor acknowledges that Pledgees may be unable to effect a public sale of some or all the Collateral by reason of certain prohibitions contained in (to the extent applicable) the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the securities for their own account for investment and not with a view to the distribution and resale thereof. Pledgor acknowledges and agrees that any private sale may result in prices and other terms less favorable to the seller than if the sale were a public sale and, notwithstanding the circumstances, agrees that any private sale shall be deemed to have been made in a commercially reasonable manner. Pledgees shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the registration of the securities for public sale under the Securities Act, or under applicable state securities laws. Pledgor shall use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such Collateral pursuant to this agreement valid and binding and in compliance with any and all laws.

        7.     Exoneration of Pledgees. Pledgees shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by Pledgees in good faith. Notwithstanding any provision contained in this Agreement or any agreement related hereto, Pledgees shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not Pledgees has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve any rights against any parties with respect to any Collateral. Pledgees shall have no duty with respect to the custody, safekeeping and physical preservation of the Collateral in their possession other than as set forth in Section 9.207 of the UCC.

        8.     Waiver. No delay on Pledgees' part in exercising any power of sale or other right hereunder, and no notice or demand which may be given to or made upon Pledgor by Pledgees with respect to any power of sale or other right hereunder, shall constitute a waiver thereof, or limit or impair Pledgees' right to take any action or to exercise any power of sale or any other right hereunder, without notice or demand, or prejudice Pledgees' rights as against Pledgor in any respect.

        9.     Assignment. Neither Pledgor nor any of the Pledgees may assign their rights under this Agreement.

        10.   Termination. On the day (the "Termination Date") of payment, defeasance or other retirement of all amounts due under the Notes, the Lien hereof in the Collateral, all other rights, claims and interests of Pledgees in and to the Collateral and all obligations of Pledgor hereunder shall fully and finally terminate and be forever released, without further act or step by or on behalf of any Person. At any time or after the Termination Date, Pledgees shall, at Pledgor's request and expense, so deliver to Pledgor the Collateral at the time subject to this Agreement and all instruments of transfer executed in connection therewith, free and clear of the Lien hereof, all other rights, claims and interests of Pledgees hereunder and all of Pledgor's obligations hereunder.

        11.   Expenses. Pledgor will reimburse Pledgees for all reasonable expenses (including reasonable legal expenses) reasonably incurred by them for the enforcement against Pledgor for its failure to perform any of its covenants as expressly provided in Section 5 hereof, which amounts (until paid) shall be included in the Secured Obligations.

        12.   Miscellaneous.

          (a)   Pledgees may execute any of their duties hereunder by or through agents or employees selected by them in good faith. Pledgees may consult with legal counsel and any action taken or suffered in good faith in accordance with the advice of such counsel shall be full justification and protection to them.

          (b)   Neither Pledgees nor any of their officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by them or them hereunder or in connection herewith, except for their own gross negligence, willful misconduct or violation of law.

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          (c)   This Agreement shall be binding upon Pledgor and its successors and assigns, and shall inure to the benefit of, and be enforceable by, Pledgees and their successors, heirs, legal representatives and permitted transferees and assigns, provided however, neither Pledgor nor any of the Pledgees may assign any of its rights hereunder or interests herein without the prior written consent of the other parties. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except in writing duly signed for and on behalf of Pledgees and Pledgor.

          (d)   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE. With respect to matters arising under this Agreement or the Note, the parties hereby irrevocably and unconditionally submit resolution of the dispute to the non-exclusive general jurisdiction of the state and federal courts located in Los Angeles, California and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court. THE PARTIES EACH HEREBY IRREVOCABLY WAIVE THEIR RIGHTS TO A JURY TRIAL IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          (e)   This Agreement, together with the Notes, contains the entire agreement of the parties with respect to the subject matter hereof.

          (f)    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute but one and the same agreement.

          (g)   The rights, powers and remedies of Pledgees under this Agreement are cumulative and shall be in addition to all rights, powers and remedies available to Pledgees pursuant to the Notes and at law or in equity, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing Pledgees' rights hereunder.

        13.   Further Assurances; Pledgees May Perform. Pledgor agrees that at any time and from time to time, at Pledgees' cost and expense, it will promptly procure, execute and deliver all further instruments, documents and agreements, and take all further action, that may be necessary or desirable, or that Pledgees may reasonably request, in order to establish, maintain, preserve, protect and perfect the Collateral, any security interest granted or purported to be granted hereby and the priority and perfection of such security interest, or to enable Pledgees to exercise and enforce their rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor further agrees that it shall, concurrently with the execution of this Agreement and at any time and from time to time thereafter (i) procure, execute and deliver to Pledgees all stock powers, endorsements, financing statements, assignments and other instruments of transfer requested by Pledgees and (ii) deliver to Pledgees immediately upon receipt the originals of all Pledged Securities.

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        14.   Mailing Address for Notices. Except as otherwise provided herein, any notice required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon receipt after transmittal by hand or by Federal Express or similar service, or five Business Days after deposit in the United States mails, registered first class mail, with proper postage prepaid, and addressed to the party to be notified at the following addresses (or such other address as such party shall designate in a notice delivered to the other party hereunder):

          (a)   If to Pledgees,

      co/ Jeffrey S. Sandwith
      205 Betsy Lane
      Richmond, KY 40475
      Phone: (859) 625-1847
      Fax: (859) 626-8843

      with a copy to:

      Preston—Gates—Ellis LLP
      925 Fourth Avenue, Suite 2900
      Seattle, WA 98104-1158
      Attention: Stephan H. Coonrod and Kevin Gruben
      Phone: (206) 623-7580
      Fax: (206) 623-7022

          (b)   If to Pledgor, at

      Quanex Corporation
      1900 West Loop South, Suite 1500
      Houston, Texas 77027-3267
      Attention: Mr. Terry Murphy
      Phone: 713-877-5307
      Fax: 713-877-5333

      with a copy to:

      Quanex Corporation
      1900 West Loop South, Suite 1500
      Houston, Texas 77027-3267
      Attention: Mr. Kevin Delaney
      Phone: 713-877-5349
      Fax: 713-626-7549

      with a copy to:

      Fulbright & Jaworski L.L.P.
      1301 McKinney, Suite 5100
      Houston, Texas 77010-3095
      Attention: Harva R. Dockery
      Phone: 713-651-5196
      Fax: 713-651-5246

Failure to comply with the provisions set forth above with respect to the delivery of copies shall not impair the validity of any notice otherwise complying with the terms hereof.

        15.   Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the date first above written.

QUANEX CORPORATION
By
Name: Title:
Susan R. Sandwith Crader
David A. Sandwith
Jeffrey S. Sandwith
Mark S. Sandwith
THE W. RONALD SANDWITH SPECIAL PURPOSE REVOCABLE TRUST PURSUANT TO THE INDENTURE OF TRUST DATED FEBRUARY 21, 2003
Jeffrey S. Sandwith, Trustee
THE PERPETUAL ASSET SHIELD TRUST FBO JEFFREY S. SANDWITH PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
Jeffrey S. Sandwith, Family Trustee
THE PERPETUAL ASSET SHIELD TRUST FBO MARK A. SANDWITH PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
Mark A. Sandwith, Family Trustee
THE PERPETUAL ASSET SHIELD TRUST FBO DAVID A. SANDWITH PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
David A. Sandwith, Family Trustee
THE PERPETUAL ASSET SHIELD TRUST FBO SUSAN SANDWITH CRADER PURSUANT TO INDENTURE OF TRUST DATED AUGUST 31, 2004
Susan Sandwith Crader, Family Trustee

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EXHIBIT E

FURTHER WORKING CAPITAL, INVENTORY, COUNTING AND
VALUATION PROCEDURES

        1.     On December 10, 2004, Company will at its cost conduct a physical partial count of inventory targeted at approximately 85% of inventory value and compare it to the Company's perpetual inventory system in accordance with procedures used by the Company in its regularly scheduled cycle count procedure.

          a.     Raw material categories will be counted as follows:

                i.  Kentucky

        121339 HYDROCARB 95T
        108202 VGE-2736 WAX PACKAGE
        107150 TR-60 TITANIUM DIOXIDE
        110311 K37 MODIFIER/PROCESS AID
        107173 SE-950EG RIGID RESIN
        119897 SE-800 RESIN
        110315 RP-5534 WHITE RIGID COMPOUND
        110588 RP5534 W/O REGRIND
        120145 HIGH OUTPUT WHT RIGID
        120146 HIGH OUTPUT ALM RIGID
        120786 HIGH OUTPUT WHT W/O REGRIND
        108177 MARK-1900 STABLIZER
                    Rail Car Inventory (Blend)

               ii.  Washington

        121339 HYDROCARB 95T
        108202 VGE-2736 WAX PACKAGE
        107150 TR-60 TITANIUM DIOXIDE
        110311 K37 MODIFIER/PROCESS AID
        107172 SE-650 Resin
        107173 SE-950EG RIGID RESIN
        119897 SE-800 RESIN
        110315 RP-5534 WHITE RIGID COMPOUND
        110316 RP-5535 ALMOND RIGID COMPOUND
        120145 HIGH OUTPUT WHT RIGID
        120146 HIGH OUTPUT ALM RIGID
        109164 Geon 6935-1151 White
        108159 Geon 6935-3074 Alum
        108177 MARK-1900 STABLIZER
        109548 SAN-350 RESIN
        116198 HR-181
        118741 Blendex B-869
        116545 Cotton Core
        109604 Polyone Core Color

              iii.  Illinois

        Raw Materials

          b.     Finished goods at all sites will be counted by scanning all bar codes of finished goods.

          c.     To the extent that counted items differ from the count shown in the perpetual inventory system, appropriate adjustments to the perpetual system will be made. All adjustments made to the perpetual inventory system shall be reflected on the inventory balance on the balance sheet prepared for the Company as of the Closing Date in accordance with GAAP consistent with the Company's "year end closing procedures."

        2.     At the option of Buyer, on December 28 and 29, 2004 (when all plants are shutdown), a physical count of all inventories at all three plants will be conducted at the cost of the Company using annual inventory procedures. The value arrived at, as a result of the physical inventory observation, shall be "rolled back" to the Closing Date by a.)deducting purchases and additions since that date and b.)adding consumption/shipments since that date. This adjusted or "rolled back" inventory balance shall be compared to the inventory value on the balance sheet as of the Closing Date and any differences (positive or negative) shall become an adjustment to the final Working Capital assessment.

2

Exhibit F

NONCOMPETITION AGREEMENT

        This Noncompetition Agreement (this "Agreement") dated as of December    , 2004, is by and between                        ("Stockholder"), Mikron Industries, Inc., a Washington corporation ("Mikron"), and Quanex Corporation, a Delaware corporation ("Purchaser");

        WHEREAS, Purchaser, Quanex Four, Inc., a Delaware corporation, and a wholly owned subsidiary of Purchaser ("Sub"), and Mikron have entered into that certain Merger Agreement dated as of the date hereof (the "Merger Agreement"), pursuant to which Sub will merge with and into Mikron, with Mikron surviving as a wholly owned subsidiary of Purchaser;

        WHEREAS, Stockholder is and has been employed by Mikron and owns directly and as the beneficiary of trusts, on a combined basis, approximately 25% of the outstanding capital stock of Mikron;

        WHEREAS, the Merger Agreement contemplates the execution of this Agreement; and

        WHEREAS, Purchaser and Sub would not consummate the merger contemplated by the Merger Agreement if Stockholder did not enter into this Agreement.

        NOW, therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Stockholder, Mikron and Purchaser agree as follows:

1.
DEFINITIONS

        Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

2.
ACKNOWLEDGEMENTS

        Stockholder acknowledges that (a) Stockholder has occupied a position of trust and confidence with Mikron before the date of this Agreement and has become familiar with the business of Mikron, including, but not limited to, the following: (i) any and all trade secrets concerning the business and affairs of Mikron, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information of Mikron); (ii) any and all information concerning the business and affairs of Mikron (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes,

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analyses, compilations, studies, summaries, and other material prepared by or for Mikron containing or based, in whole or in part, on any information included in the foregoing, (b) the business of Mikron is national in scope, (c) Mikron's products and services are marketed throughout the United States; (d) Mikron competes with other businesses that are or could be located in any part of the United States; (e) Purchaser and Sub have required that Stockholder make the covenants set forth in Section 3 and Section 4 of this Agreement as a condition to their obligation to consummate the transactions described in the Merger Agreement; (f) the provisions of Section 3 and Section 4 of this Agreement are reasonable and necessary to protect and preserve the business of Mikron; and (g) Mikron and Purchaser would be irreparably damaged if Stockholder were to breach the covenants set forth in Section 3 or Section 4 of this Agreement.

3.
NONCOMPETITION

        As an inducement for Purchaser and Sub to enter into the Merger Agreement and to consummate the transactions described in the Merger Agreement, Stockholder agrees that:

          (a)   For a period of three years following the Closing Date, Stockholder shall not, directly or indirectly, anywhere in the United States, (i) own, manage, operate, control, or participate in the ownership, management, operation, or control of, be employed by, lend its or his name or any similar name to, or render services or advice to, any business that is engaged in the marketing, selling, production, design or development of fenestration or other building-related products and that competes with the business of Mikron as currently conducted or presently anticipated to be conducted or (ii) take away, or attempt to take away, any customer, supplier, licensee or other business relation of Mikron or in any way interfere with the relationship between any such customer, supplier, licensee or other business relation and Mikron. Stockholder agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. Stockholder agrees that the restrictions of this Section 3(a) shall apply to any business entity to which the business of any customer of the Mikron is transferred, to the extent of the transferred business.

          (b)   For a period of three years after the Closing, Stockholder shall not, directly or indirectly, either for himself or any other person, (A) induce or attempt to induce any employee of Mikron to leave the employ of Mikron, (B) in any way interfere with the relationship between Mikron, on the one hand, and any employee of Mikron, on the other hand or (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of Mikron as of the Closing Date unless, as of the time of engagement, such person has been out of the employ of Mikron for at least six (6) months, provided that nothing in this Section 3(b) is intended to restrict the solicitation or hiring of any sibling of the Stockholder.

          (c)   If Stockholder breaches any covenant set forth in Subsection 3(a), the term of this Agreement will be extended by the period of the duration of that breach as to the specific customer or customers that are the subject of the breach.

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4.
DISCLOSURE OF CONFIDENTIAL INFORMATION

        As an inducement for Purchaser and Sub to enter into the Merger Agreement and to consummate the transactions described in the Merger Agreement, Stockholder agrees that:

        (a)   Stockholder recognizes and acknowledges that Stockholder has had access to confidential information of Mikron or of certain corporations or other entities affiliated with Mikron, and that all such information constitutes valuable, special and unique property of Mikron and its affiliates. Stockholder agrees that Stockholder will not, without the prior written consent of Mikron, use or disclose or authorize or permit anyone under Stockholder's direction to use or disclose to anyone not properly entitled thereto any of such confidential information. For purposes of the immediately preceding sentence, persons properly entitled to such information shall be the respective Boards of Directors of Mikron and Purchaser and such officers, employees and agents of Mikron or any affiliate thereof, including Purchaser, to whom such information is furnished in the normal course of business under established policies approved by Mikron. The foregoing restrictions shall not apply to information that is in the public domain through no fault of the Stockholder or to information the undersigned obtains from a third party with no restriction on use. The foregoing restrictions are also not intended to prevent appropriate use or disclosure of such information in defending the Stockholder (or his or her related trust) in any claim that may be made by Quanex or its affiliates against the Stockholder under the Merger Agreement or in defending the Stockholder in any tax or other claim, controversy, or matter arising out of Stockholder's status as former stockholder of Mikron, so long as in connection with such defense, the disclosure of the information is limited to litigation professionals hired by the Stockholder who are under an obligation of confidentiality or to disclosure to other parties to the proceeding under an appropriate protective order or similar arrangement. Mikron and Quanex acknowledge that the transactional related attorney client privileged materials referred to at Section 3.5 of the Merger Agreement are not confidential information of Mikron.

        (b)   In the event that Stockholder: (i) is requested or required (by oral question or request for information or documents and legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose such information of Mikron or (ii) if Stockholder is advised by its legal counsel in connection with any transaction involving it that it is legally required to disclose any of such information; it is agreed that Stockholder: (A) will provide Mikron and Quanex prompt notice of any request or requirement; (B) will provide Mikron and Quanex full and complete cooperation to seek an appropriate order or remedy; (C) will cooperate with Mikron and Quanex in obtaining reliable assurances that confidential treatment will be accorded to the disclosure of such information and (D) will, if disclosure of such information is required, disclose only that portion of such information which is legally required to be disclosed. Stockholder shall not be liable for disclosure of such information hereunder under a regulation or to a tribunal compelling such disclosure, if Stockholder has complied with the notice and cooperation provisions of this paragraph, unless such disclosure to such tribunal is caused by or resulted from a previous disclosure by Stockholder not permitted by this Agreement.

        (c)   Stockholder further agrees that Stockholder will not take with Stockholder or retain, without the prior written authorization of Mikron, any papers, software, source codes, procedural or technical manuals, customer lists, customer account analyses (including, without limitation, accounts receivable agings, customer payment histories and customer account activity reports), price books, files or other documents or copies thereof belonging to Mikron or to any affiliate of Mikron, or any materials, supplies, equipment or furnishings belonging to Mikron or to any affiliate of Mikron, or any other confidential information of any kind belonging to Mikron or any affiliate of Mikron.

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5.
REMEDIES

        If Stockholder breaches the covenants set forth in Section 3 or Section 4, Purchaser and Mikron will be entitled to the following remedies:

        (a)   monetary damages; and

        (b)   in addition to its right to damages and any other rights it may have, injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 3 and Section 4, it being agreed that money damages alone would be inadequate to compensate Purchaser and Mikron and would be an inadequate remedy for such breach.

        The rights and remedies of the parties under this Agreement shall be cumulative and not alternative.

6.
SUCCESSORS AND ASSIGNS

        This Agreement will be binding on Purchaser, Mikron and Stockholder and will inure to the benefit of Purchaser, Mikron and their respective affiliates, successors and assigns, and Stockholder and his assigns, heirs and legal representatives.

7.
WAIVER

        No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of any right, power or privilege, and no single or partial exercise of any right, power or privilege under this Agreement will preclude any other or further exercise of any right, power or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand by a party to this Agreement will be deemed to be a waiver of any obligation of that party to take further action without notice or demand.

8.
GOVERNING LAW

        This Agreement will be governed by the internal laws of the State of Delaware without regard to conflicts of laws principles of any jurisdiction.

9.
SEVERABILITY

        Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited or invalid, then the provision or term will be ineffective only to the extent of the applicable prohibition or invalidity, without invalidating or affecting the remainder of the provision or term or the remaining provisions or terms of this Agreement. Upon a determination that any provision or term of this Agreement is prohibited or invalid, the parties to this Agreement shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible. If any of the covenants set forth in Section 3 or Section 4 are held to be unreasonable, arbitrary or against public policy, it is the intention of the parties that the applicable covenants shall not be terminated but shall be deemed amended to the extent required to render them valid and enforceable.

10.
COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

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11.
SECTION HEADINGS, CONSTRUCTION

        The headings of sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.
NOTICES

        All notices, consents, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Stockholder:

with a copy to:	Preston Gates & Ellis LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104-1158 Attention: Stephan Coonrod and Kevin Gruben Phone No.: (206) 623-7580 Facsimile No.: (206) 623-7022
Purchaser or Mikron:	Quanex Corporation 1900 West Loop South, Suite 1500 Houston, Texas 77027 Attention: Terry M. Murphy Facsimile No.: 713-877-5333 Phone No.: 713-877-5307
with a copy to:	Quanex Corporation 1900 West Loop South, Suite 1500 Houston, Texas 77027 Attention: Kevin P. Delaney Facsimile No.: 713-877-5349 Phone No.: 713-626-7549
with copy to:	Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 75010-3095 Attention: Ms. Harva R. Dockery Facsimile No.: 7136-651-5246 Phone: No. 713-651-5196

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13.
ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between Stockholder, Mikron and Purchaser with respect to the subject matter of this Agreement. Notwithstanding the foregoing, this Agreement is not intended to supersede the existing employee confidentiality and non-compete agreement that Mikron has in place with the Stockholder, but rather is intended to provide a broader and longer set of non-compete, non-solicit and non-disclosure provisions applicable to the Stockholder. In the event of a conflict between such employee confidentiality and non-compete agreement and this Agreement, Mikron and Quanex shall be entitled to benefit from the provision that is most protective of Mikron. This Agreement may not be amended except by a written agreement executed by Stockholder, Mikron and Purchaser or except with respect to any deemed amendment pursuant to Section 9.

14.
EFFECTIVENESS

        This Agreement shall become effective at the Effective Time (as defined in the Merger Agreement).

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

QUANEX CORPORATION
By:
Name:
Title:
MIKRON INDUSTRIES, INC.
By:
Name:
Title:

Stockholder

6

Exhibit G

AMENDMENT TO LEASE

        THIS AMENDMENT TO LEASE ("Amendment") is made and entered into as of December    , 2004, by and between the                        , a Washington general partnership ("Landlord") and MIKRON INDUSTRIES, INC., a Washington corporation ("Tenant") with reference to the following facts:

        A. Pursuant to that certain lease between Tenant and                        (Landlord's predecessor in interest) dated                        , as amended (the "Lease"), Tenant leases from Landlord those certain premises consisting of                        (the "Existing Premises"), as more particularly described in Exhibit A, attached hereto and by this reference incorporated herein. All capitalized terms not otherwise defined in this Amendment shall have the same meanings set forth in the Lease.

        B. Landlord and Tenant desire to amend the Lease to provide Tenant with an option to extend the term of the Lease.

        NOW, THEREFORE, in consideration of the promises contained herein, Landlord and Tenant agree as follows:

        1.     EXTENSION OPTION. Tenant shall have the option to extend the term of this Lease for five (5) years ending on February 28, 2015 (the "Extension Term") upon the same terms and conditions (except that the Rental, as provided for in Section 3 of the Lease, shall be adjusted pursuant to Section 2 below) contained in the Lease ("Tenant's Option"). Tenant shall give Landlord written notice of its election to exercise Tenant's Option ("Tenant's Notice") no later than February 28, 2009. If Tenant fails to timely give Tenant's Notice, Tenant's Option shall be null and void and of no further force and effect.

        2.     EXTENSION TERM RENT. The giving of Tenant's Notice by Tenant pursuant to Section 1 above shall be sufficient to make this Lease binding for the Extension Term without further act of the parties, who shall then be bound to take the steps required in the determination of the Rental as specified herein. The Rental (as provided for in Section 3 of the Lease) for each Extension Term shall be the fair market rental value of the Premises upon commencement of the Extension Term. In determining the fair market rental value of the Premises, consideration shall be given to the then current market rate for similar properties in the general vicinity of the Premises with similar lease provisions. If the parties do not agree upon the Rental by October 31, 2009 (the "Trigger Date"), the Rental shall be determined by arbitration. The parties shall select a mutually agreeable arbitrator within ten (10) days after the Trigger Date. If the parties are unable to agree on an arbitrator within such 10-day period, then either party may seek appointment of an arbitrator by the Chief Judge of the Superior Court of King County, Washington. Within thirty (30) days after the arbitrator's appointment, each party shall submit its estimate of the fair market rental value of the Premises along with any documentary evidence that it may have supporting its estimate. Within fourteen (14) days after the arbitrator's receipt of each party's estimate and evidence, if any, the arbitrator shall select the estimate that he or she determines is closest to the actual fair market rental value of the Premises. The determination of the estimate that is closest to the actual fair market value of the Premises by the arbitrator shall be final and binding. The cost of the arbitrator shall be shared equally by Landlord and Tenant. In no event shall the fair market rental for the Premises be less than the Rental due under the Lease during the last month prior to the Extension Term.

        3.     RATIFICATION. Except as modified herein, the Lease shall remain in full force and effect.

        4.     MISCELLANEOUS. This Amendment shall be governed and construed in accordance with the laws of the State of Washington. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

[Signatures on following page]

LANDLORD:	TENANT:
____________ , a ____________	Mikron Industries, Inc., a Washington corporation
By:	By:
Name:	Name:
Title:	Title:

2

STATE OF	)
)ss.
COUNTY OF	)

        I certify that I know or have satisfactory evidence that                        is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the                        of the                        to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

        Dated: ___________________________

Notary Public
Print Name
My commission expires
STATE OF	)
)ss.
COUNTY OF	)

        I certify that I know or have satisfactory evidence that                        is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the                        of Mikron Industries,  Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

        Dated: ___________________________

Notary Public
Print Name
My commission expires

3

EXHIBIT A

4

QuickLinks

  EXHIBIT 2.1
TABLE OF CONTENTS
INDEX OF DEFINED TERMS
MERGER AGREEMENT
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES
ARTICLE III AGREEMENTS
ARTICLE IV INDEMNIFICATION
ARTICLE V GENERAL PROVISIONS
SIGNATURE PAGE— MERGER AGREEMENT
  Exhibit A1
ARTICLES OF MERGER OF MIKRON INDUSTRIES, INC. a Washington corporation, AND QUANEX FOUR, INC. a Delaware corporation
EXHIBIT A AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT
Exhibit A AMENDMENTS TO AMENDED AND RESTATED ARTICLES OF INCORPORATION OF MIKRON INDUSTRIES, INC.
ARTICLE I NAME
ARTICLE II DURATION
ARTICLE III PURPOSE
ARTICLE IV REGISTERED OFFICE AND AGENT
ARTICLE V CAPITAL STOCK
ARTICLE VI PREEMPTIVE RIGHTS
ARTICLE VII DIRECTORS
ARTICLE VIII CUMULATIVE VOTING
ARTICLE IX LIMITATION OF DIRECTOR LIABILITY
ARTICLE X INDEMNIFICATION OF DIRECTORS
  Exhibit A2
CERTIFICATE OF MERGER OF QUANEX FOUR, INC. INTO MIKRON INDUSTRIES, INC.
  Exhibit B
ESCROW AGREEMENT
Recitals
SIGNATURE PAGE—ESCROW AGREEMENT
EXHIBIT A AUTHORIZED INVESTMENTS
EXHIBIT B ESCROW FEES
  Exhibit C
PROMISSORY NOTE
SIGNATURE PAGE— PROMISSORY NOTE
  Exhibit D
STOCK PLEDGE AGREEMENT
EXHIBIT E FURTHER WORKING CAPITAL, INVENTORY, COUNTING AND VALUATION PROCEDURES
  Exhibit F
NONCOMPETITION AGREEMENT
  Exhibit G
AMENDMENT TO LEASE
EXHIBIT A